  As filed with the Securities and Exchange Commission on June 28, 1999.

                                                     Registration No. 333-77147
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                --------------

                                   AMENDMENT

                                  NO. 2
                                      to
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                                --------------

                             PRIVATEBANCORP, INC.
            (Exact Name of Registrant as Specified in Its Charter)

                                --------------

                                     6022
           (Primary Standard Industrial Classification Code Number)

               Delaware                              36-3681151
     (State or Other Jurisdiction                 (I.R.S. Employer
   of Incorporation or Organization)             Identification No.)

      Ten North Dearborn Street, Chicago, Illinois 60602, (312) 683-7100 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                --------------

                             Donald A. Roubitchek
                Secretary/Treasurer and Chief Financial Officer
              Ten North Dearborn Street, Chicago, Illinois 60602
                                (312) 683-7100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copies To:
        Jennifer R. Evans, Esq.               Craig R. Culbertson, Esq.
   Vedder, Price, Kaufman & Kammholz           Alexander Lourie, Esq.
       222 North LaSalle Street                    Jenner & Block
        Chicago, Illinois 60601               One IBM Plaza, 40th Floor
            (312) 609-7500                     Chicago, Illinois 60611
                                                   (312) 222-9350

                                --------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this Registration Statement.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                --------------

   The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                Subject to completion; dated June 28, 1999.

PROSPECTUS

                                 900,000 Shares


                                  Common Stock

  This is the initial public offering of our common stock. We anticipate that the initial public offering price will be between $16.00 and $18.00 per share. Our common stock has been approved for quotation on the Nasdaq National Market under the symbol "PVTB."

  Investing in the common stock involves risks. See "Risk Factors" beginning on page 11.

                                                        Per Share  Total
                                                        --------- --------
      Public Offering Price............................  $        $
      Underwriting Discount............................  $        $
      Proceeds to PrivateBancorp, Inc..................  $        $

  This is a firm commitment underwriting. We have granted the underwriters a 30-day option to purchase up to 135,000 additional shares of our common stock on the same terms and conditions set forth above to cover over-allotments, if any.

  The shares of common stock that are being offered are not savings accounts or deposits or other obligations of a bank and are not insured by the Bank Insurance Fund or the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation or any governmental agency.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  The underwriters expect to deliver the shares to purchasers on        , 1999.

EVEREN Securities, Inc.                               Stifel, Nicolaus & Company
                                              Incorporated

                The date of this prospectus is            , 1999

                             PrivateBancorp, Inc.




    [Map of greater Chicago metropolitan area depicting locations of Company's banking facilities and main bank office.] and [graphic of services offered]

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary........................................................    4
Risk Factors..............................................................   11
Special Note Regarding Forward-Looking Statements.........................   17
Pending Acquisition.......................................................   18
Use of Proceeds...........................................................   20
Dividends; No Prior Trading Market........................................   20
Capitalization............................................................   21
Dilution..................................................................   22
Business..................................................................   23
Selected Consolidated Financial Data......................................   36
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   38
Management................................................................   56
Certain Transactions......................................................   65
Principal Stockholders....................................................   66
Supervision and Regulation................................................   67
Description of Capital Stock..............................................   74
Shares Eligible for Future Sale...........................................   78
Underwriting..............................................................   81
Legal Matters.............................................................   83
Experts...................................................................   83
Where You Can Get More Information........................................   83
Index to Consolidated Financial Statements................................  F-1

                               ----------------

   Our executive offices are located at The PrivateBank and Trust Company, Ten North Dearborn Street, Chicago, Illinois 60602. Our telephone number is (312) 683-7100.

                               ----------------

   You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. The information contained in this document may have changed since the date of this prospectus. This prospectus is not an offer to sell and it is not soliciting an offer to buy the common stock in any state where offers or sales are not permitted.

                               ----------------

   Until        , 1999 (25 days after the date of this prospectus), all dealers that buy, sell or trade these shares of common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. This summary may not contain all the information that may be important to you. You should read the entire prospectus, including the financial statements and related notes, before making a decision to invest in the common stock. Unless we indicate otherwise, all share, per share and financial information in this prospectus: (a) reflects the two-for-one stock split of our common stock effective as of June 28, 1999; and (b) assumes no exercise of the underwriters' option to purchase up to an additional 135,000 shares of common stock from us.

                                 PrivateBancorp

   PrivateBancorp is a Delaware corporation headquartered in Chicago, Illinois. We are a bank holding company with one bank subsidiary, The PrivateBank and Trust Company, which we formed as a de novo, or start-up, bank in 1991. PrivateBank provides private banking and trust services primarily to professionals, entrepreneurial individuals and their business interests. Our managing directors seek to build strong relationships with clients by emphasizing a consistently superior level of personalized service. We focus on the personal financial services needs of our clients as well as the banking needs of their various business and investment ventures. Clients are teamed with dedicated managing directors so they are dealing directly with our decision-makers. In this way, we are able to tailor our loan products and other services to be highly responsive to the individual situation of each client.

   Since year-end 1995, we have grown our asset base at a compound annual rate of 27.3% to $431.1 million as of March 31, 1999. During the same period, loans have grown at a compound annual rate of 31.6% to $307.8 million, deposits at a compound annual rate of 27.0% to $384.5 million and trust assets under administration at a compound annual rate of 40.2% to $637.4 million.

                             [CHART APPEARS HERE]

Our Market

   We have targeted affluent individuals with annual incomes in excess of $150,000, professionals, owners of closely-held businesses and commercial real estate investors because we believe that they have significant unmet demand for personalized services. Demographic data compiled by National Decision Systems, San Diego, California, indicates that there is significant growth potential in the affluent segment of the population. In the metropolitan Chicago area, the number of households with annual incomes greater than $150,000 was estimated at 190,042 in 1998, compared to 63,861 households in 1990. This equates to a compound annual growth rate of 14.6%, versus a growth rate for the total number of households in the metropolitan Chicago area of 0.6%. By 2003, the number of these affluent households in the Chicagoland area is expected to increase to 358,000, representing an annual growth rate of 13.5%, while the aggregate number of households is expected to increase at an annual growth rate of only 0.3%.

                            [CHART APPEARS HERE]

--------
(1) Based on information from the 1990 U.S. census.
(2) Estimated by National Decision Systems based on, among other things, (a) a time series of estimates made by the U.S. Census Bureau regarding six counties in the Chicago metropolitan area; and (b) data provided by the Department of Planning of the City of Chicago.
(3) Generated by National Decision Systems through the application of an econometric model of the Chicago metropolitan area to the 1998 estimate. The econometric forecasting model considers the impact of various economic factors such as employment, inflation, interest rates and housing starts on future population growth.

The PrivateBank and Trust Approach

   We believe that we have developed a unique approach to private banking designed to provide our clients with unparalleled service. We emphasize personalized client relationships and custom-tailored financial services, complemented by the convenience of technology. The key aspects of our private banking approach are:

  . Personal Relationships. Each of our clients is matched with a dedicated team of individuals, headed by a managing director who becomes the client's central point of contact with PrivateBank. Through these dedicated teams, we are able to build strong, ongoing, personal relationships with our clients.

  . Affluent Target Client. We offer our services to those members of the affluent segment of the population who are focused on building and preserving wealth. Our clients include affluent professionals, entrepreneurial individuals and their business interests.

  . Customized Financial Services. We provide our clients with a wide variety of financial services beyond traditional banking products and are constantly working with our clients to identify their particular needs and to develop and shape our services to meet those needs.

  . Streamlined Decision-Making Process. Unlike many larger banks, we have not instituted a lengthy chain of command. Our clients deal directly with their dedicated managing directors, whose broad decision-making authority allows them to respond quickly and efficiently.

  . Enhanced Personal Service through Technology. While we encourage our clients to contact us directly, we also utilize technology to complement and enhance our service. Through PrivateBank Access, an internet banking service, we offer clients the convenience of accessing our services from remote locations at any time.

  . Extensive Financial Network. To better compete with other financial service providers, we rely on a network of professionals in the financial and investment communities with whom we have developed relationships over the years. This network allows us to deliver to our clients a broad array of diverse, high-quality services, including investment management, insurance and brokerage.

Strategy for Growth

   Our growth strategy entails five key components:

  . Developing Our Existing Relationships. An important part of our future growth will be the continued development of our existing client relationships. As the needs of our clients change and grow, we hope to grow with them and continue to provide them with our unique, flexible services.

  . Increasing the Reach of Our Existing Offices. We hope to expand the market presence of our existing offices, especially our Oak Brook, Illinois and Wilmette, Illinois branches. We believe that there is a growing need for private banking services in these regions which is largely unmet, and we hope to capitalize on the experience and reputations of our managing directors in meeting this need.

  . Opening Additional Offices in the Chicago Metropolitan Area. The success of our Oak Brook and Wilmette offices has confirmed a significant demand by our target clients for specialized private banking services in the Chicago metropolitan area. We have recently undertaken to establish a new office in St. Charles, Illinois to meet this demand, and we will consider opening additional offices as we identify favorable locations and other qualified senior executives to add to our management team. See "Pending Acquisition."

  . Expanding into New Markets. We believe that the demand for our private banking services is not unique to Chicago. As we identify Midwestern markets that present similar opportunities for growth and development, we intend to pursue selective geographic expansion through acquisitions of existing institutions or by establishing new banking offices.

  . Expanding into New Product Lines. We intend to identify additional financial services not currently offered by PrivateBank in order to increase our franchise value by diversifying our fee income, strengthening our client relationships and broadening our product line. We may expand our product line by acquisition. We will focus on companies that emphasize quality service and the value of relationships and complement our products and client base.

Our Experienced Management Team

   PrivateBancorp, Inc. was founded in November 1989 by Ralph B. Mandell and William R. Langley. Together, they had previously headed a $1.2 billion publicly traded suburban Chicago bank holding company which they successfully merged into First Chicago Corporation in 1987. As founders of our company, they assembled a team of senior bankers with diverse experience and varied backgrounds. Mr. Mandell, with 34 years in banking, has been instrumental in the development of many of our client relationships, either personally or by providing his assistance. As chief executive officer, he sets the direction of our company and instills our sense of corporate culture. Mr. Langley retired from active management in 1995, but remains on our Board of Directors.

   Our current management team consists of eleven managing directors, including Mr. Mandell, and six associate managing directors. Our managing directors are senior financial professionals with an average of 27 years of banking and financial experience. Together with our Board of Directors, they currently own an aggregate of 1,079,692 shares of our common stock, which represents approximately 31.3% of the shares currently outstanding. In addition to Mr. Mandell, two other managing directors, Caren L. Reed and Donald A. Roubitchek who have both been involved with the company since 1990, also serve on our Board of Directors. Mr. Reed, our vice chairman and chief credit officer, has spent 43 years in banking and has extensive experience in relationship management and credit administration. Our quality loan portfolio and credit culture was developed under his tutelage. Mr. Roubitchek, our chief financial officer, also serves as our chief administrative and operating officer. Mr. Roubitchek, with 27 years of experience, has been responsible for managing our rapid growth.

   Of our other three executive officers, Gary S. Collins, a managing director since 1991, has over 24 years of experience and has been responsible for a considerable number of client relationships through his expertise in real estate lending. M. Gail Fitzgerald, a managing director since 1996, has 20 years of trust experience and is our senior trust officer responsible for managing our trust area. Hugh H. McLean, a managing director since 1996, has over 19 years of experience. He serves as head of our credit marketing group and manages our Oak Brook office.

                                  The Offering

Common stock offered by PrivateBancorp........  900,000 shares(1)

Common stock to be outstanding after the        4,351,824 shares(2)
 offering.....................................

Price to Public...............................  $     per share

Use of Proceeds...............................  We intend to use the net proceeds from the sale of shares of common stock offered hereby for general
                                                corporate purposes to support our anticipated future
                                                growth. This may include:

                                                .  funding internal growth at the current
                                                   locations of our banking subsidiary;

                                                .  creating new offices in the Chicago
                                                   metropolitan area;

                                                .  expanding our presence into new markets
                                                   located in the Midwest; and/or

                                                .  acquiring businesses that are complementary
                                                   to ours.

Proposed Nasdaq National MarketSM Symbol......  PVTB

--------
(1) We have granted the underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase up to an additional 135,000 shares of our common stock at the initial public offering price, solely to cover over-allotments, if any. See "Underwriting."
(2) This number does not include shares reserved for issuance under our stock-based compensation program and upon the exercise of various other outstanding stock options. Pursuant to the terms of these programs, we are permitted, and in some cases obligated, to issue shares of common stock in addition to the common stock to be outstanding after this offering. If we issue these shares, the percentage of the common stock you own may be diluted. The following is a summary of additional shares of common stock that we have approved for issuance:

  . 476,607 shares reserved for issuance under a stock incentive plan maintained for the benefit of eligible officers and employees. This number includes (a) 50,119 shares available for future awards, and (b) 426,488 shares issuable upon exercise of currently outstanding options at a weighted average exercise price of $10.37 per share previously granted under the plan.

  . 206,320 shares reserved for issuance under other outstanding options to purchase common stock that were previously granted to directors and officers. The weighted average exercise price of these options is $10.51 per share.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
   The following table summarizes certain consolidated financial information of PrivateBancorp. You should read this table in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus.

                           Three Months
                               Ended
                             March 31,               Year Ended December 31,
                         ----------------- ---------------------------------------------
                           1999     1998     1998     1997     1996     1995      1994
                         -------- -------- -------- -------- -------- --------  --------
                                 (dollars in thousands, except per share data)
Selected Statement of
 Income Data:
Interest income:
 Loans, including fees.. $  5,636 $  4,624 $ 19,619 $ 16,729 $ 12,152 $ 10,053  $  6,418
 Federal funds sold and
  interest-bearing
  deposits..............       48      498    2,181      875    1,392    1,149       358
 Securities.............    1,570      727    3,492    2,519    2,396    1,700     1,265
                         -------- -------- -------- -------- -------- --------  --------
   Total interest
    income..............    7,254    5,849   25,292   20,123   15,940   12,902     8,041
                         -------- -------- -------- -------- -------- --------  --------
Interest expense:
 Interest-bearing
  demand deposits.......      142      121      487      377      305      276       210
 Savings and money
  market deposit
  accounts..............    1,800    1,629    6,651    5,880    4,613    3,484     2,139
 Other time deposits....    1,752    1,346    6,155    3,821    2,973    2,620       782
 Funds borrowed.........      144      --        19        3      143       50        62
                         -------- -------- -------- -------- -------- --------  --------
   Total interest
    expense.............    3,838    3,096   13,312   10,081    8,034    6,430     3,193
                         -------- -------- -------- -------- -------- --------  --------
   Net interest income..    3,416    2,753   11,980   10,042    7,906    6,472     4,848
Provision for loan
 losses.................      285       91      362      603      524      930       305
                         -------- -------- -------- -------- -------- --------  --------
   Net interest income
    after provision for
    loan losses.........    3,131    2,662   11,618    9,439    7,382    5,542     4,543
                         -------- -------- -------- -------- -------- --------  --------
Non-interest income:
 Banking and trust
  services..............      442      273    1,281    1,210      911      674       414
 Securities gains.......      --       --        40      --       --       --        --
                         -------- -------- -------- -------- -------- --------  --------
   Total non-interest
    income..............      442      273    1,321    1,210      911      674       414
                         -------- -------- -------- -------- -------- --------  --------
Non-interest expense:
 Salaries and employee
  benefits..............    1,115    1,102    4,077    3,902    3,411    2,749     2,054
 Occupancy..............      352      334    1,379    1,274      990      946       745
 Data processing........      131      120      508      396      334      282       262
 Marketing..............      153      139      567      500      424      296       272
 Amortization of
  organization costs....      --       --       --       --        23      280       280
 Professional fees......      178       94      561      448      326      284       253
 Insurance..............       41       30      134      115       82      238       342
 Other expense..........      285      181      864      627      508      434       321
                         -------- -------- -------- -------- -------- --------  --------
   Total non-interest
    expense.............    2,255    2,000    8,090    7,262    6,098    5,509     4,529
                         -------- -------- -------- -------- -------- --------  --------
   Income before income
    taxes...............    1,318      935    4,849    3,387    2,195      707       428
 Income tax provision...      291      365    1,839    1,242      762     (403)        3
                         -------- -------- -------- -------- -------- --------  --------
   Net income........... $  1,027 $    570 $  3,010 $  2,145 $  1,433 $  1,110  $    425
                         ======== ======== ======== ======== ======== ========  ========
Per Share Data:
 Basic earnings......... $   0.30 $   0.18 $   0.91 $   0.69 $   0.49 $   0.39  $   0.17
 Diluted earnings.......     0.28     0.17     0.86     0.65     0.47     0.38      0.16
 Dividends..............     0.03     0.02     0.08     0.07     0.07     0.03       --
 Book value (at end of
  period)...............     8.71     7.86     8.53     7.67     6.84     6.47      6.13

Selected Financial
 Condition Data
 (at end of period):
Total securities(1)..... $105,136 $ 48,322 $116,891 $ 65,383 $ 44,617 $ 38,296  $ 24,669
Total loans.............  307,766  223,746  281,965  218,495  171,343  126,069    98,380
Total assets............  431,055  331,924  416,308  311,872  246,734  196,917   141,826
Total deposits..........  384,454  304,660  364,994  285,773  222,571  176,868   122,925
Funds borrowed..........   10,000      --    20,000      --     3,000      700     1,000
Total stockholders'
 equity.................   30,054   25,400   29,274   24,688   20,222   18,445    17,471

Trust assets under
 administration......... $637,422 $524,019 $611,650 $469,646 $328,662 $212,456  $168,872

--------
(1) For all periods after 1994, the entire securities portfolio was classified "Available for Sale." For 1994, the entire securities portfolio was classified "Held to Maturity."

                              Three Months
                                  Ended
                                March 31,        Year Ended December 31,
                              --------------  ---------------------------------
                               1999    1998   1998   1997   1996   1995   1994
                              ------  ------  -----  -----  -----  -----  -----
Selected Financial Ratios
 and Other Data(1):
Performance Ratios:
 Net interest margin(2).....    3.57%   3.65%  3.61%  4.01%  3.73%  3.95%  4.09%
 Net interest spread(3).....    3.02    2.96   2.98   3.31   3.03   3.16   3.42
 Non-interest income to
  average assets............    0.42    0.34   0.37   0.45   0.42   0.40   0.35
 Non-interest expense to
  average assets............    2.13    2.49   2.29   2.71   2.79   3.31   3.79
 Net overhead ratio(4)......    1.71    2.15   1.91   2.26   2.38   2.90   3.44
 Efficiency ratio(5)........   58.45   67.65  60.82  64.53  69.17  77.09  86.07
 Return on average
  assets(6).................    0.97    0.71   0.85   0.80   0.66   0.67   0.36
 Return on average
  equity(7).................   13.84    9.11  11.27   9.49   7.38   6.22   2.94
 Dividend payout ratio......    8.36   10.63   8.74  10.13  12.88   8.03    --

Asset Quality Ratios:
 Non-performing loans to
  total loans...............    0.12    0.32   0.36   0.24   0.65   1.90   0.15
 Allowance for possible loan
  losses to:
  total loans...............    1.20    1.40   1.21   1.40   1.43   1.55   1.04
  non-performing loans......   1,025     440    336    578    220     82    711
 Net charge-offs to average
  total loans...............     --      --     --     --    0.02    --    0.01
 Non-performing assets to
  total assets..............    0.08    0.21   0.24   0.17   0.45   1.22   0.10

Balance Sheet Ratios:
 Loans to deposits..........    80.1    73.4   77.3   76.5   77.0   71.3   80.0
 Average interest-earning
  assets to
  average interest-bearing
  liabilities...............   114.2   117.0  116.4  117.7  118.6  120.7  123.8

Capital Ratios:
 Total equity to total
  assets....................    6.97    7.65   7.03   7.92   8.20   9.37  12.32
 Total risk-based capital
  ratio.....................   11.21   11.47  11.53  11.75  12.21  14.56  19.58
 Tier 1 risk-based capital
  ratio.....................   10.05   10.22  10.40  10.50  10.96  13.31  18.49
 Leverage ratio.............    7.53    7.87   7.88   8.70   8.71   9.76  13.03

--------
(1) Certain financial ratios for interim periods have been annualized.
(2) Net interest income divided by average interest-earning assets.
(3) Yield on average interest-earning assets less rate on average interest-bearing liabilities.
(4) Non-interest expense less non-interest income divided by average total assets.
(5) Non-interest expense divided by the sum of net interest income plus non-interest income.
(6) Net income divided by average total assets.
(7) Net income divided by average common equity.

                                  RISK FACTORS

   Investing in our common stock involves risk. The discussion below describes the most significant risk factors related to the offering. You should carefully consider these risks and uncertainties before deciding to invest in our common stock. If any of these risks or uncertainties actually occur, our business could be adversely affected. In that event, the trading price of our common stock could decline and you could lose all or a part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including those described below and elsewhere throughout the prospectus.

We depend on key personnel.

   We are a relatively young organization and are relationship-driven. Our growth and development to date have depended in large part on the efforts of our 11 managing directors, who have primary contact with our clients and are extremely important in maintaining personalized relationships with our client base, the key aspect of our business strategy and in increasing our market presence. The unexpected loss of services of one or more of these key employees could have a material adverse effect on our operations.

   We have entered into employment contracts with Ralph B. Mandell, our Chairman, President and Chief Executive Officer, as well as a co-founder of our company, Donald A. Roubitchek, our Secretary/Treasurer and Chief Financial Officer and two of our managing directors. These agreements are effective beginning July 1, 1999. We are dependent on the continued services of Messrs. Mandell and Roubitchek in their roles. We have not entered into employment agreements with any of our other managing directors, nor have we entered into any key man life insurance policies. See "Management."

   One of our executive officers, Vice Chairman Caren L. Reed, in addition to his client responsibilities, serves as our chief credit officer. Mr. Reed has indicated that he intends to retire from active management in December 1999. Mr. Reed has agreed to continue to serve as our chief credit officer until we can name a successor so he can assist in the transition process. Our strong credit quality experience to date could be adversely impacted by Mr. Reed's retirement.

We may not be able to implement aspects of our growth strategies.

   A key component of our growth strategy involves the expansion of our business and operations, possibly through the addition of new product lines and the acquisition or establishment of new offices. Implementing this aspect of our growth strategy depends in part on our ability to successfully identify acquisition opportunities and strategic partners that will complement our private banking approach and to successfully integrate their operations with ours. To open new offices such as the pending St. Charles branch successfully, we must be able to correctly identify profitable or growing markets, as well as attract the necessary relationships to make these new facilities cost-effective. See "Pending Acquisition." We cannot be sure that we will be able to identify suitable opportunities for further expansion, or that if we do, that we will be able to successfully integrate these new operations into our business. If we are unable to effectively implement our growth strategies, our business may be adversely affected.

Since our business is concentrated in the Chicago metropolitan area, a downturn in the Chicago economy may adversely affect our business.

   Currently, PrivateBank's lending and deposit gathering activities are concentrated primarily in the greater Chicago metropolitan area. Our success depends on the general economic condition of Chicago and its surrounding areas. Although currently the economy in these areas is favorable, we do not know whether such conditions will continue. Adverse changes in the economy could reduce our growth rate, impair our ability to collect loans, and generally affect our financial condition and results of operations.

Our future success is dependent on our ability to compete effectively in the highly competitive banking industry.

   We face substantial competition in all phases of our operations from a variety of different competitors. Our future growth and success will depend on our ability to compete effectively in this highly competitive environment. To date, we have grown our business successfully by focusing on our market niche and emphasizing the high level of service and responsiveness desired by our clients. While it is our intention to continue to operate in our targeted niche, we compete for loans, deposits and other financial services in our geographic market with other commercial banks, thrifts, credit unions and brokerage houses operating in the greater Chicago area. Many of our competitors offer services which we do not, and many have substantially greater resources, name recognition and market presence that benefit them in attracting business. In addition, larger competitors may be able to price loans and deposits more aggressively than we do. Some of the financial institutions and financial services organizations with which we compete are not subject to the same degree of regulation as is imposed on bank holding companies and federally insured, state-chartered banks and national banks. As a result, these nonbank competitors have advantages over us in providing certain services. See "Business--Competition."

Our business may be adversely affected by the highly regulated environment in which we operate.

   We are subject to extensive federal and state legislation, regulation, examination and supervision. This regulation and supervision is primarily intended to protect our clients and their deposits, and not our stockholders. Recently enacted, proposed and future legislation and regulations have had, will continue to have, or may have a material adverse effect on our business and operations. Our success depends on our continued ability to maintain compliance with these regulations, including those pertaining to the Community Reinvestment Act. Some of these regulations may increase our costs and thus place other financial institutions in stronger, more favorable competitive positions. We cannot predict what restrictions may be imposed upon us with future legislation. See "Supervision and Regulation."

We may be adversely affected by interest rate changes.

   Our operating results are largely dependent on our net interest income. When interest rates are rising, the interest income we earn on loans and interest-bearing investments may not increase as rapidly as the interest expense paid on our liabilities. As a result, our earnings may be adversely affected. We measure the impact of interest rate changes on our income statement through the use of gap analysis which is a way to measure and manage sensitivity to interest rate fluctuations. The amount of earning assets that reprice or mature during a given time interval is compared to the amount of interest-bearing liabilities that reprice or mature during the same time period. A bank which matches perfectly the maturities of its assets and liabilities has a "gap" position of 1.00. In this instance, change in interest rates has no effect on net interest income because interest income and interest expense change in like amounts. There is an interest rate "gap" if the amounts of repricing assets and liabilities differ for the given time period. A positive gap, or a position greater than 1.00, indicates more assets than liabilities will reprice in that time period, while a negative gap, or a position less than 1.00, indicates more liabilities than assets will reprice. A bank with a positive gap position would benefit from rising interest rates because assets will reprice faster than liabilities, improving net interest income, but net interest income would be reduced when interest rates are falling. Conversely, a bank would benefit from a negative gap position in a falling interest rate environment.

   We generally operate within guidelines set by our asset/liability policy for maximum interest rate risk exposure, and attempt to maximize our returns within an acceptable degree of risk. Our policy calls for maintaining a gap position at the one year horizon of between 0.70 and 1.30 to allow us to take advantage of anticipated interest rate environments, but within reasonable maximum risk exposures. Given the current interest rate environment and relatively flat yield curve, however, we have recently been operating with a gap position at the low end of our policy limits in light of the available business opportunities. At March 31, 1999, our gap position was 0.697, slightly below our policy limit, reflecting borrowers' general preference for fixed-rate loans or loans adjusting over longer time intervals, and depositors general preference for shorter term certificates of deposits. Generally speaking, a short-term rise in interest rates will hurt our earnings more than if we were operating within our policy guidelines. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Asset/Liability Management Policy."

We may be adversely affected by government monetary policy.

   The banking industry is affected by the monetary policies of the Federal Reserve System, which regulates the national money supply in order to mitigate recessionary and inflationary pressures. In setting its policy, the Federal Reserve System may utilize techniques such as the following:

  . engaging in open market transactions in United States government securities;

  .  setting the discount rate on member bank borrowings; and

  .  determining reserve requirements.

These techniques may have an adverse effect on our deposit levels, net interest margin, loan demand or our business and operations. See "Supervision and Regulation."

Our allowance for loan losses may prove to be insufficient to absorb potential losses in our loan portfolio.

   Lending money is a substantial part of our business. However, every loan we make carries a certain risk of non-payment. This risk is affected by, among other things:

  .  the credit risks of a particular borrower;

  .  changes in economic and industry conditions;

  .  the duration of the loan; and

  . in the case of a collateralized loan, the changes and uncertainties as to the future value of the collateral.

   We maintain an allowance for loan losses which we believe is appropriate to provide for any potential losses in our loan portfolio. The amount of this allowance is determined by management through a periodic review and consideration of several factors, including:

  . an ongoing review of the quality, size and diversity of our loan portfolio;

  .  evaluation of non-performing loans;

  .  historical loan loss experience; and

  . the amount and quality of collateral, including guarantees, securing the loans.

   Although we believe our loan loss allowance is adequate to absorb probable losses in our loan portfolio, we cannot predict such losses, and there can be no assurance that our allowance will be adequate. Excess loan losses could have a material adverse effect on our financial condition and results of operations.

Regulatory restrictions on dividend payments from our subsidiary may affect our ability to pay dividends to our stockholders.

   We have paid dividends to our stockholders on a regular basis. Although we intend to continue to pay dividends, our ability to do so may be affected by many factors. While in the past we have had available cash at the holding company level to fund dividend payments, we anticipate that in the future we will rely on income earned by PrivateBank as the primary source for dividend payments. PrivateBank is subject to certain restrictions on the amount of dividends it may pay to us without regulatory approval. See "Dividends" and "Supervision and Regulation--Bank Regulation--Dividends."

Our computer systems could experience a security breach.

   As a service to our clients, we offer PrivateBank Access, our internet PC banking product. Use of this service involves the transmission of confidential information over public networks. We cannot be sure that advances in computer capabilities, new discoveries in the field of cryptography or other developments will not result in a compromise or breach in the commercially available encryption and authentication technology that we use to protect our clients' transaction data. If we were to experience such a breach or compromise, we could suffer losses and our operations could be adversely affected.

We depend on third parties for our data processing needs; and we are in the process of converting to a new provider for our loan and deposit processing requirements.

   We rely on outside organizations to handle virtually all of the data processing aspects of our business. If these outside organizations experience any type of computer or personnel failure and are unable to properly input or process our information, our operations may be adversely affected. Situations which might impair the ability of our outside data processors to meet our needs include:

  .  computer system failure;

  . loss of the personnel to handle the requirements of all of its customers;

  .  loss, misapplication or corruption of our data; and

  .  lack of preparation for the "year 2000 issue."

If any of these outside organizations cease doing business or are unwilling to renew our contract, we may be adversely affected. In addition, we are currently in the process of transferring our loan and deposit processing requirements to a new third party provider. While we anticipate completing this transition during the third quarter of 1999, we may experience some delays in this process which could have an adverse impact on our operations.

We rely on the services of outside investment managers.

   In our trust and asset management business, which currently is the source of substantially all of our fee income, we do not provide investment management services directly through our own personnel. Rather, we rely on selected outside investment managers to provide investment advice and asset management services to our clients. We cannot be sure that we will be able to maintain these arrangements on favorable terms. Also, many of the investment managers with whom we work are affiliated with our competitors in the financial services field. We cannot be sure that our investment managers will continue to work with us in these arrangements. The loss of any of these outside investment managers may impact our ability to provide our clients with quality service or certain types of portfolio management without incurring the cost of replacing them.

Our business may be negatively impacted by the year 2000 issue.

   The "year 2000 issue", a critical issue in the banking industry and the economy as a whole, has emerged because many existing application software programs and systems use only the last two digits in referring to a year. Therefore, these computer programs do not properly recognize a year beginning with "20" instead of the familiar "19." If not corrected, many computer applications and other technology-based systems could fail or create erroneous results. The effects of this problem will vary from system to system, and the extent of the potential impact of the year 2000 problem is not yet known. The year 2000 problem may adversely affect a bank's operations. We could experience interruptions in PrivateBank's business and suffer significant losses if we, or a supplier or vendor with whom PrivateBank contracts, are unable to achieve year 2000 readiness before January 1, 2000. We are in the process of working with our third party service providers and software vendors to assure that both our holding company and PrivateBank are prepared for the year 2000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Our Information Systems and the Year 2000."

A trading market for our common stock may not develop, and may be affected by a significant number of shares which will become eligible for public sale after the offering.

   Our common stock has never been publicly traded, so we cannot predict the extent to which a trading market will develop. In addition, the market price of our common stock could drop as a result of sales of a large number of shares of common stock after this offering. Your ability to resell you shares at or above the initial public offering price may be adversely affected by these factors.

   Immediately after this offering, assuming no prior exercise of outstanding options, there will be 4,351,824 shares of our common stock outstanding. Unless held by our affiliates, who are subject to certain trading restrictions under the securities laws:

  . 2,770,550 shares, or 63.6% of the shares outstanding, will immediately be freely tradable in the public market, including all 900,000 shares sold in this offering; and

  . 81,900 shares, or 1.9% of the total outstanding, will become available for sale beginning in September 1999.

   Our directors and executive officers, who hold an aggregate of 1,005,112 shares, and certain of our stockholders, who hold an aggregate of 472,662 shares, representing in aggregate 33.9% of the total number of shares that will be outstanding after the offering, have agreed not to offer, sell or contract to sell any of their shares for a period of 180 days after the date of this prospectus without the prior written consent of EVEREN Securities, Inc. Upon expiration of this lock-up period, however, these shares may become available for resale in the public market. See "Shares Eligible for Future Sale."

   Pursuant to the terms of our Stock Incentive Plan, we have awarded an aggregate of 21,600 shares of restricted stock to certain of our employees who are not executive officers. Although our employees have full voting rights with regard to these shares and may receive any dividends we declare, they may not transfer the shares until they are fully vested. Each restricted stock award will vest in its entirety on the fifth anniversary of the date of grant and is subject to forfeiture until vesting. The shares vest on various dates between 2001 and 2004.

   A substantial number of shares of our common stock issued pursuant to our Stock Incentive Plan will also become available for resale in the public market at prescribed times. In addition, we intend to register under the Securities Act the shares of common stock reserved for issuance under our stock-based programs.

Certain provisions of Delaware law and our charter and by-laws may discourage or prevent a takeover of our company and reduce any takeover premium.

   Our Amended and Restated Certificate of Incorporation, our By-laws and Delaware law all contain provisions that could discourage potential acquisition proposals, or delay or prevent a change in the control of the Company. Provisions in our charter and By-laws designed to discourage or prevent a takeover include:

  . staggered terms for our directors, which makes it difficult to replace the entire board;

  . the ability of the Board of Directors to issue shares of preferred stock, which could dilute the voting power and equity interest of holders of the common stock; and

  . the requirement that holders of 66 2/3% of our outstanding common stock must approve any change of these anti-takeover provisions.

   Stockholders sometimes realize a significant premium in their stock price when an offer is made to purchase a company. Because we have adopted these provisions, such offers will likely be discouraged, and our stockholders may lose the benefit of any potential premium. There are also state and federal laws which regulate direct and indirect takeover attempts of financial institutions.

Our directors and officers may have significant influence on how our common stock is voted.

   Our directors and executive officers will beneficially own approximately 28.9% of the outstanding shares of our common stock at the closing of this offering, assuming none of them purchases shares in the offering. If our directors and executive officers vote together, they could influence the outcome of certain corporate actions requiring stockholder approval, including the election of directors and the approval or non-approval of significant corporate transactions, such as the merger or sale of all or substantially all of our assets.

You will incur immediate and substantial dilution in your shares.

   Investors in this offering will experience an immediate and substantial dilution in the book value of the common stock. If you purchase shares of our common stock, and we sell 900,000 shares at an assumed offering price of $17.00, which is the midpoint of the price range on the cover page of this prospectus, after giving effect to the issuance of 97,059 shares in the pending acquisition, the pro forma net tangible book value of your shares at March 31, 1999 will be $9.84. This is $7.16 less than your purchase price. See "Dilution" and "Pending Acquisition."

Management will have substantial discretion over the use of the proceeds of this offering.

   We have not designated specific uses for all of the net proceeds of this offering. We intend to immediately use $8.0 million of the net proceeds to increase the regulatory capital of our PrivateBank subsidiary to support the growth of our existing banking operations and the planned establishment of a new office in St. Charles, Illinois. The remaining portion, or approximately 40%, of the proceeds are currently unallocated and will be available to fund future internal growth or expansion of our business through establishment of new banking locations and entering into strategic acquisitions and affiliations, to the extent we identify these opportunities. Accordingly, you must rely upon the judgment of our management who will have significant flexibility with respect to applying the net proceeds. At present, other than the pending acquisition of Towne Square Financial Corporation, we have no plans, agreements or understandings relating to any specific acquisitions or alliances. Although part of our business strategy is to pursue acquisitions and alliances that will broaden our product offerings and add new markets, we cannot be sure that we will find strategic acquisition opportunities at favorable prices, that we will have sufficient capital resources to finance our acquisition strategy, or that any such acquisitions, if consummated, will be successfully integrated with our business operations.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   We make certain forward-looking statements in this prospectus that are based upon our current expectations and projections about current events. You can identify these statements from our use of the words "estimate," "project," "believe," "intend," "anticipate," "expect" and similar expressions. These forward-looking statements include:

  .  statements of our goals, intentions and expectations;

  .  statements regarding our business plans and growth strategies;

  . statements regarding the asset quality of our loan and investment portfolios;

  .  estimates of our risks and future costs and benefits; and

  . statements regarding the effectiveness of our efforts to make our operations year 2000 compliant.

   These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors which could affect the actual outcome of future events:

  . fluctuations in market rates of interest and loan and deposit pricing, which could negatively affect our net interest margin, asset valuations and expense expectations;

  . adverse changes in the economy of the greater Chicago metropolitan area, our primary market, which might affect our business prospects and could cause credit-related losses and expenses;

  . the extent of continuing client demand for the high level of personalized service that is the key element of our private banking approach;

  .  adverse developments in our loan and investment portfolios;

  . unforeseen developments or delays relating to the pending acquisition of Towne Square Financial Corporation or difficulties relating to the establishment of a St. Charles office;

  . difficulties in identifying attractive acquisition opportunities and strategic partners that will complement our private banking approach;

  . competitive factors in the banking industry, such as the trend towards consolidation in our market;

  . changes in banking legislation or the regulatory requirements of federal and state agencies applicable to bank holding companies and banks like ours; and

  . our effectiveness and that of our suppliers of data processing equipment and services, government agencies, and other third parties in testing and implementing year 2000 compliant hardware, software and systems.

   Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results. We discuss these uncertainties and others in the sections of this prospectus named "Risk Factors," "Business," and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                              PENDING ACQUISITION

   Effective as of June 24, 1999, we entered into a definitive agreement to acquire Towne Square Financial Corporation, a recently organized Delaware corporation formed for the purpose of developing a de novo, or start-up, bank in the community of St. Charles, Illinois, a far western suburb of Chicago. Demographic data shows that the St. Charles area has been one of the more rapidly growing areas in Illinois in recent years, and our management believes the transaction affords us an excellent opportunity to expand our franchise in an attractive market.

Background

   Upon learning of Towne Square's plans to form a de novo bank in the St. Charles area, Ralph Mandell, our Chairman and CEO, contacted representatives of the Towne Square group to explore the possibility of a strategic alliance. At the time we began discussions with Towne Square on April 30, 1999, the company had already raised initial seed capital from a group of six organizers and developed a business plan to start a local bank focused on private banking services, but had not yet commenced operations nor filed any of the required regulatory applications relating to organization of a new bank. Because of the similarity of our banking strategies and the compatibility of our management, in lieu of pursuing its de novo strategy, Towne Square has agreed to merge with us in a stock-for-stock transaction.

   The terms of the transaction are the result of extensive arms' length negotiations between the parties. In approving the transaction on the negotiated terms, and concluding that the transaction is in the best interest of our stockholders, our Board of Directors considered a number of factors, including, among others, the following:

  . the potential market opportunities offered by St. Charles and the surrounding Fox Valley communities and the opportunity to expand the PrivateBank franchise consistent with the Company's growth strategy;

  . management's opinion that the transaction affords us a unique opportunity to expand in an attractive market on terms that the Board believed were fair to our stockholders based on a consideration of the potential dilutive effect of the transaction to existing stockholders and new investors in this offering in the short term, weighed against the potential for a favorable internal return on investment over the longer term;

  . the significant contacts of Thomas Castronovo, an experienced banking veteran in the Fox Valley area, his perceived compatibility with management and his willingness to join PrivateBank as a managing director in connection with the transaction;

  . the competitive advantages of forestalling the Towne Square organizers from pursuing an independent private banking strategy;

  . the commitment of the Towne Square organizers, all prominent businessmen and professionals from St. Charles, to serve on a Fox Valley advisory board of PrivateBank and to support the efforts of the bank in St. Charles;

  . the strategic benefits of non-compete agreements to be entered into by the Towne Square organizers in connection with the acquisition;

  . the value of the preliminary business plan that had been developed by Towne Square, including the identification of an attractive banking location in St. Charles that would be available to PrivateBank at market rates under a ten-year lease; and

  . that, as a result of the transaction, PrivateBank would expect to be in a position to expedite the organizational activities related to establishing a new banking location and be able to open a banking office in St. Charles during the fourth quarter of 1999.

   Instead of opening a new bank as Towne Square had planned, we will establish a new office of PrivateBank in St. Charles to be managed by Mr. Thomas Castronovo, one of the principal organizers of Towne Square who will be joining us as a managing director. Mr. Castronovo has 17 years of prior banking experience and has significant contacts in the St. Charles community. Under this arrangement, we believe there are significant opportunities for us in St. Charles and the surrounding Fox River Valley communities to grow our private banking business.

   We expect to file the requisite branch applications with the regulators during July 1999 and currently anticipate opening the St. Charles office during the fourth quarter of 1999.

Terms of the Transaction

   Pursuant to the contemplated merger, Towne Square will be merged into PrivateBancorp, Towne Square will cease to exist, and PrivateBancorp will continue as the surviving corporation. In exchange for their shares of Towne Square, the stockholders of Towne Square will receive merger consideration equal to an aggregate of approximately 97,059 shares of PrivateBancorp common stock, assuming the price of our stock that is used to determine the exchange ratio for the merger is $17.00. The actual exchange ratio will be calculated after completion of this offering, with the actual number of shares to be issued in the merger to be determined by dividing $1,650,000 by the actual initial public offering price of our stock. Of the shares to be issued in the merger, approximately 55%, or about 53,000 shares using an exchange ratio based on a $17.00 price, will be subject to a one year restriction on resale and the remainder to a three-year resale restriction.

   In connection with the transaction, we have agreed to enter into a three-year employment agreement with Mr. Castronovo providing for, among other things, a signing bonus in the amount of $150,000 payable in two installments, one-half at the time we open the St. Charles office and the other half six months later. It is contemplated that Mr. Castronovo's employment agreement will commence upon the closing of the transaction. We have also agreed that Mr. Castronovo will receive options to purchase 7,000 shares, expected to be granted under our Stock Incentive Plan at the initial public offering price, and an award of 3,000 shares of restricted stock which will be subject to forfeiture until fully vested five years after the date of grant. In addition to our employment of Mr. Castronovo, we have agreed that following consummation of the merger we will add to our Board of Directors one individual, who must be acceptable to us, to be designated by the stockholders of Towne Square.

   Also as part of the transaction, Towne Square will agree, and will cause each of its six organizers also to agree, for a period of at least three years not to compete with our business in the St. Charles market and to support our efforts to develop relationships in the community. We will be forming a St. Charles advisory board, to be comprised of the Towne Square organizers plus two more prominent business people or professionals from the area to be mutually selected, in order to draw on the experience and contacts of these individuals in the local community to assist us in the development of our St. Charles office. Also in connection with the transaction, we will enter into a lease for space in a building recently acquired by the Towne Square organizers which is where we will locate our St. Charles office. The lease will run for ten years and provides for rents not in excess of comparable market rates.

   Consummation of the merger is subject to effectiveness of a registration statement being filed with the SEC relating to the transaction, the approval of Towne Square's stockholders owning at least a majority of the outstanding shares of Towne Square, and customary closing conditions. It is currently anticipated that the transaction will close during the third quarter of 1999 following completion of this offering.

Accounting Treatment; Financial Impact of the Acquisition

   Because Towne Square is not yet actively engaged in business, the merger transaction will not be accounted for as a business combination. Rather, at the time of closing, we will incur a one-time, nonrecurring charge to earnings in an amount equal to the excess of the value of our stock issued in the merger over the net assets of Towne Square on the date of closing. We anticipate that the net assets of Towne Square, consisting substantially of cash, will approximate $240,000 at closing. The one-time charge, currently estimated to be approximately $1.29 million, is expected to be recorded during the third quarter of 1999 and will adversely affect our 1999 results of operations. The merger related charge will not be a deductible expense for tax purposes.

   In addition to the merger related charge, we will incur additional start-up costs relating to the opening of the St. Charles office. We currently anticipate that the total pre-tax start-up costs will be approximately $430,000, including $75,000 of the signing bonus payable to Mr. Castronovo, and that the majority of these costs will be expensed during 1999.

                                USE OF PROCEEDS

   The net proceeds which we will receive from the sale of 900,000 shares of common stock in this offering are estimated to be approximately $13,479,000 (assuming an initial public offering price of $17.00, the midpoint of the estimated per share range, and no exercise of the over-allotment option) after deducting underwriting discounts and the aggregate expenses payable by us. Such expenses are currently estimated to be approximately $750,000.

   We intend to contribute $8.0 million of the net proceeds from this offering to increase the regulatory capital of PrivateBank to support the growth of our existing banking operations and the planned establishment of a new office in St. Charles, Illinois. We are raising the remainder of the proceeds to have funds available for future internal growth or expansion of our business through:

  .  establishing new offices within the Chicago metropolitan area;

  .  expanding our presence into new markets located in the Midwest; and

  . acquiring or affiliating with companies in businesses complementary to ours.

Other than the pending acquisition of Towne Square Financial Corporation, we have not yet identified any specific acquisition or affiliation candidates.

   Until we have designated the specific use by the company of the remaining proceeds, we intend to deposit these funds in an account of the company at PrivateBank, where we can use them as a temporary funding source for loans or investments of PrivateBank.

                       DIVIDENDS; NO PRIOR TRADING MARKET

   Holders of our common stock are entitled to receive dividends that our Board of Directors may declare from time to time. We may only pay dividends out of funds which are legally available for that purpose. Because our consolidated net income consists largely of the net income of PrivateBank, our ability to pay dividends to our stockholders may become dependent upon our receipt of dividends from PrivateBank. PrivateBank's ability to pay dividends is regulated by banking statutes. See "Supervision and Regulation-- Bank Regulation-- Dividends." Our declaration of dividends is discretionary and will depend on our earnings and financial condition, regulatory limitations, tax considerations, and other factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity."

   We have paid quarterly dividends on our common stock since the third quarter of 1995. While our Board of Directors expects to continue to declare dividends quarterly, there can be no assurance that we will continue to pay dividends at these levels or at all. The following table sets forth the history of per share cash dividends declared and paid on our stock since the beginning of 1997:

           1997
            First Quarter............................. $0.016
            Second Quarter............................  0.016
            Third Quarter.............................  0.019
            Fourth Quarter............................  0.019

           1998
            First Quarter............................. $0.019
            Second Quarter............................  0.020
            Third Quarter.............................  0.020
            Fourth Quarter............................  0.020

           1999
            First Quarter............................. $0.025
            Second Quarter (1)........................ $0.025

--------

(1) Payable on June 30, 1999, to stockholders of record on June 7, 1999.

   As of March 31, 1999, we had 491 stockholders of record. Prior to this offering, there has been no established public trading market for our common stock. We have applied for inclusion of our common stock in The Nasdaq National Market upon completion of this offering.

                                 CAPITALIZATION

   The following tables set forth our total capitalization and capital ratios as of March 31, 1999, and our total capitalization pro forma to give effect to completion of the pending acquisition and pro forma as adjusted to reflect the issuance and sale of 900,000 shares of our common stock which we are offering in this prospectus (assuming the underwriters do not exercise the over-allotment option) at an assumed initial public offering price of $17.00, the midpoint of the estimated per share price range.

                                                          March 31, 1999
                                                     ---------------------------
                                                                          Pro
                                                                Pro     Forma As
                                                     Actual   Forma(1)  Adjusted
                                                     -------  --------  --------
                                                      (dollars in thousands)
Stockholders' equity:
  Preferred Stock, 1,000,000 shares authorized(2);
   none designated or outstanding................... $   --   $   --    $   --
  Common stock, without par value, 12,000,000 shares
   authorized(2); 3,451,824 shares, $1.00 stated
   value, issued and outstanding; 3,548,883 shares
   outstanding pro forma, and 4,448,883 shares
   outstanding pro forma as adjusted(3).............   3,452    3,549     4,449
  Surplus...........................................  22,600   24,028    36,607
  Retained earnings.................................   5,853    4,568     4,568
  Accumulated other comprehensive income, net of tax
   effect...........................................     (58)     (58)      (58)
  Deferred compensation.............................    (843)    (843)     (843)
  Loan to executive officer.........................    (950)    (950)     (950)
                                                     -------  -------   -------
    Total stockholders' equity...................... $30,054  $30,294   $43,773
                                                     =======  =======   =======

--------
(1) Gives effect to completion of the pending acquisition of Towne Square Financial Corporation assuming the issuance of 97,059 shares in the transaction as if the transaction had been consummated on March 31, 1999, resulting in a one-time charge to earnings of $1,285,000. See "Pending Acquisition."
(2) Gives effect to the amendment to PrivateBancorp's Restated Certificate of Incorporation to increase the authorized shares which was approved by stockholders on April 22, 1999.
(3) These share amounts do not include an aggregate of 632,808 shares of common stock issuable upon exercise of outstanding options (after giving effect to option grants through the date of this prospectus), of which 453,408 shares are subject to currently exercisable options. The pro forma amounts also exclude 3,000 shares of restricted stock and 7,000 shares to be subject to options that are expected to be granted in connection with the pending acquisition. See "Pending Acquisition."

                                                                       March 31,
                                                                         1999
                                                                       ---------
Capital ratios (at end of period):
  Total equity to total assets........................................    6.97%
  Total risk-based capital ratio......................................   11.21
  Tier 1 risk-based capital ratio.....................................   10.05
  Leverage ratio......................................................    7.53

                                    DILUTION

   As of March 31, 1999, we had an aggregate of 3,451,824 shares of common stock outstanding, and, giving effect to the assumed issuance of 97,059 shares in the pending Towne Square acquisition, the common stock had a net tangible pro forma book value of $8.54 per share. "Net tangible pro forma book value per share" represents our tangible net worth, which is our total assets less our intangibles and total liabilities as adjusted to give effect to the Towne Square acquisition, divided by the total number of shares of common stock outstanding. Net tangible pro forma book value is equal to our reported book value as adjusted to give effect to the Towne Square acquisition. Without taking into account any other changes in net tangible book value after March 31, 1999, other than those resulting from application of the net proceeds we will receive from the sale of 900,000 shares offered hereby at an assumed initial public offering price of $17.00 (after deduction of the underwriting discount and estimated offering expenses), the net tangible book value at March 31, 1999, would have been $9.84 per share. This represents an immediate increase of $1.30 per share to current stockholders and an immediate dilution in book value of $7.16 per share to new investors. The following table illustrates this per share dilution.

      Assumed initial public offering price........................       $17.00
        Net tangible pro forma book value per share before the
         offering.................................................. $8.54
        Increase per share attributable to investors in the
         offering..................................................  1.30
                                                                    -----
      Net tangible pro forma book value per share after the
       offering....................................................         9.84
                                                                          ------
      Per share book value dilution to investors in the
       offering(1).................................................       $ 7.16
                                                                          ======

--------

(1) Does not give effect to and assumes no prior exercise of currently outstanding options to purchase up to an aggregate of 632,808 shares of common stock, of which 453,408 are currently exercisable. Further adjusted as of March 31, 1999, to give effect to the exercise of such options in accordance with their terms, the estimated net tangible pro forma book value per share before the offering would be $8.48 and after the offering would be $9.68, and the estimated per share book value dilution to investors in the offering would be $7.32.

   The following table compares, on a pro forma basis at March 31, 1999:

  . the total number of shares of common stock purchased from us, giving effect to the assumed issuance of 97,059 shares in the pending Towne Square acquisition;

  .  the total cash consideration paid;

and the average price per share paid by:

  .  existing stockholders; and

  .  new investors.

This table assumes the sale of 900,000 shares at $17.00, before the deduction of the underwriting discount and estimated offering expenses, and assumes no exercise of stock options outstanding as of March 31, 1999.

                                            Shares           Total
                                           Purchased     Consideration   Average
                                        --------------- ----------------  Price
                                               Percent          Percent    Per
                                        Number of Total Amount  of Total  Share
                                        ------ -------- ------- -------- -------
                                        (in thousands, except per share amounts)

Existing stockholders.................. 3,549    79.8%  $26,272   63.2%  $ 7.40
Investors in the offering(1)...........   900    20.2    15,300   36.8    17.00
                                        -----   -----   -------  -----
  Total................................ 4,449   100.0%  $41,572  100.0%
                                        =====   =====   =======  =====

--------
(1) If the over-allotment option is exercised in full, the number of shares of common stock held by investors in the offering will increase to 1,035,000 shares, or 22.6% of the total shares of common stock outstanding after this offering.

                                    BUSINESS

Overview

   We organized PrivateBancorp as a Delaware corporation in 1989 to provide highly personalized financial services primarily to professionals, entrepeneurial individuals and their closely-held businesses. We were one of the first banks newly formed in the Chicago area in recent years. The organizers had significant senior level banking experience and many potential client contacts from prior banking positions.

   We believe that as the financial industry has consolidated, many financial institutions have focused on a mass market approach using automated customer service which de-emphasizes personal contact. We believe that the centralization of decision-making power at these large institutions has resulted in disruption of client relationships as frontline bank employees who have limited decision-making authority fill little more than a processor role for their customers. At many of these large institutions, services are provided by employees in the "home office" who evaluate requests without the benefit of personal contact with the customer or an overall view of the customer's relationship with the institution.

   We believe that this trend has been particularly frustrating to affluent individuals, professionals, owners of closely-held businesses and commercial real estate investors who traditionally were accustomed to dealing directly with senior bank executives. These customers typically seek banking relationships managed by a decision maker who can deliver a prompt response to their requests and custom tailor a banking solution to meet their needs. As smaller, independent banks have been acquired by national, multi-bank holding companies, we believe that the personal relationships that these customers maintained with the management of such banks have eroded, and their individualized banking services have been lost.

   Through our banking subsidiary, The PrivateBank and Trust Company, we provide our clients with traditional personal and commercial banking services, lending programs, and trust and asset management services. Using the European tradition of "private banking" as our model, we strive to develop a unique relationship with each of our clients, utilizing a team of highly qualified account executives to serve the client's individual and corporate banking needs, and tailoring our products and services to meet such needs. Our managing directors are strategically located in three Chicago-area offices: Downtown Chicago, Wilmette, Illinois, and Oak Brook, Illinois. We opened our flagship Chicago location in 1991. We expanded to our Wilmette office in north suburban Cook County in 1994 after identifying a senior banking officer with existing relationships and client contacts in this North Shore area. We opened the Oak Brook facility in west suburban DuPage County in 1997 with the addition of a managing director who has extensive relationships in that market.

   Since our start in 1991, we have experienced rapid internal growth. From year-end 1995 to March 31, 1999, our compound annual growth rate in loans was 31.6%, in assets was 27.3%, in deposits was 27.0% and in trust assets under administration was 40.2%. At March 31, 1999, we had total loans of $307.8 million, total assets of $431.1 million, total deposits of $384.5 million, total stockholders' equity of $30.1 million and total trust assets under administration of $637.4 million.

Our Market

   In response to the need for individualized banking services, we created The PrivateBank and Trust Company as the first Chicago-based institution dedicated primarily to providing banking services to professionals, entrepreneurial individuals, and their business interests. We targeted the affluent segment of the market because we believe that there is significant unmet demand for personalized services within this segment, and also because we recognize its significant growth potential. According to National Decision Systems, San Diego, California, the number of households in the metropolitan Chicago area with annual incomes greater than $150,000 was estimated at 190,042 in 1998, compared to 63,861 households in 1990. This equates to a compound annual growth rate of 14.6%, versus an annual growth rate for the total number of households in the metropolitan Chicago area of 0.6%. By 2003, the number of these affluent households in the Chicagoland area is expected to increase to approximately 358,000, representing an annual growth rate of 13.5%, while the aggregate number of households is expected to increase at an annual growth rate of 0.3%. The following graph illustrates the size and relative growth of this market:

                        [Perfromance Graph Appears Here]

(1) Based on information from the 1990 U.S. census.

(2) Estimated by National Decision Systems based on, among other things, (a) a time series of estimates made by the U.S. Census Bureau regarding six of the counties in the Chicago metropolitan area; and (b) data provided by the Department of Planning of the City of Chicago.
(3) Generated by National Decision Systems through the application of an econometric model of the Chicago metropolitan area to the 1998 estimate. The econometric forecasting model considers the impact of various economic factors such as employment, inflation, interest rates and housing starts on future population growth.

The PrivateBank and Trust Approach

   We believe that we have developed a unique approach to private banking designed to provide our clients with unparalleled service. We emphasize personalized client relationships and custom-tailored financial services, complemented by the convenience of technology. The key aspects of our private banking approach are:

  . Personal Relationships. Our approach begins with the development of strong, dedicated relationships with our clients. Each client of PrivateBank is matched with a team of individuals headed by a managing director. This managing director becomes our client's central point of contact with PrivateBank. Our eleven managing directors, who are senior financial professionals with an average of 27 years of banking and financial experience, act as the financial partners of our clients, working with them to identify and service their banking needs. By dedicating a team of executives to each client, we are able to build ongoing relationships which allow our managing directors to use their increasing knowledge of the client's financial history and goals to quickly adapt our services to the client's individual needs. Our clients interact with the same persons at PrivateBank for all types of banking services, enabling them to gain a sense of security and continuity of personal service in their banking relationship. On the basis of this trust and confidence, we seek to expand the scope of services provided to each client, often including banking needs related to the business affairs of our clients. Satisfied clients provide our most fertile source of new business and new client referrals as well.

  . Affluent Target Client. We believe that the affluent segment of the population, meaning that segment with annual incomes over $150,000, is increasing and is diverse in terms of its overall wealth and financial needs. PrivateBank offers its services to those members of this segment who are focused on building and preserving wealth. Our clients include professionals, entrepreneurial individuals and their business interests. We target service industries such as the accounting, legal and medical professions, as well as owners of closely-held businesses, commercial real estate investors and corporate executives. Although we generally target individuals with high annual incomes and net worths, we recognize the growth potential of certain young professionals and extend our services to those individuals whose income or net worth do not initially meet our criteria. We believe that this segment of the market is most suited to our business and that these individuals are most likely to develop long-term relationships with us.

  . Customized Financial Services. We realize that many of our clients require a custom solution to their financial needs. In taking a long-term, relationship approach to our clients, we are able to differentiate ourselves from the "one-size-fits-all" mentality of other financial institutions. We offer our clients a wide variety of financial services beyond the traditional banking products and are constantly working to develop and shape our services to meet their growing needs. We take the time to identify our clients' particular needs and tailor our services to meet those needs on an individual customized basis, while maintaining highly competitive rates and fees that take into account the size and profitability of each client relationship. While we are proud of our portfolio of products, we believe that it is our service that distinguishes us from our competition. We encourage our clients to contact us rather than discourage them. We use regular contact as a way to strengthen our relationships, increase services to existing clients and earn referral business.

  . Streamlined Decision-Making Process. Unlike most larger banks, we have not instituted a lengthy chain of command. Our clients deal directly with their dedicated managing directors, who are given broad decision-making authority. This allows our managing directors to respond quickly and efficiently to our clients' needs. We are able to use a streamlined approach because our organization has many qualified, experienced credit officers. Officers with credit approval authority make themselves available on short notice to help consult on or approve credits when time is of the essence. We use an "on call" approach, rather than structured meetings, to approve credit. As the amount of the credit and the complexity increases, we resort to a more traditional process.

  . Enhanced Personal Service through Technology. While we encourage our clients to contact us directly, we also utilize technology to complement and enhance our service. We created products such as PrivateBank Access, our internet banking service, MasterMoney debit cards and Private Line Access, our voice-response communication system, to enhance, not replace, personal contact. This technology allows us to offer our clients the convenience of accessing our services from remote locations at any time of day.

    We believe that our PrivateBank Access product is likely to grow in importance. Our clients may connect to PrivateBank Access directly through our internet website, without the need for the diskettes or software downloads found in some competing PC banking systems. Currently, our product:

      .  accesses deposit and loan information;

      .  allows transfers of funds among accounts;

      .  includes a bill payment service with a variety of options;

      .  allows information to be exported to financial software packages;

      .  includes a help desk which is staffed 92 hours per week; and

      .  sends e-mail messages from clients to PrivateBank personnel.

    We are working to supplement our website to enhance our service to clients. Some features we are planning include:

      .  applications for our banking products;

      .  access to trust account information;

      .  current deposit rate schedules; and

      .  current mortgage rate schedules.

    As technology changes, we intend to modify and enhance our electronic banking products. We believe that in the future, a growing number of our clients will desire both personal and electronic services. We intend to work to offer dual-delivery systems providing the quality of service to which PrivateBank clients are accustomed.

  . Extensive Financial Network. In order to compete with other financial service providers, we rely on a network of professionals in the financial and investment communities with whom we have developed strategic alliances over the years. This enables us to offer our clients a broad array of high quality services. For example, we work with selected investment management firms in providing services to our trust clients. Our clients can either maintain existing investment management relationships when they become our trust clients, or use our preferred providers of investment management services. We believe this choice distinguishes our service from the rigid policies set by some of our competitors. We, in turn, help our clients select a complete package of services best suited to their individual needs without incurring the overhead associated with directly employing diversified portfolio managers. We also have a contractual fee sharing agreement with Mesirow Financial, Inc., an independent insurance brokerage company in the Chicago area. Through this affiliation, we offer a full range of personal and corporate insurance products to our clients. To complement our existing financial products and services, we have a contractual arrangement with Sterling Investment Services, Inc., a registered securities broker-dealer firm, through which we offer our clients on-site securities brokerage services.

Strategy for Growth

   Our growth strategy entails five key components:

  . Developing Our Existing Relationships. An important part of our future growth will be the continued development of our existing client relationships. As the needs of our clients change and grow, we seek to grow with them and continue to provide them with our custom-tailored, flexible services. For example, we strive to follow our clients from the purchase of their homes, through the financing of their own business, to the development and planning of their estate, continuing the relationship tradition with their children and grandchildren. We believe we have a significant opportunity to further develop our existing client relationships in each of our offices.

  . Increasing the Reach of Our Existing Offices. In addition to increasing the services provided to our existing clients, we seek to expand the market presence of our existing offices, especially our Oak Brook and Wilmette branches. We believe that the growing need for private banking services in these regions is largely unmet and we have a significant opportunity to increase our client base in these branches. We hope to capitalize on our reputation and the reputations of our managing directors in increasing our market presence. Our managing directors, with their personal and professional contacts in the financial and corporate arenas, have been instrumental in developing our business to date. We encourage our senior executives to attend and host business receptions, charitable activities and promotional gatherings so that we may interact with our clients in a unique and personal manner. We also hope to grow our branch offices through referrals from our existing clients. Referrals have been a significant source of new business for us. We value this system of networking because it allows us to further develop and strengthen our personal and professional relationships with both new and existing clients.

  . Opening Additional Offices in the Chicago Metropolitan Area. Our experience in our Oak Brook and Wilmette offices demonstrates to us that there exists significant demand by our target client for specialized private banking services in the Chicago metropolitan area. We built these offices around senior executive officers whom we recruited for their strong banking experience and extensive personal and professional contacts in those areas. To increase our market penetration, we have recently negotiated the acquisition of Towne Square Financial Corporation and plan to establish a new office of PrivateBank in St. Charles, Illinois, a far western suburb of Chicago located in the rapidly growing Fox River Valley area. We have recruited one of the organizers of Towne Square, who is an experienced banker with significant contacts in St. Charles and the surrounding communities, to join us as a managing director to head this office. See "Pending Acquisition." We will consider opening additional offices as we identify locations and other senior executives that will maintain our standards for high-quality personalized service.

  . Expanding into New Markets. We believe the trend toward bank consolidation and centralized decision-making that has created a demand for our private banking services is not unique to Chicago. We believe there is similar demand in other markets within the Midwest and we are interested in expanding in markets that present opportunities for growth and development similar to those in the Chicago market. We intend to pursue selective geographic expansion through possible acquisitions of existing institutions or by establishing new banking offices.

  . Expanding into New Product Lines. We desire to be the primary source of financial products and services for our clients. By broadening our product line with additional financial services not currently offered by PrivateBank, we believe we can increase our franchise value through diversification of our fee income and strengthening of our client relationships. To achieve this goal, we intend to consider acquisitions, joint ventures or strategic alliances with other companies that emphasize quality service and the value of relationships. Our targets are businesses that complement our services and enable us to broaden our product line to better serve our clients.

Our Services

   We offer banking services to our clients at a personal level. This is not the same as personal banking service. We define private banking as offering banking products and services to our clients when they want it, how they want it and where they want it. We tailor our products and services to fit our clients instead of making our clients fit our products and services. Our services fall into four general categories:

  . Commercial Services. PrivateBank offers a full range of lending products to businesses owned by or affiliated with our clients. We offer lines of credit for working capital, term loans for equipment and other investment purposes, and letters of credit to support the commitments our clients make. PrivateBank tailors these products to meet the varied needs of the client. Non-credit products we offer include lockbox, cash concentration accounts, merchant credit card processing, electronic funds transfer, other cash management products and insurance. We strive to offer banking packages that are competitive and allow us to provide service to our clients beyond what is expected in our industry.

  . Real Estate Services. PrivateBank provides real estate loan products to businesses and individuals. Our commercial real estate lending products are designed for real estate investors. We provide a full range of fixed and floating rate permanent and mini-permanent mortgages for our clients to finance a variety of properties such as apartment buildings, office buildings, strip shopping centers, and other income properties. We also provide some construction lending for residential and commercial developments. We believe that our lending products are competitively priced with terms that are tailored to our clients' individual needs.

    Our residential mortgage products range from 30-year fixed rate products to personal construction lending. The home mortgage market is very competitive and we believe that our service is what separates PrivateBank from our competition. Many mortgage lenders cannot work with borrowers who have non-traditional income sources or non-traditional properties, such as co-ops. Our mortgage lending staff is trained to work with successful individuals who have complex personal financial profiles. We have developed a proficiency for mortgages in excess of $1.0 million per loan and will work with our clients and our market sources to place these loans into the secondary market. Our experience has been that residential lending is an excellent vehicle to attract new clients.

  . Trust and Asset Management. PrivateBank's trust services include investment management, personal trust and estate services, custodial services, retirement accounts and brokerage and investment services. Our investment management professionals work with our clients to define objectives, goals and strategies for their investment portfolios. PrivateBank assists the client with the selection of an investment manager and works to tailor the investment program accordingly. Our trust and estate account administrators work with our clients and their attorneys to establish their estate plans. We work closely with our clients and their beneficiaries to ensure that their needs are met and to advise them on financial matters. When serving as trustee or executor, we often structure and oversee investment portfolios. We also provide our clients with custodial services for safekeeping of their assets. Consistent with our private banking approach, we emphasize a high level of personal service in our trust area, including prompt collection and reinvestment of interest and dividend income, weekly valuation, tracking of tax information, customized reporting and ease of security settlement. PrivateBank also offers retirement products such as individual retirement accounts and administrative services for retirement vehicles such as profit sharing plans and employee stock option plans, as well as a full line of brokerage and investment products.

  . Individual Banking Services. Our typical private banking client has several of the following products: interest bearing checking with credit line, money market deposit accounts, certificates of deposit, ATM/debit card, and brokerage accounts. Some of our clients have recently selected our PrivateBank Access Internet PC banking product. In addition to residential mortgages, we provide clients a variety of secured and unsecured personal loans and lines of credit. Through our affiliations with Mesirow and Sterling, we offer insurance products and securities brokerage services. We strive to accommodate the individual needs of each of our clients by offering the convenience of highly personalized services, including domestic and international wire transfers and foreign currency exchange.

Lending Activities

   We work with our clients to provide a full range of commercial, real estate and personal lending products and services. Our loans are concentrated in six major areas: (a) commercial real estate; (b) residential real estate; (c) commercial; (d) personal; (e) home equity; and (f) construction. We have adopted a loan policy that contains general lending guidelines and is subject to review and revision by the Board of Directors. We extend credit consistent with this comprehensive loan policy. We believe the credit quality of our loan portfolio is excellent.

   The goal of our lending program is to meet the credit needs of our diverse client base while using sound credit principles to protect the quality of our assets. Our business and credit strategy is relationship-driven and we strive to provide a reliable source of credit, a variety of lending alternatives, and sound financial advice. When extending credit, our decision is based upon our client's ability to repay us from non-speculative sources. The quality and integrity of the borrower is crucial in the loan approval process. We monitor the performance of our loan portfolio through regular contacts with our clients, continual portfolio review, careful monitoring of delinquency reports and reliance on our loan review function.

   We have retained an independent, outside resource to perform our loan review function. Using an outside resource ensures that our loan review process remains independent of the loan production and administration processes. Our loan reviewer examines individual credits to critique individual problems and the entire portfolio to comment on systemic weaknesses. The reviewer reports directly to the audit committee of our Board of Directors on a quarterly basis. In addition to loan review, the loan/investment committee of our Board reviews the adequacy of the allowance for loan losses on a quarterly basis. The committee assesses management's loan loss provisions based on loan review's findings, delinquency trends, historical loan loss experience and current economic trends.

   Our legal lending limit, based on PrivateBank's financials, is calculated at 20% of capital plus unencumbered reserves. At March 31, 1999, our legal lending limit was approximately $6.5 million. This is the maximum amount of credit that we may commit to any one individual or business entity after aggregating all related credit. Immediately after the offering, our legal lending limit will increase by $1.6 million based on our intention to contribute $8.0 million of the proceeds to the capital of PrivateBank.

   In addition to our chief credit officer, certain individuals have been designated acting chief credit officers, credit officers, officers with lending authority, and residential real estate lending officers. No single individual has sole authority to approve a loan. As the size of aggregate credit exposure increases, additional officers are required to approve the loan requests. This serves several purposes: (a) larger credits get more scrutiny, (b) most senior credit officers become involved in the decision-making process for the vast majority of dollars loaned without approving a proportionate number of loan requests, and (c) we become more consistent in administration of credit as credit officers experience the dynamics of our overall portfolio and credit culture. We also believe that our past credit approval practices will mitigate the effect of the impending retirement of our chief credit officer because our credit culture is firmly in place.

   Our chief credit officer, or his designate, is involved in all credit decisions when the aggregate credit exposure is in excess of $250,000. Our loan/investment committee reviews all credit decisions over $1.0 million. Prior approval is required for credit exposure in excess of $4.0 million and for all credits related to our board members or our managing directors. Loans are approved at the bank level by a management loan committee or by small group presentations to credit officers. We believe that this process allows us to be more responsive to our clients' needs by being able to approve credit without waiting for scheduled committee meetings. We also use management committee meetings to discuss complex credits or when we feel that a particular credit may be informative to everyone in the loan approval process.

   Our lending policy sets guidelines for advance rates on certain types of collateral including accounts receivable, inventory, equipment and real estate that we generally do not exceed absent special circumstances. Under the policy guidelines, the maximum loan-to-value ratios are 80% for accounts receivable, 50% for inventory and 65% for equipment. Under the policy, the maximum loan-to-value ratio for real estate is 80%, but maximum advance rates on real estate will differ depending upon the type of real estate taken as collateral. For example, higher loan-to-value ratios are acceptable for owner-occupied residential properties than non-owner occupied residential or commercial properties. Vacant land commands the lowest advance rate guidelines. We accept primary and secondary liens on properties when appraised values are adequate. Our lending policy also contains advance rate guidelines for securities and other financial instruments taken as collateral, including stocks, bonds, commercial paper, and bank deposit instruments. Under the policy guidelines, maximum loan-to-value ratios should generally not exceed 75% for stocks, 98% for government bonds, 80% for non-governmental bonds, 95% for commercial paper and 100% of bank deposit instruments.

   Specific collateral requirements are based upon the facts and circumstances of each individual credit decision. The financial strength and ascertainable character of each borrower and guarantor is also a factor in the credit approval process. Because we tend to lend to clients whom we know well, we believe we are in a good position to assess our borrowers' strengths and weaknesses and to make well-informed credit decisions on this basis. We make loans based upon borrowers' available assets and the condition of their financial statements. We do not sell credit life insurance to our borrowers.

   The following table sets forth our loan portfolio by category as of March 31, 1999:

                                                                      Percentage
                                                              March    of total
                                                             31, 1999   loans
                                                             -------- ----------
      Commercial real estate................................ $108,599    35.3%
      Residential real estate...............................   62,208    20.2
      Commercial............................................   53,834    17.5
      Personal..............................................   45,122    14.7
      Home equity...........................................   19,860     6.4
      Construction..........................................   18,143     5.9
                                                             --------   -----
        Total loans......................................... $307,766   100.0%
                                                             ========   =====

   Commercial Real Estate Loans. Our commercial real estate portfolio is comprised primarily of loans secured by multi-family housing units located in the Chicago metropolitan area. Other types of commercial real estate collateral include: commercial properties owned by clients housing their manufacturing, warehousing or service businesses, investments in small retail centers, and investments in other business properties.

   Risks inherent in real estate lending are related to the market value of the property taken as collateral, the underlying cash flows and documentation. It is important to accurately assess property values through careful review of appraisals. Some examples of risky commercial real estate lending include loans secured by properties with widely fluctuating market values or income properties occupied by renters with unstable sources of income, and not perfecting liens on property taken as collateral. We mitigate these risks by understanding real estate values in areas in which we lend, investigating the sources of cash flow servicing the debt on the property and adhering to loan documentation policy.

   Commercial real estate loan products include mini-permanent and permanent financing, transaction loans to purchase properties prior to permanent financing, and lines of credit secured by commercial real estate portfolios. We typically structure mini-permanent and permanent financing as adjustable rate mortgages ("ARMs"). ARM structure allows our clients to lock in an interest rate for a fixed period of time in order to avoid interest rate risk. The vast majority of our ARM loans have initial fixed pricing for between one to five years. Each ARM loan has language defining repricing beyond the initial fixed pricing term. Transaction loans to purchase commercial property typically have maturities of one year or less. Lines of credit secured by commercial real estate portfolios are typically granted for one year with annual extensions after a successful underwriting review. Interest rates for our lines of credit typically are based on a floating rate formula.

   In our credit analysis process for commercial real estate loans, we typically review the appraised value of the property, the ability of the property as collateral to service debt, the significance of any outside income of the borrower or income from other properties owned by the borrowers, and the strength of guarantors, if any. Our real estate appraisal policy has been approved by our board loan/investment committee. It addresses selection of appraisers, appraisal standards, environmental issues and specific requirements for different types of properties.

   Residential Real Estate Loans. Our residential real estate portfolio consists primarily of first and second mortgage loans for 1-4 unit residential properties. We do not originate long-term fixed rate loans for our own portfolio due to interest rate risk considerations. However, we do originate these loans for sale into the secondary market. This is a significant business activity in our residential real estate lending unit. For our own portfolio, we originate ARM loans typically structured with 30 year maturities and initial rates fixed for between one to five years with annual repricing beyond the initial term.

   Our credit review process mirrors the standards set by traditional secondary market sources. We review appraised value and debt service ratios, and we gather data during the underwriting process in accordance with the various laws and regulations governing residential real estate lending. Our real estate appraisal policy sets specific standards for valuing residential property.

   We require pre-approval from secondary market sources before we approve loans to be sold into the secondary market. Our internal approval process is less stringent for loans pre-approved by our secondary market sources. This allows us to be responsive to the tight time commitments dictated for locking in rates in the secondary market.

   We believe that we have a competitive advantage in our ability to offer financing for our clients who have non-traditional income sources or require large mortgage loans. We have developed secondary market sources for mortgages, including several able to provide financing in amounts in excess of $1.0 million per loan which is occasionally required by our clients. By offering our own ARM loans, we can offer credit to individuals who are self-employed or have significant income from partnerships or investments. The secondary market often will not take the time or will be unable to make exceptions for otherwise qualified borrowers. We have experience in making loans to qualified borrowers secured by co-ops. We believe that we are one of a limited number of financial institutions in the Chicago area making these loans.

   Commercial Loans. Our commercial loan portfolio is comprised of lines of credit for working capital, term loans for equipment and expansion, and letters of credit. These loans are made to businesses affiliated with our clients, or to clients directly for business purposes. The vast majority of our commercial loans are personally guaranteed. Unsecured loans are made to businesses when a guarantor, as a secondary source of repayment, has a significant ability to repay and a significant interest in the business entity. Commercial loans can contain risk factors unique to the business of each borrower. In order to mitigate these risks, we seek to gain an understanding of the business of each borrower, place appropriate value on collateral taken and structure the loan properly to make sure that collateral values are maintained while loans are committed. Appropriate documentation of commercial loans is also important to protect our interests.

   Our lines of credit typically are limited to a percentage of the value of the assets securing the line, and priced by a floating rate formula. Lines of credit typically are reviewed annually and are supported by accounts receivable, inventory and equipment. Depending on the risk profile of the borrower, we may require periodic aging of receivables, and inventory and equipment listings to verify the quality of the borrowing base prior to advancing funds. Our term loans are typically also secured by the assets of our clients' businesses. Term loans typically have maturities between one to five years, with either floating or fixed rates of interest. Commercial borrowers are required to provide updated personal and corporate financial statements at least annually. Letters of credit are an important product to many of our clients. We issue standby or performance letters of credit, and can service the international needs of our clients through correspondent banks. We use the same underwriting standards for letters of credit as we do for funded loans.

   Our credit approval process for commercial loans is comprehensive. We typically review the current and future cash needs of the borrower, the business strategy, management's ability, the strength of the collateral, and the strength of the guarantors. While our loan policy has guidelines for advances on different types of collateral, we establish eligible asset values on a case-by-case basis for each borrower. Our officer on the account must be able to validate his or her position during the approval process.

   Personal Loans. Our personal loan portfolio consists of loans to secure funds for personal investment, loans to acquire personal assets such as automobiles and boats, and personal lines of credit. Quite often, our borrowers prefer not to liquidate assets to secure funds for investment or personal acquisitions. They will use these assets as collateral for personal loans, or if their financial statements and personal reputations are sufficient, we will grant unsecured credit. A key factor in originating personal loans is knowing our borrowers. When personal loans are unsecured, we believe that the character and integrity of the borrower becomes as important as the borrower's financial statement.

   Our clients request a combination of lines of credit, floating-rate term loans and fixed-rate term loan products. Many of our clients use their personal investment portfolios as collateral for personal loans. Personal lines of credit are used for a variety of purposes such as the comfort of having funds available for future uses or establishing a line of credit as overdraft protection. We respond quickly to the needs of our clients within the limits set by our loan policy.

   Personal loans are subject to the same approval process as all other types of loans. Each client is underwritten to ensure that they have adequate collateral coverage and/or cash flow. Annual financial statements are required of each personal borrower.

   Home Equity Loans. Our home equity loan portfolio consists of traditional home equity lines of credit prevalent in the market today. In general, we advance up to 80% on the value of a home, less the amount of prior liens. However, we may vary from that percentage depending on the value of the home, type of dwelling, and the personal financial situation of the borrower. Home equity loans are funded either through draws requested by our client or by special home equity credit drafts that function as bank checks. Home equity loans are approved using the same standards as residential mortgage loans. Our borrower's personal cash flow is compared to debt service requirements to determine our borrower's ability to repay. Home equity loans are competitively priced based using a floating rate formula.

   Construction Loans. Our construction loan portfolio consists of single residential properties, multi-family properties, and commercial projects. As construction lending has greater inherent risk, we closely monitor the status of each construction loan throughout its term. Typically, we require full investment of the borrower's equity in construction projects prior to injecting our funds. Generally, we do not let our borrowers recoup their equity from the sale proceeds of finished units (if applicable) until we have recovered our funds on the overall project. We use a title company to disburse periodic draws from the construction line to ensure that there will be no title problems at the end of the project.

   Our construction loans are often the highest yielding loans in our portfolio due to the inherent risks and the monitoring requirements. These loans typically have floating rates, commitment fees and release fees. During our credit approval process, factors unique to construction loans are considered. These include assessment of the market for the finished product, reasonableness of the construction budget, ability of the borrower to fund cost overruns, and the borrower's ability to liquidate and repay the loan at the point when the loan-to-value ratio is the greatest. We seek to manage these risks by, among other things, ensuring that the collateral value of the property throughout the construction process does not fall below acceptable levels, ensuring that funds disbursed are within parameters set by the original construction budget, and properly documenting each construction draw. Due to our more stringent standards for underwriting and monitoring construction loans and the credit profile of our borrowers, we are comfortable with the risk associated with this portfolio and are committed to construction lending as an integral part of our lending program.

Investment Activities

   The objective of our investment policy is to maximize income consistent with liquidity, asset quality, regulatory constraints and asset/liability objectives. The policy is reviewed at least annually by our Board of Directors. The Board is provided monthly information recapping purchases and sales with the resulting gains or losses, average maturity, federal taxable equivalent yields and appreciation or depreciation by investment categories.

   We invest primarily in direct obligations of the United States, obligations guaranteed as to principal and interest by the United States, obligations of agencies of the United States, bank-qualified obligations of state and local political subdivisions and collateralized mortgage obligations. We also may invest from time to time in corporate debt or other securities as permitted by our investment policy. In addition, we enter into federal funds transactions with our principal correspondent banks, and primarily act as a net seller of such funds. The sale of federal funds are effectively short-term loans from us to other banks.

   Our investment accounts also include minimal equity investments in the Federal Home Loan Bank of Chicago ("FHLB") and Neighborhood Housing Service ("NHS"). We invest in FHLB in order to be a member, which qualifies us to use their services, including FHLB borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Liquidity and Capital Resources." NHS is a not-for-profit organization which helps provide affordable housing to low and moderate income residents in the Chicago area. The size of our investment is proportionate to the volume of loans in certain credit programs offered by NHS. NHS is an important vehicle in our Community Reinvestment Act ("CRA") lending program.

   Rather than incurring the costs of employing a full-time investment manager with the requisite expertise to establish a diverse investment program, we have engaged two outside investment advisory firms to help us execute our strategy. One firm is responsible for helping us select taxable investment products to meet our investment portfolio objectives. This firm employs a team of professionals who bring us recommendations on a regular basis. Our other advisor is a leading investment manager of tax-exempt portfolios and is well-known to us through his work with our trust clients.

Asset/Liability Management Committee

   We have an asset/liability committee ("ALCO") comprised of selected senior executives who are charged with the dual goals of optimization and stabilization of net interest income over time while adhering to prudent banking practices. ALCO oversees asset growth, liquidity and capital, and directs our overall acquisition and allocation of funds. At our monthly meetings, ALCO reviews issues including:

  .  data on economic conditions;

  .  current interest rate outlook;

  .  current forecast on loans and deposits;

  .  mix of interest rate sensitive assets and liabilities;

  .  bank liquidity position;

  .  investment portfolio purchases and sales; and

  .  other matters as presented.

   ALCO is also responsible for monitoring compliance with our investment policy. On a monthly basis, ALCO reports to the loan/investment committee who reviews the portfolio of reports we prepare for our Board of Directors and all the decisions made by ALCO affecting net interest income.

Trust and Asset Management

   We offer our clients a wide variety of trust and asset management services designed to meet their individual needs and investment goals. Many of our trust clients have longstanding relationships with our managing directors. In administering a trust, we work closely with our client, the beneficiaries and the trustees' attorneys and accountants on personal and tax matters to assist the client in accomplishing the stated objectives. As fiduciaries of a trust or estate our responsibilities may include:

  .  administering the account pursuant to the applicable document;

  .  collecting, holding and valuing assets;

  .  monitoring investment portfolios;

  .  paying debts, expenses and taxes;

  .  distributing property; and

  .  advising beneficiaries.

   In addition to trust and estate administration, we offer:

  .  institutional accounts;

  .  guardianship administration;

  .  investment agency accounts;

  .  Section 1031 exchanges; and

  .  custodial accounts.

   Over the past three years, the average account value of new trusts administered by PrivateBank was approximately $3.0 million. We believe that our trust business will continue to grow as we expand our client base and our clients increasingly reach retirement age and focus on their estate plans.

   Our investment management philosophy for our trust assets under administration is built on two principles: (a) the preservation of capital, and
(b) achievement of maximum total return consistent with each individual client's objectives. We have chosen to outsource the investment management aspect of our business so that we may offer our clients diversity and flexibility of investment representation and to allow us to impartially evaluate investment performance. This structure also allows our clients to independently designate one or more specific advisors enabling them to maintain existing relationships they may have within the financial community. If the client does not have such a relationship in place, we then help them select an investment management firm that will best service their needs. Based on the client's investment strategy and objectives and the account attributes, one or more investment managers will be selected from our list of approved advisors.

   Our trust policy has established controls over our trust activities to safeguard the assets of our clients against operational and administrative risk. We have a system of internal controls that is designed to keep our operating risk at appropriate levels. Our system of internal controls includes policies and procedures relating to authorization, approval, documentation and monitoring of transactions. Administrative risk is the risk of loss that may occur as a result of breaching a fiduciary duty to a client. To manage this risk, our trust policy has established corporate policies and procedures to ensure that obligations to clients are discharged faithfully and in compliance with applicable legal and regulatory requirements. These policies and procedures provide guidance and establish standards related to the creation, sale, and management of investment products, trade execution, and counterparty selection.

Properties

   We currently have three physical banking locations and are planning to establish a new office location in St. Charles, Illinois, subject to necessary regulatory approvals. See "Pending Acquisition."

   The main offices of PrivateBancorp and PrivateBank are located in the central business and financial district of Chicago. We lease 20,923 square feet comprising the entire eighth, ninth, and tenth floors and part of the eleventh floor of a building located at Ten North Dearborn Street. This lease expires on or about August 31, 2006.

   PrivateBank established a north suburban office in the affluent North Shore area located at 517 Green Bay Road, Wilmette, Illinois, in October 1994. PrivateBank leases approximately 5,300 square feet on the first floor of a commercial building. This lease expires on June 30, 1999 and has been renewed for an additional five-year term.

   In January 1997, we opened a second branch office of PrivateBank in rapidly growing, west suburban DuPage County at 1603 West Sixteenth Street, Oak Brook, Illinois. We lease approximately 4,200 square feet on the first floor of a two-story office building. This lease expires on December 14, 2001.

   We have a variety of renewal options in each of our properties and certain rights to secure additional space.

Competition

   We do business in the highly competitive financial services industry. PrivateBank's geographic market is primarily the greater Chicago metropolitan area. The financial services industry is comprised of commercial banks, thrifts, credit unions, investment banks, brokerage houses, money managers, and other providers of financial products and services. These firms compete with PrivateBank for one or more of the following: loans, deposits, trust services, or investment products. Some of these firms have business units that promote themselves as "private banks." The typical private banking competitor is a unit of a large commercial bank catering to the upper echelon of that bank's customer base.

   We view ourselves as the only private bank in the Chicago market focused solely on offering an extended range of traditional banking and trust products to affluent professionals, entrepreneurial individuals and their business interests. While our products may be similar to those of our competitors, we attempt to distinguish ourselves by emphasizing consistent, superior levels of personal service. For commercial and commercial real estate lending, we compete with a number of major Chicago-area financial institutions and suburban banks. For trust services, we compete with the largest Chicago-area banks and some investment managers. For private banking services, we compete with the private banking departments of major Chicago-area financial institutions, some suburban banks, and brokerage houses. For residential mortgage lending, our products compete with banks, savings and loans, mortgage brokers and numerous other financial services firms offering mortgage loans in our market area. Several of our competitors are national or international in scope.

   Some of our competitors are not subject to the same degree of regulation as that imposed on bank holding companies and Illinois banking organizations. In addition, the larger banking organizations, investment banks and brokerage houses have significantly greater resources than us. As a result, such competitors have advantages over PrivateBank in name recognition and market penetration.

Legal Proceedings

   From time to time, we may be party to various legal proceedings arising in the normal course of our business. Since PrivateBank acts as a depository of funds, we may be named from time to time as a defendant in various lawsuits (such as garnishment proceedings) involving claims to the ownership of funds in particular accounts. We are not currently subject to any pending or threatened material legal proceedings.

Employees

   As of March 31, 1999, we had 75 full-time equivalent employees. The majority of our employees are located at the main office in downtown Chicago. PrivateBank pays the salaries of all of our employees with the exception of Messrs. Mandell and Roubitchek, a portion of whose salaries are paid by the Company.

   We provide our employees with a comprehensive program of benefits, some of which are on a contributory basis, including comprehensive medical and dental plans, life insurance plans, and 401(k) plans. We consider our relationship with our employees to be good.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The following table sets forth selected consolidated financial and other data of PrivateBancorp. The selected statements of condition and statements of income data, insofar as they relate to the five years in the five-year period ended December 31, 1998, have been derived from our consolidated financial statements. The following information should be read in conjunction with our audited Consolidated Financial Statements and the Notes thereto, included elsewhere herein. The selected financial data for the three months ended March 31, 1999 and 1998, are derived from our unaudited interim consolidated financial statements. Such unaudited interim financial statements include all adjustments (consisting only of normal, recurring accruals) that we consider necessary for a fair presentation of the financial position and the results of operations as of the dates and for the periods indicated. Information for any interim period is not necessarily indicative of results that may be anticipated for the full year. You should also read the following information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this prospectus.

                          Three Months
                              Ended
                            March 31,          Year Ended December 31,
                          ------------- ---------------------------------------
                           1999   1998   1998    1997    1996    1995     1994
                          ------ ------ ------- ------- ------- -------  ------
                             (dollars in thousands, except per share data)
Selected Statement of
 Income Data:
Interest income:
 Loans, including fees... $5,636 $4,624 $19,619 $16,729 $12,152 $10,053  $6,418
 Federal funds sold and
  interest-bearing
  deposits...............     48    498   2,181     875   1,392   1,149     358
 Securities..............  1,570    727   3,492   2,519   2,396   1,700   1,265
                          ------ ------ ------- ------- ------- -------  ------
   Total interest income.  7,254  5,849  25,292  20,123  15,940  12,902   8,041
                          ------ ------ ------- ------- ------- -------  ------
Interest expense:
 Interest-bearing demand
  deposits...............    142    121     487     377     305     276     210
 Savings and money
  market deposit
  accounts...............  1,800  1,629   6,651   5,880   4,613   3,484   2,139
 Other time deposits.....  1,752  1,346   6,155   3,821   2,973   2,620     782
 Funds borrowed..........    144    --       19       3     143      50      62
                          ------ ------ ------- ------- ------- -------  ------
   Total interest
    expense..............  3,838  3,096  13,312  10,081   8,034   6,430   3,193
                          ------ ------ ------- ------- ------- -------  ------
   Net interest income...  3,416  2,753  11,980  10,042   7,906   6,472   4,848
Provision for loan
 losses..................    285     91     362     603     524     930     305
                          ------ ------ ------- ------- ------- -------  ------
   Net interest income
    after provision for
    loan losses..........  3,131  2,662  11,618   9,439   7,382   5,542   4,543
                          ------ ------ ------- ------- ------- -------  ------
Non-interest income:
 Banking and trust
  services...............    442    273   1,281   1,210     911     674     414
 Securities gains........    --     --       40     --      --      --      --
                          ------ ------ ------- ------- ------- -------  ------
   Total non-interest
    income...............    442    273   1,321   1,210     911     674     414
                          ------ ------ ------- ------- ------- -------  ------
Non-interest expense:
 Salaries and employee
  benefits...............  1,115  1,102   4,077   3,902   3,411   2,749   2,054
 Occupancy...............    352    334   1,379   1,274     990     946     745
 Data processing.........    131    120     508     396     334     282     262
 Marketing...............    153    139     567     500     424     296     272
 Amortization of
  organization costs.....    --     --      --      --       23     280     280
 Professional fees.......    178     94     561     448     326     284     253
 Insurance...............     41     30     134     115      82     238     342
 Other expense...........    285    181     864     627     508     434     321
                          ------ ------ ------- ------- ------- -------  ------
   Total non-interest
    expense..............  2,255  2,000   8,090   7,262   6,098   5,509   4,529
                          ------ ------ ------- ------- ------- -------  ------
 Income before income
  taxes..................  1,318    935   4,849   3,387   2,195     707     428
   Income tax provision..    291    365   1,839   1,242     762    (403)      3
                          ------ ------ ------- ------- ------- -------  ------
   Net income............ $1,027 $  570 $ 3,010 $ 2,145 $ 1,433 $ 1,110  $  425
                          ====== ====== ======= ======= ======= =======  ======
Per Share Data:
 Basic earnings.......... $ 0.30 $ 0.18 $  0.91 $  0.69 $  0.49 $  0.39  $ 0.17
 Diluted earnings........   0.28   0.17    0.86    0.65    0.47    0.38    0.16
 Dividends...............   0.03   0.02    0.08    0.07    0.07    0.03     --
 Book value (at end of
  period)................   8.71   7.86    8.53    7.67    6.84    6.47    6.13

                          Three Months Ended
                               March 31,                  Year Ended December 31,
                          --------------------  ------------------------------------------------
                            1999       1998       1998      1997      1996      1995      1994
                          ---------  ---------  --------  --------  --------  --------  --------
                                   (dollars in thousands, except per share data)
Selected Financial
 Condition Data
 (at end of period):
Total securities(1).....  $ 105,136  $  48,322  $116,891  $ 65,383  $ 44,617  $ 38,296  $ 24,669
Total loans.............    307,766    223,746   281,965   218,495   171,343   126,069    98,380
Total assets............    431,055    331,924   416,308   311,872   246,734   196,917   141,826
Total deposits..........    384,454    304,660   364,994   285,773   222,571   176,868   122,925
Funds borrowed..........     10,000        --     20,000       --      3,000       700     1,000
Total stockholders'
 equity.................     30,054     25,400    29,274    24,688    20,222    18,445    17,471

Trust assets under
 administration.........  $ 637,422  $ 524,019  $611,650  $469,646  $328,662  $212,456  $168,872

Selected Financial
 Ratios and Other
 Data(2):
Performance Ratios:
 Net interest margin(3).       3.57%      3.65%     3.61%     4.01%     3.73%     3.95%     4.09%
 Net interest spread(4).       3.02       2.96      2.98      3.31      3.03      3.16      3.42
 Non-interest income to
  average assets........       0.42       0.34      0.37      0.45      0.42      0.40      0.35
 Non-interest expense to
  average assets........       2.13       2.49      2.29      2.71      2.79      3.31      3.79
 Net overhead ratio(5)..       1.71       2.15      1.91      2.26      2.38      2.90      3.44
 Efficiency ratio(6)....      58.45      67.65     60.82     64.53     69.17     77.09     86.07
 Return on average
  assets(7).............       0.97       0.71      0.85      0.80      0.66      0.67      0.36
 Return on average
  equity(8).............      13.84       9.11     11.27      9.49      7.38      6.22      2.94
 Dividend payout ratio..       8.36      10.63      8.74     10.13     12.88      8.03       --

Asset Quality Ratios:
 Non-performing loans to
  total loans...........       0.12       0.32      0.36      0.24      0.65      1.90      0.15
 Allowance for possible
  loan losses to:
  total loans...........       1.20       1.40      1.21      1.40      1.43      1.55      1.04
  non-performing loans..      1,025        440       336       578       220        82       711
 Net charge-offs to
  average total loans...        --         --        --        --       0.02       --       0.01
 Non-performing assets
  to total assets.......       0.08       0.21      0.24      0.17      0.45      1.22      0.10

Balance Sheet Ratios:
 Loans to deposits......       80.1       73.4      77.3      76.5      77.0      71.3      80.0
 Average interest-
  earning assets to
  average interest-
  bearing liabilities...      114.2      117.0     116.4     117.7     118.6     120.7     123.8

Capital Ratios:
 Total equity to total
  assets................       6.97       7.65      7.03      7.92      8.20      9.37     12.32
 Total risk-based
  capital ratio.........      11.21      11.47     11.53     11.75     12.21     14.56     19.58
 Tier 1 risk-based
  capital ratio.........      10.05      10.22     10.40     10.50     10.96     13.31     18.49
 Leverage ratio.........       7.53       7.87      7.88      8.70      8.71      9.76     13.03

--------
(1) For all periods after 1994, the entire securities portfolio was classified "Available for Sale." For 1994, the entire securities portfolio was classified "Held to Maturity."
(2) Certain financial ratios for interim periods have been annualized.
(3) Net interest income divided by average interest-earning assets.
(4) Yield on average interest-earning assets less rate on average interest-bearing liabilities.
(5) Non-interest expense less non-interest income divided by average total assets.
(6) Non-interest expense divided by the sum of net interest income plus non-interest income.
(7) Net income divided by average total assets.
(8) Net income divided by average common equity.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   You should read the following discussion in conjunction with "Selected Consolidated Financial Data" and our Consolidated Financial Statements and Notes thereto, each appearing elsewhere in this prospectus. In addition to historical information, the following "Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward-looking statements that involve risks and uncertainties. Our actual results could differ significantly from those anticipated in these forward-looking statements as a result of certain factors, including those discussed in "Risk Factors" contained elsewhere in this prospectus.

Overview

   PrivateBancorp was organized in 1989 to serve as the holding company for a de novo bank, The PrivateBank and Trust Company which provides personal and commercial banking services to affluent individuals, professionals and their business interests in the Chicago metropolitan area. We opened our flagship Chicago location in 1991, and our full-service offices in the affluent communities of Wilmette, Illinois, a North Shore suburb of Chicago, in 1994, and Oak Brook, Illinois, located in the rapidly growing western suburbs, in 1997.

   Effective as of June 24, 1999, we entered into a definitive agreement to acquire Towne Square Financial Corporation which we believe provides us an attractive opportunity to establish a new office in St. Charles, Illinois, a far western suburb of Chicago. Upon consummation of the transaction, we will incur a one-time, merger-related charge to earnings, currently estimated to be approximately $1.29 million. See "Pending Acquisition" for a discussion of the anticipated financial impact of this transaction and start-up costs associated with the planned opening of the St. Charles branch.

   Since inception, we have experienced rapid internal growth as a result of:

  . developing new banking relationships through the lending expertise of our senior banking officers;
  . developing new clients primarily through referrals from professional advisors and existing clients;
  . expanding our products offered and cross-marketing our existing products;
  . expanding our business lines through strategic partnerships; and . opening new branches.

   Since year-end 1995, we have grown our asset base at a compound annual rate of 27.3% to $431.1 million as of March 31, 1999. During the same period, loans have grown at a compound annual rate of 31.6% to $307.8 million, deposits at a compound annual rate of 27.0% to $384.5 million and trust assets under administration at a compound annual rate of 40.2% to $637.4 million. Due to our increased size, we expect that these growth rates will moderate over time.

   The profitability of our operations depends on our net interest income, provision for possible loan losses, non-interest income, and non-interest expense. Net interest income is the difference between the income we receive on our loan and investment portfolios and our cost of funds, which consists of interest paid on deposits and borrowings. The provision for possible loan losses reflects the cost of credit risk in our loan portfolio. Non-interest income consists primarily of trust fee income, and to a lesser extent, \net securities gains and fees for ancillary banking services. Non-interest expense includes salaries and employee benefits as well as occupancy, data processing, marketing, professional fees, insurance, and other expenses.

   Net interest income is dependent on the amounts and yields of interest-earning assets as compared to the amounts and rates on interest-bearing liabilities. Net interest income is sensitive to changes in market rates of interest and our asset/liability management procedures in coping with such changes. The provision for loan losses is dependent on increases in the loan portfolio, management's assessment of the collectibility of the loan portfolio, loss, experience as well as economic and market factors. We earn trust fees for managing and administering investment funds for a variety of individuals, families and fiduciary relationships. Non-interest expenses are heavily influenced by the growth of operations. Growth in the number of client relationships directly affects the majority of our expense categories.

   Our primary financial objectives are to continue to grow our loan portfolio while maintaining high asset quality, and to increase non-interest income while maintaining strong expense controls. We have maintained high asset quality while managing rapid internal growth since our inception. We believe our history of strong credit quality is testament to our sound credit practices, as well as evidence that our affluent target client is a better than average credit risk, resulting in lower loan charge-offs and lower loan loss provisions than at traditional banks. The following table shows our growth in loans and our credit quality history:

                                                  December 31,
                              March    --------------------------------------
                             31, 1999    1998      1997      1996      1995
                             --------  --------  --------  --------  --------
                                        (dollars in thousands)
   Average loans, net of
    unearned discount....... $288,322  $233,987  $195,237  $140,767  $111,637
   Net charge-offs to
    average loans...........      --        --        --       0.02%      --
   Non-performing loans to
    total loans.............     0.12%     0.36%     0.24%     0.65%     1.90%

   Our non-interest income from fees and deposit service charges are below peer group levels. This is largely the result of the profile of our typical client. Our clients tend to have larger deposit account balances than customers of traditional banks. Because average balances tend to be high, we do not earn high service charge income typical of community banks. In 1998, we entered into an alliance with Mesirow Financial to provide insurance services to our clients. It is expected that fees related to the sale of insurance services will increase in 1999 and future years.

   Higher account balances result in relatively low levels of transactions per account dollar and therefore our accounts are less costly to maintain. We believe that as we continue to grow, we will continue to experience lower overhead costs than other banks with similar aggregate levels of loans and deposits. We intend to continue to improve our operating efficiency by growing net interest income and non-interest income at a faster rate than non-interest expense, and developing new sources of non-interest income. The following table highlights our improving efficiency measures:

                                                           December 31,
                                              March 31, ----------------------
                                                1999    1998  1997  1996  1995
                                              --------- ----  ----  ----  ----
   Non-interest expense to average assets....   2.13%   2.29% 2.71% 2.79% 3.31%
   Net overhead ratio........................   1.71    1.91  2.26  2.38  2.90
   Efficiency ratio..........................   58.5    60.8  64.5  69.2  77.1

Results of Operations

 Net income

   In 1998, we earned $3.0 million as compared to $2.1 million in 1997. This 40.3% increase in earnings was primarily the result of growth in the balance sheet, particularly in the loan portfolio. Also contributing to improved performance were increases in the investment portfolio, a reduced provision for loan losses, increases in trust fees, and improved operating expense levels which grew at a slower rate than the combined income components.

   Diluted earnings per share for 1998 were $0.86, as compared to $0.65 for 1997, an increase of 30.3%. The growth rate of diluted earnings per share was lower than the growth rate in earnings due to an increase in the number of shares outstanding between the years and the value of existing stock options. Return on average assets for 1998 was 0.85%, as compared to 0.80% for 1997. Return on average equity for 1998 was 11.27%, as compared to 9.49% for 1997.

   In 1997, we earned $2.1 million as compared to $1.4 million in 1996. This 49.7% increase was primarily the result of growth in the loan portfolio and other balance sheet categories. Fees from banking and trust services grew by 32.8% in 1997 over 1996, while the provision for loan losses and other expense grew by a combined 18.8%. Diluted earnings per share for 1997 were $0.65, as compared to $0.47 for 1996. Return on average assets for 1997 was 0.80%, as compared to 0.66% for 1996. Return on average equity for 1997 was 9.49%, as compared to 7.38% for 1996.

   During the first quarter of 1999, we earned $1.0 million as compared to $570,000 during the first quarter of 1998. This 80.1% increase was primarily the result of improvements in net interest income and non-interest income which more than offset increases in the provision for loan losses and non-interest expenses. Tax strategies implemented in late 1998 resulted in a reduced tax provision in the first quarter of 1999 as compared to the first quarter of 1998, despite higher pre-tax earnings. Diluted earnings per share for the first quarter of 1999 was $0.28 as compared to $0.17 for the first quarter of 1998. Annualized return on average assets and annualized return on average equity for the first quarter of 1999 were 0.97% and 13.84%, respectively, as compared to 0.71% and 9.11% for the first quarter of 1998, respectively.

 Net interest income and net interest margin.

   In 1998, net interest income increased from 1997 by $1.9 million, or 19.3%, to $12.0 million. During the same period, the net interest margin decreased from 4.01% to 3.61%. Net interest income is affected by both the volume of assets and liabilities we hold, and the corresponding rates earned and paid.

   Earning assets, on average, grew by $80.3 million in 1998, while yields dropped from 8.03% in 1997 to 7.65% in 1998. Rates earned on assets were affected by a general reduction in interest rate levels. During 1998, the Federal Open Market Committee lowered the target federal funds rate on three separate occasions, by a total of 75 basis points. Similar reductions in Treasury rates, which are used as indices for several loan products, affected the average yield on our loan portfolio.

   In 1998, average interest-bearing liabilities grew by $71.8 million, while average rates paid on interest bearing liabilities dropped from 4.72% in 1997 to 4.67% in 1998. Due to rate compression and competitive pressures, we were unable to reduce rates paid as quickly or as significantly as experienced on the asset side of the balance sheet. The volume of non-interest bearing funds, largely comprised of demand deposits and capital, also affects the net interest margin. In 1998, the effect of non-interest bearing funds on the net interest margin added 63 basis points to the margin. In 1997, the effect was an addition of 70 basis points to the net interest margin.

   In 1997, net interest income increased from 1996 by $2.1 million, or 27.0%, to $10.0 million. During the same period, net interest margin increased from 3.73% to 4.01%. Average earning assets grew by $45.7 million, while yields increased from 7.66% in 1996 to 8.03% in 1997. Yields on assets were affected by a slight increase in interest rate levels throughout the year. In 1996, loans comprised 68.5% of earning assets as compared to 77.7% of earning assets in 1997. Comparatively, this had a positive effect on asset yields in 1997. In 1997, interest-bearing liabilities, on average, grew by $40.2 million while average rates paid on interest-bearing liabilities increased from 4.63% in 1996 to 4.72% in 1997. Rates paid increased slightly in all categories in 1997. The effect of non-interest-bearing funds on the net interest margin was 70 basis points in both 1996 and 1997.

   Net interest income increased by 24.1% from $2.8 million in the first quarter of 1998, to $3.4 million in the first quarter of 1999. Lower interest rate levels and an increased percentage of assets funded by interest-bearing liabilities compressed the net interest margin from 3.65% in the first quarter of 1998, to 3.57% in the first quarter of 1999. The increase in average assets of more than $100 million reflects increases in both loans and investment securities. The average balance of federal funds sold in the first quarter of 1999 was significantly less than in the first quarter of 1998. The cost of interest-bearing liabilities in the first quarter of 1999 was 4.38%, as compared to 4.83% in the first quarter of 1998.

Distribution of Assets, Liabilities and Stockholders' Equity; Interest Rates and Interest Differential

 The following table sets forth the average balances, the interest earned or paid thereon, and the effective interest rate yield or cost for each major category of interest-earning assets, interest-bearing liabilities and stockholders' equity for the three months ended March 31, 1999 and 1998, and for the years ended December 31, 1998, 1997 and 1996 on a tax-equivalent basis, assuming a 34% tax rate.

                                Three Months Ended March 31,
                     -----------------------------------------------------
                               1999                       1998                       1998
                     -------------------------- -------------------------- ----------------------
                     Average            Average Average            Average Average
                     Balance            Yield/  Balance            Yield/  Balance
                       (1)     Interest  Cost     (1)     Interest  Cost     (1)         Interest
                     --------  -------- ------- --------  -------- ------- --------      --------
                                                                          (dollars in thousands)
Assets
Federal funds sold.  $  4,167   $   48   4.61%  $ 36,775   $  498   5.42%  $ 40,230      $ 2,181
Taxable investment
securities.........   112,724    1,570   6.28     48,339      727   6.16     57,427        3,491
Loans, net of
unearned discount..   288,322    5,636   7.88    219,133    4,624   8.55    233,987       19,620
                     --------   ------          --------   ------          --------      -------
   Total earning
   assets..........   405,213    7,254   7.40    304,247    5,849   7.79    331,644       25,292
                     --------   ------          --------   ------          --------      -------
Cash and due from
banks--non-interest
bearing............    11,664                      8,784                      9,989
Allowance for
possible loan
losses.............    (3,470)                    (3,082)                    (3,218)
Premises and
equipment, net.....     1,569                      1,885                      1,781
Other assets.......     4,898                      3,704                      4,187
                     --------                   --------                   --------
   Total assets....  $419,874                   $315,538                   $344,383
                     ========                   ========                   ========
Liabilities and
Stockholders'
Equity
Deposits-interest
bearing:
 Interest-bearing
 demand accounts...  $ 27,199      142   2.12%  $ 21,742      121   2.26%  $ 22,073          487
 Savings and money
 market deposits...   177,600    1,800   4.11    142,077    1,629   4.65    151,558        6,651
 Time deposits.....   139,512    1,752   5.10     96,226    1,346   5.68    111,407        6,155
                     --------   ------          --------   ------          --------      -------
   Total interest-
   bearing
   deposits........   344,311    3,694   4.36    260,045    3,096   4.83    285,038       13,293
                     --------   ------          --------   ------          --------      -------
Funds borrowed.....    10,485      144   5.07        --       --                373           19
Term-debt and
subordinated debt..       --       --                --       --                --           --
                     --------   ------          --------   ------          --------      -------
   Total interest-
   bearing
   liabilities.....   354,796    3,838   4.38        --     3,096           285,411       13,312
                     --------   ------          --------   ------          --------      -------
Non-interest
bearing deposits...    32,990                     28,594                     31,335
Other liabilities..     3,487                      3,620                      3,246
Stockholders'
equity.............    28,601                     23,279                     24,391
                     --------                   --------                   --------
   Total
   liabilities and
   stockholders'
   equity..........  $419,874                   $315,538                   $344,383
                     ========                   ========                   ========
Net interest
income/spread......             $3,416   3.02%             $2,753   2.96%                $11,980
                                ======   ====              ======   ====                 =======
Net interest
margin.............                      3.57%                      3.65%
                                         ====                       ====
                         Year Ended December 31,
                     -------------------------------------------------------------
                                       1997                       1996
                             -------------------------- --------------------------
                     Average Average            Average Average            Average
                     Yield/  Balance            Yield/  Balance            Yield/
                      Cost     (1)     Interest  Cost     (1)     Interest  Cost
                     ------- --------- -------- ------- --------- -------- -------
Assets
Federal funds sold.   5.35%  $ 15,917  $   875   5.43%  $ 26,287  $ 1,393   5.22%
Taxable investment
securities.........   6.20     40,164    2,519   6.27     38,569    2,396   6.21
Loans, net of
unearned discount..   8.40    195,237   16,729   8.60    140,767   12,151   8.51
                             --------- --------         --------- --------
   Total earning
   assets..........   7.65    251,318   20,123   8.03    205,623   15,940   7.66
                             --------- --------         --------- --------
Cash and due from
banks--non-interest
bearing............             7,642                      6,183
Allowance for
possible loan
losses.............            (2,791)                    (2,198)
Premises and
equipment, net.....             1,995                      1,280
Other assets.......             2,690                      2,113
                             ---------                  ---------
   Total assets....          $260,854                   $213,001
                             =========                  =========
Liabilities and
Stockholders'
Equity
Deposits-interest
bearing:
 Interest-bearing
 demand accounts...   2.21%  $ 17,722      377   2.13%  $ 14,523      305   2.10%
 Savings and money
 market deposits...   4.39    127,560    5,880   4.61    102,759    4,613   4.48
 Time deposits.....   5.53     68,252    3,821   5.60     53,601    2,973   5.54
                             --------- --------         --------- --------
   Total interest-
   bearing
   deposits........   4.67    213,534   10,078   4.72    170,883    7,891   4.61
                             --------- --------         --------- --------
Funds borrowed.....   5.06         49        3   5.83      2,483      143   5.67
Term-debt and
subordinated debt..    --         --       --     --         --       --     --
                             --------- --------         --------- --------
   Total interest-
   bearing
   liabilities.....   4.67    213,583   10,081   4.72    173,366    8,034   4.63
                             --------- --------         --------- --------
Non-interest
bearing deposits...            25,053                     20,783
Other liabilities..             1,645                      1,073
Stockholders'
equity.............            20,573                     17,779
                             ---------                  ---------
   Total
   liabilities and
   stockholders'
   equity..........          $260,854                   $213,001
                             =========                  =========
Net interest
income/spread......   2.98%            $10,042   3.31%            $ 7,906   3.03%
                     =======           ======== =======           ======== =======
Net interest
margin.............   3.61%                      4.01%                      3.73%
                     =======                    =======                    =======

----
(1) Average balances were generally computed using daily balances.

   The following table shows the dollar amount of changes in interest income and interest expense by major categories of interest-earning assets and interest-bearing liabilities attributable to changes in volume or rate or both, for the periods indicated. Volume variances are computed using the change in volume multiplied by the previous year's rate. Rate variances are computed using the changes in rate multiplied by the previous year's volume. The change in interest due to both rate and volume has been allocated between the factors in proportion to the relationship of the absolute dollar amounts of the change in each.

                           Three Months Ended
                                March 31,                   Year Ended December 31,
                          -----------------------  -------------------------------------------
                                                     1998 Compared to      1997 Compared to
                          1999 Compared to 1998            1997                  1996
                          -----------------------  --------------------- ---------------------
                          Change   Change          Change  Change        Change Change
                          Due to   Due to  Total   Due to  Due to Total  Due to Due to  Total
                           Rate    Volume  Change   Rate   Volume Change  Rate  Volume  Change
                          -------  ------  ------  ------  ------ ------ ------ ------  ------
                                                  (in thousands)
Federal funds sold......  $   (72) $ (378) $ (450) $ (11)  $1,317 $1,306  $ 52  $ (570) $ (518)
Investment securities...       26     817     843    (30)   1,002    972    23     100     123
Loans, net of unearned
 discount...............   (2,155)  3,167   1,012   (414)   3,305  2,891    96   4,482   4,578
                          -------  ------  ------  -----   ------ ------  ----  ------  ------
 Total interest income..   (2,201)  3,606   1,405   (455)   5,624  5,169   171   4,012   4,183
                          -------  ------  ------  -----   ------ ------  ----  ------  ------
Interest-bearing demand
 accounts...............      (44)     65      21     14       96    110     4      68      72
Savings and money market
 deposits...............     (995)  1,166     171   (292)   1,063    771   126   1,141   1,267
Time deposits...........     (842)  1,248     406    (56)   2,390  2,334    27     821     848
Funds borrowed..........      --      144     144    --        16     16     4    (144)   (140)
                          -------  ------  ------  -----   ------ ------  ----  ------  ------
 Total interest expense.   (1,881)  2,623     742   (334)   3,565  3,231   161   1,886   2,047
                          -------  ------  ------  -----   ------ ------  ----  ------  ------
Net interest income.....  $  (320) $  983  $  663  $(121)  $2,059 $1,938  $ 10  $2,126  $2,136
                          =======  ======  ======  =====   ====== ======  ====  ======  ======

 Provision for loan losses.

   The provision for loan losses decreased 60.0% from $603,000 in 1997 to $362,000 in 1998. Throughout 1998, the allowance for loan losses was reassessed to determine the appropriate level to be maintained. This analysis was influenced by the following factors: the volume and quality of loans and commitments in the portfolio, loss experience, and economic conditions. The reduced provision, despite an increasing portfolio, reflects management's assessment of the overall risk in the loan portfolio.

   The provision for loan losses increased from $524,000 in 1996 to $603,000 in 1997. This 15.1% increase was less than the rate of increase of the loan portfolio. The quality of the loan portfolio in 1997 continued to be as strong as experienced in 1996.

   The provision for loan losses in the first quarter of 1999, was $285,000 as compared to $91,000 in the first quarter of 1998. The reason for this increase was the sharp increase in loan balances of $25.8 million during the first three months of 1999 as compared to $5.3 million in the first three months of 1998.

 Non-interest income.

   Our total non-interest income increased 9.2% from $1.2 million in 1997 to $1.3 million in 1998. The largest component of other income is trust fees. Trust fees increased 9.7% from $937,000 in 1997 to $1.0 million in 1998, reflecting growth in trust assets under administration of $141.6 million, or 30.1%, to $611.6 million at year end 1998. Trust assets have more than doubled since mid-1996. This growth is in part attributable to our success in attracting larger blocks of business and the favorable stock market. During 1997, we earned fees of $119,000 while administering a problem account. This account was transferred to another trust institution late in 1997. Without this income in 1997, the increase in trust income in 1998 over 1997 would have been $210,000, or 25.7%. In 1998, we realized gains from securities sales of $40,000.

   Our non-interest income increased 32.8% from $911,000 in 1996 to $1.2 million in 1997. During this period, trust fees increased 62.4% from $577,000 in 1996 to $937,000 in 1997. Without fees earned on the transferred trust account (on which we earned $59,000 in 1996), our annual increase from 1996 to 1997 would have been 57.9%. In 1997, other income was enhanced by consulting fees of $132,000 which were of a non-recurring nature.

   Non-interest income increased by 61.9% to $442,000 in the first quarter of 1999, as compared to $273,000 in the first quarter of 1998. The major component of non-interest income, trust fees grew to $320,000 in the first quarter of 1999, as compared to $229,000 in the first quarter of 1998. This 39.7% increase follows similar increases in trust assets under administration.

 Non-interest expense.

                                              Three Months
                                               Ended March  Year Ended December
                                                   31,              31,
                                              ------------- --------------------
                                               1999   1998   1998   1997   1996
                                              ------ ------ ------ ------ ------
                                                        (in thousands)
Salaries and employee benefits............... $1,115 $1,102 $4,077 $3,902 $3,411
Occupancy....................................    352    334  1,379  1,274    990
Data processing..............................    131    120    508    396    334
Marketing....................................    153    139    567    500    424
Amortization of organization costs...........    --     --     --     --      23
Professional fees............................    178     94    561    448    326
Insurance....................................     41     30    134    115     82
Other expense................................    285    181    864    627    508
                                              ------ ------ ------ ------ ------
  Total non-interest expense................. $2,255 $2,000 $8,090 $7,262 $6,098
                                              ====== ====== ====== ====== ======

   Total non-interest expense increased 11.4% from $7.3 million in 1997, to $8.1 million in 1998. Non-interest expense as a percentage of average assets declined from 2.7% in 1997 to 2.3% in 1998, reflecting the increased efficiency of our infrastructure in supporting our growth rate. Similar improvements in efficiency have been achieved in each year of the Company's existence. Non-interest expense increased 19.1% from $6.1 million in 1996, to $7.3 million in 1997. Non-interest expense as a percentage of average assets declined from 2.8% in 1996 to 2.7% in 1997.

   The efficiency ratio, which measures the percentage of net revenue that is paid as non-interest expense, has improved each year from 69% in 1996, to 65% in 1997, to 61% in 1998. This is an indication that expenses have not grown as quickly as revenues. It also supports the statement that the Company was able to grow into the infrastructure established in its early years.

   Salaries and employee benefits increased 4.5% to $4.1 million in 1998 from $3.9 million in 1997. Growth from 1996 to 1997 was $491,000, or 14.4%. Staff levels have been kept under control with the number of full time equivalent employees increasing from 59.0 at year-end 1996, to 66.5 at year-end 1997 and
70.5 at year-end 1998. Except for staffing of the Oak Brook facility at year-end 1996, there have been no additions at the executive level for the periods discussed. Staff additions have been necessary to support growth of the business.

   Occupancy costs related to our facilities showed increases of $105,000, or 8.2% from 1997 to 1998, and $284,000, or 28.7% from 1996 to 1997. The majority of our increase in operating expenses in 1997 was related to the opening of our Oak Brook office in January 1997, and a full year's rent paid in 1997 for an additional floor of the Chicago office.

   Insurance costs related to our property, liability, and bond coverages increased by $19,000, or 16.5%, from 1997 to 1998. The increased costs are primarily related to increases in coverage commensurate with our growth. Deposit insurance was an insignificant expense in each of the years.

   Data processing increases for 1997 and 1998 are volume-related. During the third quarter of 1999, we will be converting the processing of our loan and deposit applications to a different service bureau. This is the result of our current processor's announcement that it will be terminating operations in 2000. We expect our data processing expense to increase in 1999 as a result of this conversion, and remain at higher levels in the years to follow.

   Professional fees which include legal, accounting and consulting services increased by $113,000, or 25.2% from 1997 to 1998, and $122,000, or 37.4% from
1996 to 1997. Reasons for these increases include increased usage of audit and accounting services, consulting services related to regulatory compliance, and in 1998, increases in investment advisory services related to our investment portfolio.

   Other expenses include office supplies, postage, telephone, delivery, training, director fees, filing fees and duplicating. The majority of increases in these items are related to growth of the Company.

   Non-interest expense increased by 12.8% to $2.3 million in the first quarter of 1999, as compared to $2.0 million in the first quarter of 1998. This percentage increase was well below increase percentages earned in net interest income and non-interest income. Most notable were increases in professional fees related to bank investment portfolio consultants, year 2000 consultants and internal audit expenses.

 Provision for income taxes.

   Our consolidated income tax rate varies from statutory rates principally due to certain interest income which is tax-exempt for federal and state purposes, and our expenses which are disallowed for tax purposes. Increases in our income tax provision for the three years ended December 31, 1998 are primarily related to increases in pre-tax earnings.

   Income taxes in the first quarter of 1999, included the effect of federally non-taxable interest earned on our municipal bond portfolio and the result of a tax-advantaged investment program initiated in February 1999.

Financial Condition

 Loans.

   Our loan clients include individuals, partnerships and corporations. Loan types include commercial real estate, which is concentrated in apartment buildings, residential real estate, commercial, personal, home equity, and construction. Loan quality has remained high with low levels of delinquencies and minimal charge-offs.

   The following table sets forth our loan portfolio by category as of March 31, 1999, and as of December 31 for the previous five fiscal years:

                                                    December 31,
                             March   -------------------------------------------
                            31, 1999   1998     1997     1996     1995    1994
                            -------- -------- -------- -------- -------- -------
                                               (in thousands)
Commercial real estate..... $108,599 $ 94,392 $ 55,429 $ 39,452 $ 29,114 $22,402
Residential real estate....   62,208   54,171   56,307   45,012   25,973  21,696
Commercial.................   53,834   46,800   33,862   28,004   22,906  18,092
Personal...................   45,122   44,094   42,077   35,339   28,150  20,466
Home equity................   19,860   20,100   20,680   20,683   18,707  11,504
Construction...............   18,143   22,408   10,140    2,853    1,219     747
Bankers' acceptances.......      --       --       --       --       --    3,473
                            -------- -------- -------- -------- -------- -------
  Total loans.............. $307,766 $281,965 $218,495 $171,343 $126,069 $98,380
                            ======== ======== ======== ======== ======== =======

   The following table classifies the loan portfolio, by category, at March 31, 1999, by date at which the loans mature:

                                                                    More than one
                                                  After                  year
                          One year   From one      five            ----------------
                          or less  to five years  years    Total    Fixed  Variable
                          -------- ------------- -------- -------- ------- --------
                                               (in thousands)
Commercial real estate..  $ 16,388   $ 53,400    $ 38,811 $108,599 $36,538 $ 55,673
Residential real estate.     3,142      4,639      54,427   62,208  13,476   45,590
Commercial..............    32,233     21,236         365   53,834   4,741   16,860
Personal................    38,018      6,191         913   45,122   1,092    6,012
Home equity.............     1,032      9,941       8,887   19,860     --    18,828
Construction............    11,932      5,906         305   18,143   1,993    4,218
                          --------   --------    -------- -------- ------- --------
  Total loans...........  $102,745   $101,313    $103,708 $307,766 $57,840 $147,181
                          ========   ========    ======== ======== ======= ========

 Asset Quality.

   The following table classifies our non-performing loans as of the dates shown:

                                                     December 31,
                                  March 31, ----------------------------------
                                    1999     1998   1997   1996    1995   1994
                                  --------- ------  ----  ------  ------  ----
                                           (dollars in thousands)
Nonaccrual loans.................   $--     $  --   $--   $  --   $2,298  $--
Loans past due 90 days or more...    361     1,016   527   1,116     100   144
                                    ----    ------  ----  ------  ------  ----
  Total non-performing loans.....    361     1,016   527   1,116   2,398   144
                                    ----    ------  ----  ------  ------  ----
Other real estate owned..........    --        --    --      --      --    --
                                    ----    ------  ----  ------  ------  ----
  Total non-performing assets....   $361    $1,016  $527  $1,116  $2,398  $144
                                    ====    ======  ====  ======  ======  ====
Total non-performing loans to
 total loans.....................   0.12%     0.36% 0.24%   0.65%   1.90% 0.15%
Total non-performing assets to
 total assets....................   0.08      0.24  0.17    0.45    1.22  0.10

   It is our policy to discontinue the accrual of interest income on any loan for which we have reasonable doubt as to the payment of interest or principal. Nonaccrual loans are returned to an accrual status when the financial position of the borrower indicates there is no longer any reasonable doubt as to the payment of principal or interest.

   Other than those loans reflected in the table above, we had no significant loans for which the terms had been renegotiated or restructured, or for which we had serious doubts as to the ability of the borrower to comply with repayment terms. We did not have any Other Real Estate Owned as of any of the dates shown.

   Potential Problem Loans. In addition to those loans reflected in the table above, we have identified some loans through our problem loan identification system which exhibit a higher than normal credit risk. Loans in this category include those with characteristics such as those past maturity more than 90 days, those that have recent adverse operating cash flow or balance sheet trends, or have general risk characteristics that the managing director believes might jeopardize the future timely collection of principal and interest payments. The principal amount of loans in this category as of March 31, 1999 was $960,000. At March 31, 1999, there were no significant loans which were classified by any bank regulatory agency that are not included above as nonaccrual, past due or restructured.

   Loan Concentrations. Loan concentrations are considered to exist when there are amounts loaned to a multiple number of borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other conditions. Other than loans made to borrowers residing in the Chicago metropolitan area and our involvement in lending secured by real estate, we had no concentrations of loans exceeding 10% of total loans at March 31, 1999.

 Allowance for Loan Losses.

   We believe our loan loss experience to date reflects the high credit quality of our loan portfolio. The following table shows changes in the allowance for loan losses resulting from additions to the allowance and loan charge-offs for each of the periods shown. All charge-offs have been of loans in the personal loan category. There were no recoveries on loans previously charged off in any of the periods. Charge-offs as a percentage of average total loans have been negligible.

                                                    December 31,
                           March 31, -------------------------------------------
                             1999      1998     1997     1996     1995    1994
                           --------- -------- -------- -------- -------- -------
                                              (in thousands)
Balance at beginning of
 period..................  $  3,410  $  3,050 $  2,450 $  1,955 $  1,025 $   728

Loans charged-off:
Commercial real estate...       --        --       --       --       --      --
Residential real estate..       --        --       --       --       --      --
Commercial...............       --        --       --       --       --      --
Personal.................       --          2        3       29      --        8
Home equity..............       --        --       --       --       --      --
Construction.............       --
                           --------  -------- -------- -------- -------- -------
  Total loans charged-
   off...................       --          2        3       29      --        8
                           --------  -------- -------- -------- -------- -------
Provision for loan
 losses..................       285       362      603      524      930     305
                           --------  -------- -------- -------- -------- -------
Balance at end of period.  $  3,695  $  3,410 $  3,050 $  2,450 $  1,955 $ 1,025
                           ========  ======== ======== ======== ======== =======
Average total loans......  $288,987  $234,486 $195,605 $141,043 $111,855 $80,717
                           ========  ======== ======== ======== ======== =======

   The following table shows our allocation of the allowance for loan losses by specific category at the end of each of the periods shown. We considered various qualitative and quantitative factors about the loan portfolio which we deemed relevant.

                                                                       December 31,
                     March 31,     ------------------------------------------------------------------------------------
                        1999             1998             1997             1996             1995             1994
                  ---------------- ---------------- ---------------- ---------------- ---------------- ----------------
                           % of             % of             % of             % of             % of             % of
                           Total            Total            Total            Total            Total            Total
                  Amount Allowance Amount Allowance Amount Allowance Amount Allowance Amount Allowance Amount Allowance
                  ------ --------- ------ --------- ------ --------- ------ --------- ------ --------- ------ ---------
                                                         (dollars in thousands)
Commercial real
 estate.......... $  928    25.1%  $  732    21.5%  $  429    14.1%  $  295    12.0%  $  226    11.6%  $  174    17.0%
Residential real
 estate..........    303     8.2      277     8.1      306    10.0      254    10.4      142     7.3      125    12.2
Commercial.......    833    22.5      693    20.3      464    15.2      422    17.2      913    46.7      271    26.4
Personal.........    509    13.8      545    16.0    1,037    34.0      973    39.7      392    20.1      290    28.3
Home equity......    217     5.9      201     5.9      201     6.6      184     7.5      164     8.4      105    10.2
Construction.....    185     5.0      236     6.9      106     3.5       28     1.1       13     0.7        7     0.7
Unallocated......    720    19.5      726    21.3      507    16.6      294    12.0      105     5.4       53     5.2
                  ------   -----   ------   -----   ------   -----   ------   -----   ------   -----   ------   -----
 Total........... $3,695   100.0%  $3,410   100.0%  $3,050   100.0%  $2,450   100.0%  $1,955   100.0%  $1,025   100.0%
                  ======   =====   ======   =====   ======   =====   ======   =====   ======   =====   ======   =====

   Control of our loan quality is continually monitored by management and is reviewed by the loan/investment committee of the Board of Directors of PrivateBank on a monthly basis. The amount of additions to the allowance for loan losses which are charged to earnings through the provision for loan losses are determined based on a variety of factors, including assessment of the credit risk of the portfolio, delinquent loans, an evaluation of current and prospective economic conditions in the market area, actual charge-offs during the year and historical loss experience.

   We maintain an allowance for loan losses sufficient to absorb credit losses inherent in our loan portfolio. The allowance for loan losses represents our estimate of probable losses in the portfolio at each balance sheet date and is supported by all available and relevant information. The allowance contains provisions for probable losses that have been identified relating to specific borrowing relationships as well as probable losses inherent in our loan portfolio and credit undertakings that are not specifically identified. We believe that the allowance for loan losses is adequate to provide for estimated probable credit losses inherent in our loan portfolio.

 Investment Securities.

   Investments are substantially comprised of federal funds sold and securities. "Federal funds sold" are overnight investments in which, except for cash reserves, all remaining funds are invested. Our securities portfolio is primarily comprised of U.S. Treasury securities and agency obligations, municipal bonds, collateralized mortgage obligations, and corporate securities. In the fourth quarter of 1998, we invested in municipal bonds to take advantage of their favorable taxable equivalent yields. Equity securities consist of minimal investments in the FHLB and NHS.

   All of our investment securities are classified as "available for sale" to give us the flexibility to alter the composition of our portfolio, and are carried at fair value. The table below shows the estimated fair value of investment securities at the dates indicated, presented by category.

                                                              December 31,
                                              March 31, ------------------------
                                                1999      1998    1997    1996
                                              --------- -------- ------- -------
                                                        (in thousands)
Available-for-Sale
U.S. Treasury securities and U.S. Government
 agency obligations.........................  $  5,058  $  6,095 $ 6,066 $ 7,095
State and political subdivision obligations.    40,608    37,804     --      --
Collateralized mortgage obligations.........    47,536    61,414  40,308  14,171
Corporate debt securities...................    10,280    10,263  18,269  21,951
Equity securities...........................     1,654     1,315     740   1,400
                                              --------  -------- ------- -------
  Total investment securities...............  $105,136  $116,891 $65,383 $44,617
                                              ========  ======== ======= =======

   Maturities of investment securities, by category, as of March 31, 1999, are shown in the following table.

                           Within    From one    From five to   After     Equity
                          one year to five years  ten years   ten years securities  Total
                          -------- ------------- ------------ --------- ---------- --------
                                                   (in thousands)
U.S. Treasury securities
 and U.S. Government
 agency obligations.....   $4,039     $1,019        $  --      $   --     $  --    $  5,058
State and political
 subdivision
 obligations............      451      2,598         2,764      34,795       --      40,608
Collateralized mortgage
 obligations............      --         --          4,707      42,829       --      47,536
Corporate debt
 securities.............      --         --            --       10,280       --      10,280
Equity securities.......      --         --            --          --      1,654      1,654
                           ------     ------        ------     -------    ------   --------
  Total investment
   securities...........   $4,490     $3,617        $7,471     $87,904    $1,654   $105,136
                           ======     ======        ======     =======    ======   ========

   The weighted average yield (computed on a tax equivalent basis) for each range of maturities of securities, by category, is shown below as of March 31, 1999:

                           Within    From one    From five to   After     Equity
                          one year to five years  ten years   ten years securities Total
                          -------- ------------- ------------ --------- ---------- -----
U.S. Treasury securities
 and U.S. Government
 agency obligations.....    6.02%      5.80%          --         --         --     5.97%
State and political
 subdivisions
 obligations............    4.82       5.27          5.98%      7.09%       --     6.88
Collateralized mortgage
 obligations............     --         --           5.22       5.88        --     5.81
Corporate debt
 securities.............     --         --            --        7.05        --     7.05
Equity securities.......     --         --            --         --        6.10%   6.10
                            ----       ----          ----       ----       ----    ----
  Total investment
   securities...........    5.90%      5.42%         5.50%      6.50%      6.10%   6.36%
                            ====       ====          ====       ====       ====    ====

 Deposits.

   In 1998, total deposits increased by $79.2 million, or 27.7%, to $365.0 million. Over each of the past three years, our deposits have grown at rates in excess of 25% per year. We rely upon our clients to provide funds to support our lending and investment activities. Our deposit mix is substantially comprised of interest-bearing deposits. As a client service, we facilitate quick and convenient transfers of funds to checking accounts on an as-needed basis. This contributes to our clients keeping account balances that we believe to be in excess of those at most other financial institutions. While these larger, interest-bearing accounts tend to increase our cost of funds, we are able to support our asset base with a smaller number of accounts to service, at a lower cost per dollar of deposits, than at similar banks of similar asset size. For the period ended March 31, 1999, the average aggregate balance per client relationship was approximately $94,000.

   The following table presents the balances of deposits by category, and each category as a percentage of total deposits, at March 31, 1999 and at December 31, 1998, 1997 and 1996.

                                                                December 31,
                                            -----------------------------------------------------
                           March 31, 1999         1998              1997              1996
                          ----------------- ----------------- ----------------- -----------------
                                   Percent           Percent           Percent           Percent
                          Balance  of Total Balance  of Total Balance  of Total Balance  of Total
                          -------- -------- -------- -------- -------- -------- -------- --------
                                                  (dollars in thousands)
Demand..................  $ 32,582    8.5%  $ 39,490   10.8%  $ 34,234   12.0%  $ 21,177    9.5%
Savings.................       499    0.1        482    0.1        640    0.2        258    0.1
Interest-bearing demand.    27,390    7.1     26,508    7.3     26,084    9.1     17,263    7.8
Money market............   180,372   46.9    170,231   46.6    134,985   47.3    122,589   55.1
Certificates of deposit.   143,611   37.4    128,283   35.2     89,830   31.4     61,284   27.5
                          --------  -----   --------  -----   --------  -----   --------  -----
  Total deposits........  $384,454  100.0%  $364,994  100.0%  $285,773  100.0%  $222,571  100.0%
                          ========  =====   ========  =====   ========  =====   ========  =====

   The aggregate amounts of time deposits, in denominations of $100,000 or more, by maturity, are shown below as of the dates indicated:

                                                             December 31,
                                               March   ------------------------
                                              31, 1999   1998    1997    1996
                                              -------- -------- ------- -------
                                                       (in thousands)
      Three months or less................... $ 89,109 $ 67,922 $37,389 $26,833
      Over three through six months..........   16,478   18,974  16,200   7,638
      Over six through twelve months.........   14,348   17,664  16,100   9,353
      Over twelve months.....................    1,248      904     941     400
                                              -------- -------- ------- -------
        Total................................ $121,183 $105,464 $70,630 $44,224
                                              ======== ======== ======= =======

   Over the past several years, in a low interest rate, relatively flat yield curve environment, our clients have chosen to keep the maturities of their deposits short. We expect these short-term certificates of deposit to be renewed on terms and with maturities similar to those currently in place. In the event that certain of these certificates of deposits are not renewed and the funds are withdrawn from the bank, we will replace those deposits with other forms of borrowed money or capital as discussed below, or liquidate assets to reduce our funding needs.

Liquidity and Capital Resources

   The following table reflects various measures of our capital at March 31, 1999, and at December 31, 1998, 1997 and 1996:

                                                              December 31,
                                                  March 31, -------------------
                                                    1999    1998   1997   1996
                                                  --------- -----  -----  -----
      Total equity to total assets...............    6.97%   7.03%  7.92%  8.20%
      Total risk-based capital ratio.............   11.21   11.53  11.75  12.21
      Tier 1 risk-based capital ratio............   10.05   10.40  10.50  10.96
      Leverage ratio.............................    7.53    7.88   8.70   8.71

   At March 31, 1999, we exceeded the minimum levels of all regulatory capital requirements, and PrivateBank was considered "well-capitalized" under regulatory standards. Based on guidelines established by the Federal Reserve Bank, a bank holding company is required to maintain a leverage ratio (Tier 1 capital/total assets less intangibles) of 4.0%, a ratio of Tier 1 capital to risk-based assets of 4.0% and a ratio of total capital to risk-based assets of 8.0%.

   Since inception, we have raised over $22 million in a series of common stock offerings to provide the necessary capital to support our growth. The proceeds of these common stock offerings have been the principal source of funds at the holding company level. We have regularly infused capital into our bank subsidiary as and when needed to maintain adequate capital ratios and have tended to retain the balance of the holding company funds on deposit in a non-interest bearing account at PrivateBank to be available for its funding and liquidity purposes. The following table shows the funds we have raised through private placements of our common stock:

                                Number of  Price Per Gross Proceeds Net Proceeds
                               Shares Sold   Share     to Company    to Company
      Date of Offering         ----------- --------- -------------- ------------
                               (dollars in thousands, except per share amounts)
      4Q 1989.................     80,800   $ 6.25       $  505        $  505
      1Q 1991.................  1,334,400     6.25        8,340         8,340
      3Q 1992.................    412,208     6.88        2,834         2,781
      2Q 1994.................  1,023,264     7.81        7,994         7,877
      2Q 1997.................    208,256    10.94        2,278         2,251
      4Q 1998.................     46,000    16.00          736           736

   Liquidity management at PrivateBank involves planning to meet anticipated funding needs at a reasonable cost. Liquidity management is guided by policies, formulated and monitored by our senior management and the Bank's asset/liability committee, which takes into account the marketability of assets, the sources and stability of funding and the level of unfunded commitments. PrivateBank's principal sources of funds are deposits, short-term borrowings and capital contributions by the Company out of the proceeds of our common stock offerings.

   PrivateBank's core deposits, the most stable source of liquidity for PrivateBank due to the nature of long-term relationships generally established with clients, are available to provide long-term liquidity. At March 31, 1999, 61.1% of our total assets were funded by core deposits. At December 31, 1998, 62.5% of our total assets were funded by core deposits. At December 31, 1997 and 1996, 69.5% and 72.8% of total assets were funded by core deposits, respectively.

   We periodically use services of the FHLB for short-term funding needs and other correspondent services. At March 31, 1999, we had a short-term advance of $10.0 million outstanding at 5.00% with a maturity of April 5, 1999, and at December 31, 1998, we had a short-term advance of $20.0 million at 5.20% which matured on January 7, 1999. In addition, we periodically use the FHLB to supply letters of credit as collateral to support public fund deposits. At March 31, 1999, we had FHLB letters of credit of $17.3 million outstanding. At December 31, 1998, we had no FHLB letters of credit outstanding. We pay 0.125% per annum for FHLB letters of credit. The following table shows our maximum availability for and usage of FHLB advances and letters of credit.

                                        Availability  Usage
           Date                         ------------ -------
                                           (in thousands)
           March 31, 1999..............   $52,117    $27,340
           December 31, 1998...........    45,842     20,000
           December 31, 1997...........    32,673      7,905
           December 31, 1996...........    25,214     10,890

   Liquid assets refers to money market assets such as federal funds sold, as well as available-for-sale securities. Net liquid assets represent the sum of the liquid asset categories less the amount of assets pledged to secure public funds. At March 31, 1999, net liquid assets were approximately $83.1 million. At December 31, 1998, net liquid assets totaled approximately $104.5 million, compared to approximately $76.2 million at December 31, 1997 and $55.4 million at December 31, 1996.

   PrivateBank accepts deposits from a variety of municipal entities. Typically, these municipal entities require that banks pledge marketable securities to collateralize these public deposits. The State of Illinois also accepts FHLB letters of credit as collateral. At March 31, 1999 and December 31, 1998, 1997 and 1996, PrivateBank had approximately $9.7 million, $15.0 million, $13.1 million and $11.5 million, respectively, of securities collateralizing such public deposits. Deposits requiring pledged assets are not considered to be core deposits, and the assets that are pledged as collateral for these deposits are not deemed to be liquid assets.

Our Information Systems and the Year 2000

   The year 2000 issue is a computer programming concern that centers on the inability of certain computer systems to recognize the year 2000 and other year 2000-sensitive dates. Many existing computer programs and systems were originally programmed to accept only six-digit date fields. In these systems, the calendar year is identified by the last two digits only. This problem may leave these programs and computers unable to distinguish between dates in the twentieth and twenty-first centuries. For example, some computers will treat "00" as the year 1900, rather than 2000. These computers may also be unable to correctly identify the year 2000 as a leap year. The inability of these computer systems to recognize dates could result in the failure of critical applications of the generation of inaccurate results. Therefore, these systems must be replaced or upgraded to become compliant with the year 2000 and to avoid these errors.

   Like most providers of financial services, we are particularly sensitive to the year 2000 issue because our operations depend on computer-generated financial information. Software, hardware and equipment both within and outside of our direct control, and third parties with whom we electronically or operationally interact may be adversely affected by this issue. These third parties include our clients as well as third party vendors providing data processing services, information systems management, computer system maintenance and credit bureau information. In addition, under certain circumstances, failure to address adequately the year 2000 issue could adversely affect the viability of our suppliers and creditors and the creditworthiness of our borrowers. If not adequately addressed, the year 2000 issue could have a significant adverse effect on our products, services and competitive condition and ultimately our financial condition and results of operations.

   Regulatory Oversight. Regulators of financial institutions have increased their focus on year 2000 compliance issues, have issued guidance concerning the responsibilities of senior management and directors and are conducting periodic examinations to ascertain the state of year 2000 compliance readiness. The Federal Financial Institutions Examination Council ("FFIEC") has issued a number of interagency statements on Year 2000 Project Management Awareness. These statements require financial institutions to, among other things, examine the year 2000 implications of their reliance on vendors and with respect to data exchange and the potential impact of the year 2000 issue on their customers, suppliers and borrowers. These statements also require each federally regulated financial institution to survey its exposure, measure its risk and prepare a plan to address the year 2000 issue. In addition, the federal banking regulators have issued safety and soundness guidelines to be followed by insured depository institutions to ensure resolution of any year 2000 problems. The federal banking agencies have asserted that year 2000 testing and certification is a key safety and soundness issue in conjunction with regulatory examinations. Consequently, an institution's failure to appropriately and timely address the year 2000 issue could result in supervisory action, including the reduction of the institution's supervisory ratings, which almost certainly would involve the denial of future applications for approval of mergers or acquisitions until compliance is achieved. In certain egregious situations, civil money penalties may be imposed.

   Our Readiness. At the direction of our Board of Directors, we have established a year 2000 readiness committee and have engaged consultants qualified to help us address our year 2000 issues. Our consultants are experienced with technology issues and year 2000 compliance, and have worked closely with our year 2000 readiness committee.

  Following the guidelines established by the FFIEC, we have broken down our compliance efforts into six stages: awareness, assessment, renovation, validation, implementation and contingency planning.

  . Awareness. During our awareness phase, we educated ourselves on the issues and risks associated with the year 2000 problem. We also identified the aspects of our operations which are year 2000 sensitive.

  . Assessment. During this stage, we were able to determine the scope of our entire year 2000 readiness project. We reviewed our systems, equipment, vendors, client exposure, counterparties and fiduciary risk. As part of this stage, we established a formal liquidity risk management plan, which included a contingency plan to aid in mitigating risks involved with potential withdrawal of client funds before or after the year 2000 rollover date. This plan has been approved by our Board of Directors.

  . Renovation. For most companies, this phase is time consuming and complicated. It involves upgrading or replacing all sensitive systems and equipment. Because we rely on third party vendors for virtually all of our systems and for our data processing needs, our internal renovations were minimal. We have undertaken efforts to ensure that our third party vendors are also year 2000 compliant. We have polled each of our third party vendors regarding their compliance efforts, and our year 2000 project manager monitors the year 2000 readiness and financial status of all of our vendors at least on a quarterly basis. However, we cannot be sure that each of our third party vendors will complete their compliance efforts in a timely manner or successfully maintain year 2000 readiness.

    We consider those third party vendors who provide us significant services to be "mission critical" to our operations. As of May 28, 1999, we had received responses to our inquiries regarding their year 2000 compliance efforts from 100% of them, and each of them claims to be year 2000 compliant. In connection with our inquiries and their responses, we have also completed an assessment of the financial and operational capabilities of each of these "mission critical" vendors. Although we do not have any contractual assurances that our "mission critical" vendors are or will be year 2000 compliant, based on their responses and our assessments, we believe each of them has taken appropriate steps to prepare for the year 2000, and that we will have no material exposure from our vendors involving the year 2000 issue.

    We have also undertaken to assess the year 2000 readiness of our significant borrowers and other clients consistent with the guidelines of the banking regulations. Each of these clients has been contacted regarding the year 2000 issue and the need for readiness. Management continues to solicit client response and to monitor clients' preparedness for year 2000. Failure of clients to prepare for year 2000 could have a significant adverse effect on their operations and profitability, potentially causing their ability to repay loans to be impaired, which could adversely affect our results. At this time, we are unable to estimate with reliability the extent to which our significant borrowers and other clients are susceptible to potential problems relating to the year 2000 issue, or to quantify the potential impact to us in this case.

  . Validation. We have completed the validation, or testing, phase of our readiness project. Using a comprehensive test plan developed with our consultants, we have tested, either individually or in collaboration with our third party vendors, each system and piece of equipment currently in place in our offices for year 2000 readiness and compatibility with other systems with which they interface. Our plan, which we modeled on FFIEC recommendations, indicates, on a system-by-system basis, the methods used to validate each system and includes procedures for documenting test results. Our consultants have monitored the maintenance of process controls throughout the testing process. Our internal auditors have reviewed the results of our year 2000 testing.

    We are currently in the process of transferring our loan and deposit processing to a new provider. Our conversion date is scheduled for the end of August 1999. We have been working with our new vendor since early April 1999. The pre-conversion preparation process is approximately 50% complete. Through the use of proxy testing, we will be validating the results of our new vendor's year 2000 readiness. This validation process has not yet begun but will be completed before the actual conversion date. In addition, we have received contractual assurances from this new data processing provider that its software systems are and will be year 2000 compliant. However, if this vendor ultimately fails to be prepared for the year 2000, we have by contract waived any rights to claim damages from them. Our business may be disrupted in the event of failure of the data processing system to handle the century date change successfully, and we could be materially adversely affected in this event.

  . Implementation. We have completed the testing and have implemented necessary changes to computer hardware, network equipment and operating systems owned by us and located in our offices. We are currently using most of these systems in their year 2000 compliant version. As we continue to evaluate and modify these systems as needed, we will use our best efforts to maintain our year 2000 compliance. Because virtually all of our year 2000-related software modifications are handled by third-party processing services, and because we have no control over the renovation of software code, we will continue to monitor software application upgrade releases from our vendors and the year 2000 implications of such releases. We will continue to implement such changes as are necessary based on the results of our validation efforts and our ongoing monitoring efforts.

  . Contingency. The final stage of our readiness project involves the creation of a business continuity plan which outlines how our operations will continue in the event that we are unable to ensure that all of our operations will be compliant, or if we experience a failure of any of our systems. Our business continuity plan is completed and we expect to have our business resumption validation procedures completed prior to June 30, 1999. In our business continuity plan, we identify possible scenarios which could be the result of year 2000 failures. These scenarios include malfunction of automated systems, loss of electrical power and extraordinary needs for cash. In each case, our plan considers solutions including use of electronic and manual alternatives to our primary operating systems, operating from alternative physical sites and acquiring replacements for equipment. During the third quarter of 1999, where practical, we will selectively test our business resumption validation procedures.

   The Costs of Our Compliance Efforts. We estimate that the entire cost of our year 2000 readiness project will be approximately $650,000. These costs include:

  .  upgrades of existing systems and equipment;

  .  acquisitions of new systems and equipment;

  .  consultant fees and expenses; and

  .  allocated personnel costs.

Through March 31, 1999, we have spent approximately $400,000 toward our year 2000 readiness.

   The Risks Involved in Our Efforts. Although we are working closely with our consultants, our third party vendors and our regulators to upgrade our systems and operations, there can be no assurance that all of our operations will be year 2000 compliant. In the event of system failure, either internally, or on the part of one or more of our vendors, our operations may be adversely affected. We may experience an interruption in our business and incur significant losses.

Asset/Liability Management Policy

   As a continuing part of our financial strategy, we attempt to manage the impact of fluctuations in market interest rates on our net interest income. This effort entails providing a reasonable balance between interest rate risk, credit risk, liquidity risk and maintenance of yield. Asset/liability management policy is established by our Board of Directors and monitored by management. Our asset/liability policy sets standards within which we are expected to operate. These standards include guidelines for exposure to interest rate fluctuations, liquidity, loan limits as a percentage of funding sources, exposure to correspondent banks and brokers, and reliance on non-core deposits. Our policy also states the reporting requirements to our Board of Directors. Our investment policy complements our asset/liability policy by establishing criteria by which we may purchase securities. These criteria include approved types of securities, brokerage sources, terms of investment, quality standards, and diversification.

   The following table illustrates our estimated interest rate sensitivity and periodic and cumulative gap positions calculated as of March 31, 1999.

                                  Time to Maturity or Repricing
                               ---------------------------------------
                                 0-90     91-365      1-5      Over 5
                                 Days      Days      Years     Years     Total
                               --------  ---------  --------  --------  --------
                                          (dollars in thousands)
Interest-Earning Assets:
  Loans......................  $163,231  $  22,535  $107,224  $ 14,732  $307,722
  Investments................     9,717     27,096    30,736    37,682   105,231
  Federal funds sold.........     7,759        --        --        --      7,759
                               --------  ---------  --------  --------  --------
    Total interest-earning
     assets..................  $180,707  $  49,631  $137,960  $ 52,414  $420,712
                               ========  =========  ========  ========  ========
Interest-Bearing Liabilities:
  Interest-bearing demand....  $    --         --        --     27,390  $ 27,390
  Savings and money market...   138,109     42,263       --        499   180,871
  Time deposits..............   100,815  $  39,452  $  3,344       --    143,611
  Funds borrowed.............    10,000        --        --        --     10,000
                               --------  ---------  --------  --------  --------
    Total interest-bearing
     liabilities.............  $248,924  $  81,715  $  3,344  $ 27,889  $361,872
                               ========  =========  ========  ========  ========

Cumulative:
  Rate sensitive assets
   (RSA).....................  $180,707  $ 230,338  $368,298  $420,712

  Rate sensitive liabilities
   (RSL).....................  $248,924  $ 330,639  $333,983  $361,872

    GAP (GAP = RSA-RSL)......  $(68,217) $(100,301) $ 34,315  $ 58,840

RSA/RSL......................      72.6%      69.7%    110.3%    116.3%
RSA/Total assets.............      41.9       53.4      85.4      97.6
RSL/Total assets.............      57.7       76.7      77.4      84.0

GAP/Total assets.............      15.8%      23.3%      8.0%     13.7%
GAP/RSA......................      16.2       23.8       8.2      14.0

   We measure the impact of interest rate changes on our income statement through the use of gap analysis. The gap represents the net position of assets and liabilities subject to repricing in specified time periods. During any given time period, if the amount of rate sensitive liabilities exceeds the amount of rate sensitive assets, a company would generally be considered negatively gapped and would benefit from falling rates over that period of time. Conversely, a positively gapped company would generally benefit from rising rates.

   We have structured the assets and liabilities of our company to mitigate the risk of either a rising or falling interest rate environment. We manage our gap position at the one year horizon. Depending upon our assessment of economic factors such as the magnitude and direction of projected interest rates over the short- and long-term, we generally operate within guidelines set by our asset/liability policy and attempt to maximize our returns within an acceptable degree of risk. Our policy states that we shall maintain a gap position at the one year horizon of between 0.70 and 1.30. Our position at March 31, 1999 was
0.697 and was outside of the guidelines of our policy. We have continued to maintain our gap position near the low end set by our policy guidelines and expect to continue to operate in this manner as long as the general rate structure of the economy and our business opportunities remain consistent. Therefore, generally speaking, a short-term rise in interest rates will hurt earnings, while a short-term drop in interest rates would help earnings.

   Interest rate changes do not affect all categories of assets and liabilities equally or simultaneously. There are other factors which are difficult to measure and predict that would influence the effect of interest rate fluctuations on our income statement. For example, a rapid drop in interest rates might cause our loans to repay at a more rapid pace and certain mortgage-related investments to prepay more quickly than projected. This could mitigate some of the benefits of falling rates as are expected when negatively gapped. Conversely, a rapid rise in rates could give us an opportunity to increase our margins and stifle the rate of repayment on our mortgage-related loans which would increase our returns.

   The following table shows the "rate shock" results of a simulation model that attempts to measure the effect of rising and falling interest rates over a two-year horizon in a rapidly changing rate environment.

                                                           +200 Basis -200 Basis
                                                             Points     Points
                                                           ---------- ----------
      Percentage change in net interest income due to an
       immediate 200 basis point change in interest rates
       over a two-year time horizon......................    -8.7%      +10.3%

   This table shows that if there was an instantaneous, parallel shift in the yield curve of +200 basis points, we would suffer a decline in net interest income of 8.7% over a two year horizon. Conversely, a like shift of -200 basis points would increase net interest income by 10.3% over a two year horizon. We used a sensitivity model which simulated these interest rate changes on our earning assets and interest-bearing liabilities. This process allows us to explore the complex relationships among the financial instruments in various interest rate environments.

   The preceding sensitivity analysis is based on numerous assumptions including: the nature and timing of interest rate levels including the shape of the yield curve, prepayments on loans and securities, changes in deposit levels, pricing decisions on loans and deposits, reinvestment/replacement of asset and liability cash flows and others. While assumptions are developed based upon current economic and local market conditions, we cannot make any assurances as to the predictive nature of these assumptions including how client preferences or competitor influences might change.

   Interest rate exposure is measured by the potential impact on our income statement of possible changes in interest rates. We use information from our gap analysis and rate shock calculations as input to help manage our exposure to changing interest rates. During the past year, we have managed our balance sheet in a negatively gapped position, reflecting our outlook that the U.S. economy will be stable with general interest rate levels stable to falling. We recognized opportunities to extend maturities on assets to take advantage of higher interest rates at longer maturities.

   We use our rate shock information to tell us how much exposure we have to rapidly changing rates. Based on historical information and our assessment of future interest rate trends, we do not believe there is a substantial risk of rapidly rising rates, which would negatively impact our income statement. Conversely, we also believe there is minimal likelihood of rapidly falling rates, which would positively impact our income statement.

   We feel that more likely scenarios include gradual changes in interest rate levels. We continue to monitor our gap and rate shock reports to detect changes to our exposure to fluctuating rates. We have the ability to shorten or lengthen maturities on newly acquired assets, sell investment securities, or seek funding sources with different maturities in order to change our asset and liability structure for the purpose of mitigating the effect of interest rate risk.

Inflation

   Our consolidated financial statements and the related notes thereto, presented elsewhere in this prospectus, have been prepared in accordance with generally accepted accounting principles and practices within the banking industry. Under these principles and practices, we are required to measure our financial position in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

   Unlike many industrial companies, virtually all of our assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on our performance than the general level of inflation. Over short periods of time, interest rates may not necessarily move in the same direction or in the same magnitude as inflation.

Recent Accounting Pronouncements

   We follow generally accepted accounting principles in the preparation of our financial statements. There have been several recent authoritative accounting pronouncements issued by the Financial Accounting Standards Board that we have adopted or will adopt in the future:

  . Effective January 1, 1999, Reporting on the Costs of Start-Up Activities (AICPA Statement of Position 98-5) requires start-up costs and organizational costs to be charged to expense when incurred. This new accounting standard will apply to start-up costs associated with our planned St. Charles office, currently anticipated to approximate $430,000 pre-tax. See "Pending Acquisition."

  . Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (SFAS No. 125) requires that after a transfer of financial assets, we must continue to recognize the financial and servicing assets we control and the liabilities incurred until control has been surrendered and liabilities extinguished. Our adoption of SFAS No. 125 had no effect on our reported consolidated financial position and results of operations.

  . Reporting Comprehensive Income (SFAS No. 130) establishes standards for reporting and display of comprehensive income and its components. Our adoption of SFAS No. 130 had no effect on the reported consolidated financial position and results of operations.

  . Accounting for Derivatives Instruments and for Hedging Activities (SFAS No. 133) will be effective for our fiscal quarters beginning after June 15, 1999. SFAS No. 133 requires that all derivatives be recognized as assets or liabilities on the balance sheet and be measured at fair value. Currently, however, we do not own any derivative instruments. Accordingly, this statement is not expected to affect our reported consolidated financial position and results of operations.

                                   MANAGEMENT

Directors and Executive Officers

   Our directors and executive officers, their ages, and their principal position(s) with the company are shown in the table below. All of our directors are also directors of PrivateBank except Mr. Farrell and Mr. Gottlieb. Our officers are elected annually by our Board to serve for the terms provided in our By-laws.

      Name                              Age             Position(s)
      ----                              ---             -----------
      Ralph B. Mandell(3)(4)...........  58 Chairman, President and CEO

      Caren L. Reed(5).................  64 Vice Chairman

      Donald A. Roubitchek(5)..........  48 Chief Financial Officer and Director

      Donald L. Beal(2)(5).............  53 Director

      Naomi T. Borwell(1)(4)...........  71 Director

      William A. Castellano(1)(3)(4)...  58 Director

      Robert F. Coleman(2)(3)(6).......  54 Director

      W. James Farrell(4)..............  57 Director

      John E. Gorman(2)(3)(5)..........  54 Director

      Alvin J. Gottlieb(4).............  72 Director

      James M. Guyette(1)(2)(3)(6).....  54 Director

      Philip M. Kayman(6)..............  57 Director

      William R. Langley(2)(3)(4)......  58 Director

      Thomas F. Meagher(1)(6)..........  68 Director

      Michael B. Susman(1)(5)..........  61 Director

      Gary S. Collins..................  41 Managing Director of PrivateBank

      M. Gail Fitzgerald...............  56 Managing Director of PrivateBank

      Hugh H. McLean...................  40 Managing Director of PrivateBank

--------
(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.
(3) Member of the Planning Committee.
(4) Serves as a Class I director with a term expiring in 2002.
(5) Serves as a Class II director with a term expiring in 2000.
(6) Serves as a Class III director with a term expiring in 2001.

   Ralph B. Mandell, a director since 1989, is a co-founder of PrivateBancorp and PrivateBank. A Managing Director of PrivateBank, he has served as Chairman and Chief Executive Officer of PrivateBancorp and PrivateBank since 1994 and assumed the additional title of President of both entities in March 1999. From inception until 1994, Mr. Mandell had the title of Co-Chairman and Co-Chief Executive Officer. Prior to starting PrivateBank and PrivateBancorp, Mr. Mandell was the Chief Operating Officer of First United Financial Services, Inc., from 1985 to 1989, and served as its President from 1988 to 1989. First United, a company that was traded on the Nasdaq National Market, was sold to First Chicago Corporation in 1987. He also served as President of Oak Park Trust & Savings Bank from 1985 until 1988. Prior thereto, Mr. Mandell had served as Executive Vice President of Oak Park Trust & Savings Bank since 1979.

   Caren L. Reed, a director since 1990, is one of PrivateBank's founding directors. A Managing Director of PrivateBank, he currently serves as Vice Chairman of PrivateBancorp and PrivateBank, and functions as Chief Credit Officer. From 1990 to March 1999, Mr. Reed also held the title of President of PrivateBancorp and PrivateBank. Prior to joining

PrivateBank, Mr. Reed was an Executive Vice President of Continental Bank, Chicago with a career spanning 34 years. His responsibilities included North American Banking, Multinational Banking-Europe, U.S. Capital Markets, and the London Merchant Bank.

   Donald A. Roubitchek has been a director since 1997. He has been the Secretary/Treasurer and Chief Financial Officer of PrivateBancorp, and Managing Director and Chief Operating Officer of PrivateBank, since inception. He has 27 years' experience in the banking industry and a concentrated background in finance. Prior to joining PrivateBank, Mr. Roubitchek served in various capacities with LaSalle Community Banks, and its predecessor, Lakeview Bank.

   Donald L. Beal, a director since 1991, has been the owner of Kar-Don, Inc. d/b/a Arrow Lumber Company, located in Chicago, Illinois, since 1980. Prior to that, Mr. Beal served as Vice President of Hyde Park Bank & Trust with responsibilities including commercial lending and personal banking. Mr. Beal is also the sole owner of Ashland Investment, Inc. In 1994, Ashland Investment filed for Chapter 11 relief under the federal bankruptcy laws and emerged from bankruptcy after reorganization in April 1995.

   Naomi T. Borwell has been a director since 1990. She is a private investor. Mrs. Borwell is a former director of First Chicago Bank of Oak Park and First United Trust Company.

   William A. Castellano has been a director since 1991. From 1996 to present he has been Chairman and founder of both Workspace, Inc. and Worknet, Inc., located in Oakbrook Terrace, Illinois. Workspace provides office furniture to businesses, and Worknet provides computer networking services to businesses. He was the founder of and served as the Chief Executive Officer to Chrysler Systems Leasing from 1977 to 1991.

   Robert F. Coleman, a director since 1990, is a principal of Robert F. Coleman & Associates, a law firm located in Chicago, Illinois. He concentrates his practice on business and professional litigation.

   W. James Farrell, a director since 1990, has been an executive with Illinois Tool Works, Inc. ("ITW"), a manufacturer of fasteners, components, assemblies and systems, since 1965, and became its Chairman and CEO in 1997. He currently serves as a director of ITW as well as The Quaker Oats Company, Morton International, Inc., Premark International, Inc. and Allstate Insurance Company, each of which is traded on the New York Stock Exchange.

   John E. Gorman has been a director since 1994. Since 1982, Mr. Gorman has been a General Partner of the Jorman Group, a privately-owned organization with diversified business holdings.

   Alvin J. Gottlieb, a director since 1990, is a private investor. Since 1961, Mr. Gottlieb has served in various capacities on the Board of Directors of Gottlieb Memorial Hospital, located in Melrose Park, Illinois, and he currently holds the position of Vice Chairman.

   James M. Guyette has been a director since 1990. Since 1997, he has been President and Chief Executive Officer of Rolls Royce North America, Inc. Mr. Guyette served as Executive Vice President of UAL Corporation from 1985 to 1995 when he retired after more than 25 years of employment with that company. He is currently a director of Rolls-Royce plc (London) and Pembroke Capital (Dublin), and formerly a director of First United Financial Services and United Airlines Employees Credit Union.

   Philip M. Kayman, a director since 1990, has been a senior partner with the law firm of Neal Gerber & Eisenberg in Chicago, Illinois since the firm's founding in 1986.

   William R. Langley, a director since 1989, is a co-founder of PrivateBancorp and PrivateBank. Mr. Langley held the title of Co-Chairman of PrivateBancorp, and was active in day-to-day management of the company until 1995 when he retired. Prior to the formation of PrivateBancorp, Mr. Langley had served as Chief Executive Officer of First United Financial Services, Inc. from 1985 to 1987 and as Chairman from 1987 to 1989. First United, a company that was traded on the Nasdaq National Market, was sold to First Chicago Corporation in 1987. Prior to that, he served as Chairman and President of Oak Park Trust and Savings Bank, where he had been employed since 1973.

   Thomas F. Meagher has been a director since 1996. Mr. Meagher has been the Chairman of Howell Tractor and Equipment Co., a distributor of heavy equipment located in Elk Grove Village, Illinois, since 1980. He has had an extensive career in the transportation industry and currently serves on the Board of Directors of Trans World Airlines, Inc., a New York Stock Exchange company.

   Michael B. Susman has been a director since 1990. He has been a partner in the law firm of Spitzer, Addis, Susman & Krull, located in Chicago, Illinois, since 1974.

   Gary S. Collins has been a Managing Director of PrivateBank since 1991. As a specialist in real estate lending, Mr. Collins has spent more than 20 years managing diverse real estate transactions and the full range of mortgage financing. Before joining PrivateBank in 1991, he held senior positions at several Chicagoland financial institutions, including First Chicago Bank of Oak Park, First Colonial Bancshares and Avenue Bank of Oak Park.

   M. Gail Fitzgerald has been a Managing Director of PrivateBank since 1996. She serves as the bank's director of Trust and Investment Services. Ms. Fitzgerald has over 20 years' banking experience, most of which is in the trust area. She served as Trust Division President of Firstar Bank of Illinois from 1995 to 1996. She also served as Chairman, President, and Chief Executive Officer of First Colonial Trust Company in Illinois from 1993 to 1995 and Senior Vice President of First Chicago Trust Company of Illinois from 1988 to 1993.

   Hugh H. McLean has been a Managing Director of PrivateBank since 1996. He serves as head of credit marketing and manager of the Oak Brook office. Prior to joining the bank, he served as a regional manager with Firstar Bank Illinois and its predecessor from 1990 to 1996, and as head of a commercial banking division at American National Bank and Trust Company in Chicago, Illinois, from 1987 to 1990, where he was employed from 1980 to 1990.

Board of Directors

   Our Board of Directors currently consists of 15 members divided into three classes of directors who are elected to hold office for staggered three-year terms as provided in our Restated Certificate of Incorporation and Amended and Restated By-laws. Although our charter documents have fixed the size of our Board at 16 members, there currently is one Class III director vacancy due to the recent resignation of a director. Those persons currently serving as Class I directors have been elected to hold office until the annual stockholders' meeting to be held in 2002; Class II directors have been elected to hold office until the annual stockholders' meeting to be held in 2000; and Class III directors have been elected to hold office until the annual stockholders' meeting to be held in 2001.

Committees of the Board of Directors

   We have appointed certain members of our Board to serve on various committees of the Board of Directors. The Board of Directors has established three standing committees: (a) the Compensation Committee; (b) the Audit Committee; and (c) the Planning Committee.

   Compensation Committee. The Compensation Committee is responsible for reviewing the performance of our Chief Executive Officer; reviewing and recommending the compensation of the company's officers, including the Chief Executive Officer; recommending and approving stock option grants and restricted stock awards to management; reviewing and recommending non-cash compensation programs including stock option grants, 401(k) contributions and annual bonuses; reviewing and recommending director compensation; and advising the Chief Executive Officer on miscellaneous compensation issues. The members of the Compensation Committee are Messrs. Guyette (Chairman), Castellano, Meagher and Susman and Mrs. Borwell.

   Audit Committee. The Audit Committee reports to the Board of Directors in discharging its responsibilities relating to our accounting, reporting and financial control practices. The Audit Committee has general responsibility for oversight of financial controls, as well as our accounting, regulatory, year 2000 and audit activities, and annually reviews the qualifications of the independent auditors. The Audit Committee is composed entirely of outside directors. The members of the Audit Committee are Messrs. Coleman (Chairman), Beal, Gorman, Guyette and Langley.

   Planning Committee. The Planning Committee is responsible for studying strategic issues prior to submission to the entire Board of Directors for approval. The Planning Committee consists of Messrs. Mandell (Chairman), Castellano, Coleman, Gorman, Guyette and Langley.

   We have not designated a nominating committee. The entire Board of Directors acts to nominate persons for election as directors.

Director Compensation

   In 1992, we commenced a program of compensating those of our outside directors who are also outside directors of PrivateBank with stock option awards in lieu of cash retainers. Our philosophy has been to increase our directors' equity stake in the company and further enhance the alignment of their interests with those of our stockholders. The director options have been granted each year in amounts determined at the discretion of the Board. The options are fully vested at the end of the year of grant, subject to a full year of service. In each case, the options have been granted at an exercise price equal to or greater than the estimated fair market value of our common stock at the date of grant. Partial awards have been made for partial year service. As of March 31, 1999, there were outstanding options granted to non-employee directors pursuant to this program to purchase an aggregate of 179,920 shares of common stock at an average weighted per share exercise price of $11.13. In March 1999, the Board granted each non-employee director of PrivateBank an option to purchase 1,500 shares of common stock at the initial public offering price of shares sold in this offering.

   In addition to stock options, non-employee members of PrivateBancorp's Board of Directors receive fees of $200 for each board meeting attended. The directors also receive $100 per meeting for attendance at meetings of any committees of the Board on which they serve. Those directors who serve on the board of PrivateBank are also entitled to the same meeting fees. During 1998, the Boards of Directors of each of PrivateBancorp and PrivateBank met monthly. Total board and committee meeting fees paid in 1998 was $58,800.

   We intend to reevaluate the structure of our director compensation program following the offering and anticipate that we may seek stockholder approval of a stock-based director compensation plan at our next stockholders' meeting.

Compensation Committee Interlocks and Insider Participation

   Messrs. Guyette and Castellano and Ms. Borwell each serve on the Compensation Committee of our Board of Directors. During our last fiscal year, each of these individuals has engaged in certain transactions as clients of PrivateBank, in the ordinary course of PrivateBank's business, including borrowings, all of which transactions are or were on substantially the same terms (including interest rates and collateral on loans) as those prevailing at the time for comparable transactions with unaffiliated persons. In the opinion of our management, none of these transactions involved more than the normal risk of collectibility or presented any other unfavorable features. See "Certain Transactions."

Executive Compensation

   The following table summarizes the compensation paid by PrivateBancorp and PrivateBank to the Chairman, President and Chief Executive Officer and the five other most highly paid executive officers (the "Named Executive Officers") during 1998.

                           Summary Compensation Table

                                                                 Long-Term
                                  Annual Compensation       Compensation Awards
                              ---------------------------- ---------------------
                                              Other Annual            Securities All Other
                                                Compen-    Restricted Underlying  Compen-
   Name and Principal         Salary   Bonus   sation(1)    Stock(2)  Options(3)  sation
        Position         Year   ($)     ($)       ($)         ($)        (#)        ($)
   ------------------    ---- ------- ------- ------------ ---------- ---------- ---------
Ralph B. Mandell........ 1998 210,000 100,000    18,845    77,000(4)    6,400    34,723(5)
 Chairman, President and
 CEO

Caren L. Reed........... 1998 146,000  45,000    14,795       --        4,800     3,200(6)
 Vice Chairman

Donald A. Roubitchek.... 1998 138,000  37,000     1,776    22,000(7)    6,400     3,200(6)
 Chief Financial Officer

Hugh H. McLean.......... 1998 115,000  35,000    11,756    22,000(7)    5,600     3,005(6)
 Managing Director

M. Gail Fitzgerald...... 1998 112,000  40,000     3,206    22,000(7)    5,600     3,067(6)
 Senior Trust Officer
 and Managing Director

Gary S. Collins......... 1998 112,000  29,000     9,429    22,000(7)    5,600     2,749(6)
 Managing Director

--------
(1) Represents automobile allowances, life insurance premiums and club membership dues and fees paid by the company.
(2) Reflects restricted stock awards under our Stock Incentive Plan. PrivateBancorp has paid regular dividends on all shares of restricted stock outstanding. These shares of restricted stock are subject to forfeiture until the fifth anniversary of the grant date.
(3) Options to purchase shares of common stock were granted in 1998 at an exercise price of $17.1875 (representing 125% of fair market value at the date of grant) and vest at the end of five years; however, these options may vest before the fifth anniversary subject to performance-based acceleration terms providing for complete vesting upon the third or fourth anniversary of their grant date if the cumulative annualized growth rate of the fair market value of the common stock (including dividends paid) equals at least 15% as of such anniversary date.
(4) Represents award of 5,600 shares of restricted stock at a value of $13.75 per share.
(5) Represents (a) matching contributions to the company's 401(k) plan, and (b) dollar value benefit of accrued imputed interest (assuming full forgiveness of cumulative accrued interest) relating to a loan from PrivateBancorp in connection with Mr. Mandell's 1998 stock purchase transaction. See "Certain Transactions."
(6) Represents matching contributions to the company's 401(k) plan made by the company for the benefit of the executive officer.
(7) Represents award of 1,600 shares of restricted stock at a value of $13.75 per share.

   The table below summarizes certain information about the options which we granted in 1998 to each Named Executive Officer. All options were granted at per share exercise prices equal to 125% of the fair market value per share on the date of grant.

                       Option Grants in Last Fiscal Year

                                     Individual Grants
                         -----------------------------------------
                                                                      Potential
                                                                   Realizable Value
                                                                      at Assumed
                                    % of Total                     Annual Rates of
                         Number of   Options                         Stock Price
                           Shares   Granted to Exercise            Appreciation for
                         Underlying Employees  or Base             Option Term ($)
                          Options   in Fiscal   Price   Expiration ----------------
          Name            Granted      Year     ($/Sh)     Date      5%      10%
          ----           ---------- ---------- -------- ---------- ------- --------
Ralph B. Mandell........   6,400      11.19%   17.1875   6/24/08   $33,343 $118,249
Caren L. Reed...........   4,800       8.39%   17.1875   6/24/08    25,007   88,687
Donald A. Roubitchek....   6,400      11.19%   17.1875   6/24/08    33,343  118,249
Gary S. Collins.........   5,600       9.79%   17.1875   6/24/08    29,175  103,468
M. Gail Fitzgerald......   5,600       9.79%   17.1875   6/24/08    29,175  103,468
Hugh H. McLean..........   5,600       9.79%   17.1875   6/24/08    29,175  103,468

   The following table summarizes for each Named Executive Officer the number of shares of common stock subject to outstanding options and the value of such options that were unexercised at December 31, 1998.

   Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
                                     Values

                                                      Number of Securities
                                                     Underlying Unexercised    Value of Unexercised In-The-
                           Shares                          Options at           Money Options at December
                         Acquired on                 December 31, 1998 (#)           31, 1998 ($)(2)
                          Exercise      Value     ---------------------------- ----------------------------
          Name               (#)     Realized ($) Exercisable/Unexercisable(1) Exercisable/Unexercisable(1)
          ----           ----------- ------------ ---------------------------- ----------------------------
Ralph B. Mandell........      --           --            71,840/10,400                656,190/32,750
Caren L. Reed...........   65,600      533,500            3,840/ 8,000                 37,440/26,200
Donald A. Roubitchek....      --           --            36,736/ 8,400                333,661/16,375
Gary S. Collins.........      --           --            30,016/ 7,200                272,956/13,100
M. Gail Fitzgerald......      --           --             8,000/13,600                 53,000/53,000
Hugh H. McLean..........      --           --             8,000/13,600                 53,000/53,000

--------
(1) The numbers and amounts in the above table represent shares of common stock subject to options granted that were unexercised as of December 31, 1998.
(2) The estimated fair market value of our common stock at December 31, 1998 was $16.00.

Employment Agreements

   We have entered into employment agreements, to be effective as of July 1, 1999, with two of our executive officers: Ralph B. Mandell, our Chairman, President and Chief Executive Officer, and Donald A. Roubitchek, our Chief Financial Officer. Under the provisions of his agreement, which has a term of two years, Mr. Mandell is entitled to an annual base salary of $230,000. Mr. Roubitchek's agreement has a term of one year and provides for an annual base salary of $145,000. Both Mr. Mandell and Mr. Roubitchek may receive discretionary bonuses to the extent determined by the Board of Directors and are entitled to participate in benefit plans and other fringe benefits available to our managing directors.

   Under each agreement, the executive officer's employment may be terminated by the company at any time for "cause," as defined in the agreements, in which case, or if the executive resigns from the company without "good reason," the agreement immediately terminates, and the officer would be entitled only to unpaid benefits accrued during the term of his employment. If the executive chooses to resign with good reason, or the company chooses to terminate his employment without cause, the officer is also entitled to receive severance in the amount equal to 18 months of his then current base annual salary for Mr. Mandell and 12 months for Mr. Roubitchek, plus a pro rata bonus for the year of termination based on the prior year's bonus amount, if any. The agreements also provide for death benefits equal to six months of then current annual base salary.

   In the event that Mr. Mandell is terminated after a change in control of the company, he will be entitled to a lump sum payment equal to three times the sum of (1) his annual base salary; (2) the greater of (a) his bonus amount, if any, for the prior year or (b) his average bonus, if any, for the three preceding years; and (3) the sum of the contributions that would have been made by the company under any benefit plan and the annual value of any other executive perquisites. Mr. Roubitchek will be entitled to a lump sum payment equal to twice the sum of these amounts for him. The agreements entitle the executives to receive gross up payments to cover any federal excise taxes payable by them in the event the change in control benefits are deemed to constitute "excess parachute payments" under Section 280G of the Internal Revenue Code. A change in control is defined under the agreements as an occurrence of any one of the following events as determined by our Board:

  . if any person, as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act, becomes the beneficial owner of 10% or more of the total voting power of our then outstanding voting capital stock; provided, however, that if that person becomes a beneficial owner of 10% or more of our voting capital stock as a result of an acquisition of stock directly from the company, or a decrease in the number of outstanding shares due to a repurchase of shares by the company, it shall not be considered a change in control;

  . if during any period of two consecutive years, those individuals who at the beginning of the period constitute our Board of Directors cease to make up a majority of the Board;

  . the consummation of a reorganization, merger or consolidation of the company, or the sale of all or substantially all of our assets; provided, that so long as more than 50% of the voting stock of the successor entity is held by stockholders who had been beneficial owners of our stock immediately before the transaction, and at least a majority of the board of the successor entity is made up of members of our Board, the merger or sale shall not be considered a change in control; and

  . the approval by our stockholders of a plan of complete liquidation or dissolution.

   The agreements also contain non-compete provisions, which prohibit the executive from soliciting, either for his own account or for the benefit of any entity located within a twenty-five mile radius of the company or any of our subsidiaries, any of our clients or employees. These non-compete provisions remain in effect for a period of one year after the termination of employment. The non-compete provisions do not apply in the event of a change in control.

Stock Incentive Plan

   We maintain a Stock Incentive Plan pursuant to which we may grant our executive officers and key employees stock options and restricted stock awards. We also have a director compensation program for our non-employee directors. See "Management--Director Compensation." The purpose of the Stock Incentive Plan is to enhance our ability to attract and retain officers, executives and key employees and to align the interests of such individuals with those of our stockholders. The Stock Incentive Plan is administered, construed and interpreted by the Compensation Committee of the Board of Directors. The Compensation Committee may at any time alter, amend or terminate the Stock Incentive Plan provided that no action of the Board may adversely affect a participant's rights under any previously-granted stock option or restricted stock award without the consent of the participant. Any amendment to the Stock Incentive Plan which increases the number of shares of Common Stock which may be awarded or changes the class of persons eligible to receive awards must be approved by the company's stockholders within twelve months prior to or after the effective date of such amendment. Deductions by the company for compensation amounts under the Stock Incentive Plan are not expected to be limited by Section 162(m) of the Internal Revenue Code.

   There are currently 476,607 shares of common stock remaining available for issuance under the Stock Incentive Plan. Of such shares, 426,488 are subject to options that are currently outstanding and 50,119 remain available for future grant as options or restricted stock awards.

   In the event of any change to the outstanding shares of stock of the company by reason of stock dividend or distribution, recapitalization, merger or consolidation, the Compensation Committee will adjust the number of shares of stock which may be issued under the Stock Incentive Plan and will provide for an equitable adjustment of any outstanding options or restricted stock grants.

   No individual participant in the Stock Incentive Plan may receive options to purchase more than 100,000 shares of common stock during any calendar year. As of March 31, 1999, there were outstanding options to purchase an aggregate of 426,488 shares of common stock under the Stock Incentive Plan, at exercise prices ranging from $6.25 to $18.00. In March 1999, we granted a total of 60,600 stock options, effective upon completion of this offering, at the initial public offering price. These options vest 50% after two years, 75% after three years, and are fully vested after four years. A total of 20,400 shares of restricted stock were also granted in March 1999 which will be fully vested after five years, at which time these shares will no longer be subject to forfeiture. In connection with the pending acquisition of Towne Square, we have agreed to grant Mr. Castronovo options to purchase 7,000 shares of our stock at the initial public offering price and to award him 3,000 shares of restricted stock. See "Pending Acquisition."

   All stock options granted pursuant to the Stock Incentive Plan are evidenced by agreements stating the number of shares covered thereby, the exercise price, the period or periods of time within which each option will become fully or partially exercisable, and whether an option is an "incentive stock option" as such term is defined in Section 422 of the Internal Revenue Code or a non-qualified stock option. The Compensation Committee has the authority to determine exercisability of an option and may in its discretion accelerate the time or times for exercise. No stock option may be exercisable after the expiration of 10 years from the date it is granted, and, in the case of an incentive stock option granted to a 10% stockholder, the option must be exercised within five years from the date it is granted. The price to be paid for the shares upon the exercise of each option may not be less than the fair market value of such shares on the date on which the option is granted, as determined by the Compensation Committee. An incentive stock option granted to a 10% stockholder must have an exercise price of at least 110% of the fair market value of the stock subject to the option as of the date of grant. The aggregate fair market value (determined as of the time the option is granted) of stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under all option plans of the company) may not exceed $100,000, provided that, to the extent that such limitation is exceeded, any excess options shall be deemed not to be incentive stock options.

   All restricted stock awards granted pursuant to the Stock Incentive Plan are evidenced by a written grant document in a form approved by the Compensation Committee. The grant document specifies the period or periods of time within which each grant of restricted stock will no longer be subject to restrictions on sale, transfer or alienation of the stock. The grant document shall also specify the treatment of the stock upon termination of employment before the restrictions are lifted.

Certain Federal Income Tax Consequences

   The following summary discusses certain of the federal income tax consequences associated with (a) the grant of a stock option under our Stock Incentive Plan, and (b) the exercise of such option. This summary is limited and does not describe state or local income or other tax consequences.

 Non-Qualified Stock Options.

   The grant of a non-qualified stock option (including any option exceeding the limitations on incentive stock options described above) will not be a taxable event to the optionee. Upon the exercise of a non-qualified stock option, the optionee generally must recognize ordinary compensation income equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. This compensation income will be subject to applicable withholding. At the time of exercise, the company will generally be entitled to a tax deduction in the amount of such compensation income. The optionee's tax basis for the stock received pursuant to the exercise will equal the sum of the recognized compensation income and the exercise price.

 Incentive Stock Options.

   The grant of an incentive stock option will not be a taxable event to the optionee. In addition, in contrast to the exercise of a non-qualified stock option, the timely exercise of an incentive stock option will not cause the optionee to recognize taxable income for regular income tax purposes (although the employee could be subject to an alternative minimum tax liability as described below). Also, the company shall not be entitled to a tax deduction for either the grant or the exercise.

   Upon exercise of an incentive stock option by an optionee, the alternative minimum taxable income of such optionee must be determined as if such incentive stock option were a non-qualified stock option (see "Non-Qualified Stock Options," above). Accordingly, such optionee will be required to include as alternative minimum taxable income the excess (if any) of the value of shares received upon exercise as of the date such shares are vested over the amount paid for such shares. Such employee would then be required to pay the greater of such optionee's regular or alternative minimum tax liability computed with respect of such year.

   If optionee engages in the disqualifying disposition of the stock subject to an incentive stock option, however, the exercise of the incentive stock option may give rise to taxable compensation income to the optionee and a tax deduction to the company. The optionee's sale or exchange of shares required upon the exercise of an incentive stock option more than one year after the transfer of the shares to such optionee and more than two years after the date of grant of the incentive stock option will result in any difference between the net sale proceeds and the exercise price being treated as long-term capital gain or loss to the optionee. If such sale or exchange takes place within two years after the date of the grant of the incentive stock option or within one year from the date of transfer of the shares to the optionee, the sale or exchange will generally be a "disqualifying disposition" and will have the following results: any excess of (x) the lesser of (1) the fair market value of the shares at the time of exercise and (2) the amount realized on the disqualifying disposition of the shares over (y) the option exercise price of such shares, will be ordinary income to the optionee, subject to applicable withholding taxes, and the company will be entitled to a tax deduction in the amount of such income. Any further gain or loss after the date of exercise will generally qualify as capital gain or loss and will not result in any deduction by the company.

 Withholding Taxes.

   To the extent that any amount recognized by an optionee upon exercise of an option is subject to withholding taxes, the company may require the optionee to pay, in addition to the amount required to exercise the option, the appropriate amount of withholding. To the extent compensation income is recognized by an optionee in connection with the exercise of a non-qualified stock option, the company generally would be entitled to a matching compensation deduction (assuming the requisite withholding requirements are satisfied).

 Restricted Stock Awards.

   Ordinarily, the award of restricted stock under the Stock Incentive Plan will not be a taxable event to the grantee. The grantee will incur ordinary compensation income, however, when the restrictions on the stock are lifted, in an amount equal to the fair market value of the stock at the time the restrictions are lifted. Similarly, while the company will not be entitled to a tax deduction for the restricted stock at the time of grant, at the time the restrictions are lifted, the company will generally be entitled to a tax deduction in the amount of the then-current fair market value of the stock. Any dividends paid on restricted stock will be taxable income to the grantee at the time issued.

   As an exception to the above paragraph, under Internal Revenue Code (S)83(b) a grantee may elect to include in current gross income restricted stock at the time it is granted. If the grantee makes such an election, the fair market value of the restricted stock at the time of grant, without regard to any restrictions, shall be includable in the grantee's gross income. If the restricted stock is subsequently forfeited by the grantee, either by termination of employment before restrictions are lifted or otherwise, no deduction to the grantee's income may be made. If the granted makes an election under (S)83(b), the company will generally be entitled to a tax deduction at the time of the grant for the then-current fair market value of the restricted stock, without regard to restrictions.

                              CERTAIN TRANSACTIONS

   Some of our executive officers and directors are, and have been during the preceding three years, clients of PrivateBank, and some of our executive officers and directors are direct or indirect owners of 10% or more of the stock of corporations which are, or have been in the past, clients of PrivateBank. As such clients, they have had transactions in the ordinary course of business of PrivateBank, including borrowings, all of which transactions are or were on substantially the same terms (including interest rates and collateral on loans) as those prevailing at the time for comparable transactions with nonaffiliated persons. In the opinion of our management, none of the transactions involved more than the normal risk of collectibility or presented any other unfavorable features. At March 31, 1999, PrivateBank had $12,148,755 in loans outstanding to certain directors and executive officers and their business interests of the company and certain executive officers of PrivateBank.

   In May 1998, Ralph B. Mandell, our Chairman, President and Chief Executive Officer, purchased 72,720 shares of newly issued common stock at $13.75 per share from PrivateBancorp. The purpose of the transaction was to enhance Mr. Mandell's interest in the long-term performance of the company and further align his interests with those of our stockholders. At the request of the Board of Directors of the company, one of the underwriters, EVEREN Securities, Inc., provided a fairness opinion to the company relating to the sale price established by our Board in connection with the transaction. As part of the transaction, we loaned Mr. Mandell approximately 95% of the purchase price on a full recourse basis. The loan matures in five years but becomes payable prior to the fifth year in the event Mr. Mandell sells any of the 72,720 shares or Mr. Mandell's employment is terminated. Interest accrues at 5.69% per annum, compounded annually (the applicable Federal rate), on the principal amount of the loan; however, provided Mr. Mandell does not sell any of the shares purchased and remains in our employ, 25% of the accumulated interest on the loan will be forgiven on the loan's second anniversary, 50% of the accumulated interest on the loan will be forgiven on its third anniversary, 75% of the accumulated interest on the loan will be forgiven on its fourth anniversary, and 100% of the accumulated interest on the loan will be forgiven on the loan's fifth anniversary. Mr. Mandell pledged all of the shares of common stock purchased in the transaction as collateral for the loan he received from us, but he is entitled to vote, and receive dividends on, the shares.

   During 1998, we incurred professional fees for services provided by the law firm Spitzer, Addis, Susman & Krull. Michael B. Susman, who is one of our directors, is a partner of that firm.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth the beneficial ownership of the common stock as of March 31, 1999, and as adjusted to give effect to the offering assuming 900,000 shares are sold in the offering (assuming no exercise of the over-allotment option and no additional purchases of shares in the offering by the persons shown), with respect to (a) each of our directors and Named Executive Officers; and (b) all of our directors and Named Executive Officers as a group.

                                      Shares
                                    Subject to
                                    Exercisable
                                    Options to             Percentage  Percentage
                          Shares of  Purchase     Total     Ownership   Ownership
                           Common     Common    Beneficial   Before       After
                          Stock(1)   Stock(2)   Ownership  Offering(3) Offering(3)
                          --------- ----------- ---------- ----------- -----------
Directors
Ralph B. Mandell** (4)..    221,320    75,840     297,160     8.42%       6.71%
Caren L. Reed** (5).....      9,600     7,040      16,640       *           *
Donald A. Roubitchek**
 (6)....................     31,920    38,736      70,656     2.02%       1.61%
Donald L. Beal (7)......     17,464    12,720      30,184       *           *
Naomi T. Borwell (8)....    164,800    12,720     177,520     5.12%       4.07%
William A. Castellano
 (9)....................    132,400    12,720     145,120     4.19%       3.32%
Robert F. Coleman (10)..     26,400    12,720      39,120     1.13%         *
W. James Farrell........     10,400     6,240      16,640       *           *
John E. Gorman..........     49,000     8,400      57,400     1.66%       1.32%
Alvin J. Gottlieb.......    105,600     6,240     111,840     3.23%       2.57%
James M. Guyette........     12,000    12,720      24,720       *           *
Philip M. Kayman........     12,800    12,720      25,520       *           *
William R. Langley......     89,600    68,240     157,840     4.48%       3.57%
Thomas F. Meagher.......     12,500     6,480      18,980       *           *
Michael B. Susman.......     22,400    12,720      35,120     1.01%         *

Other Named Executive
 Officers
Gary S. Collins (11)....     28,180    31,616      59,796     1.72%       1.36%
M. Gail Fitzgerald (12).     13,200     8,000      21,200       *           *
Hugh H. McLean (13).....     45,528    12,000      57,528     1.66%       1.32%
Directors and executive
 officers
 as a group (18
 persons)...............  1,005,112   357,872   1,362,984    35.78%      28.94%

--------
    *Less than 1%
   **Denotes person who serves as director and as an executive officer.
 (1) Unless otherwise noted, represents all shares held individually, held in individual retirement accounts or revocable trusts for the benefit of the director or executive officer, and held jointly with spouse.
 (2) Includes options which are currently exercisable or exercisable within 60 days of the date of this prospectus.
 (3) Beneficial ownership percentages are calculated in accordance with SEC Rule 13d-3 promulgated under the Securities Exchange Act of 1934. Does not give effect to the planned issuance of shares in the pending acquisition. See "Pending Acquisition."
 (4) Includes 26,600 shares of restricted stock granted to Mr. Mandell under our Stock Incentive Plan. These shares vest at various dates between 2001 and 2004, and are subject to forfeiture until such time as they vest. Also included are 72,720 shares which have been pledged as collateral to secure a loan from the company to Mr. Mandell. See "Certain Transactions." Also includes 23,600 shares held by Mr. Mandell's spouse. Mr. Mandell's business address is c/o The PrivateBank & Trust Company, Ten North Dearborn Street, Chicago, Illinois 60602.

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 (5) Includes 9,600 shares of restricted stock granted to Mr. Reed under our
     Stock Incentive Plan. These shares vest at various dates between 2001 and 2002, and are subject to forfeiture until such time as they vest.
 (6) Includes 13,200 shares of restricted stock granted to Mr. Roubitchek under our Stock Incentive Plan. These shares vest at various dates between 2001 and 2004, and are subject to forfeiture until such time as they vest. Also includes 400 shares held by Mr. Roubitchek's children.
 (7) Includes 10,364 shares held by Mr. Beal's spouse and children.
 (8) Ms. Borwell's address is 1040 N. Lake Shore Drive, Chicago, Illinois
     60611.
 (9) Includes 14,000 shares held by Mr. Castellano's children.
(10) Includes 800 shares held by Mr. Coleman's spouse and 3,200 shares held by the Robert F. Coleman & Associates Retirement Savings Plan of which Mr. Coleman is a participant.
(11) Includes 10,400 shares of restricted stock granted to Mr. Collins under our Stock Incentive Plan. These shares vest at various dates between 2001 and 2004, and are subject to forfeiture until such time as they vest. Also includes 4,170 shares owned by Mr. Collins' spouse and children.
(12) Includes 6,800 shares of restricted stock granted to Ms. Fitzgerald under our Stock Incentive Plan. These shares vest at various dates between 2002 and 2004, and are subject to forfeiture until such time as they vest.
(13) Includes 7,800 shares of restricted stock granted to Mr. McLean under our Stock Incentive Plan. These shares vest at various dates between 2002 and 2004, and are subject to forfeiture until such time as they vest.

                           SUPERVISION AND REGULATION

General

   Banking is a highly regulated industry. We have attempted to summarize several applicable statutes and regulations, but you should understand that these summaries are not complete, and you should refer to the statutes and regulations for more information. Also, these statutes and regulations are likely to change in the future, and we cannot predict what effect these changes, if made, will have on our operations. Finally, please remember that supervision, regulation and examination of banks and bank holding companies by bank regulatory agencies are intended primarily for the protection of depositors rather than stockholders of banks and bank holding companies.

Bank Holding Company Regulation

   PrivateBancorp is registered as a "bank holding company" with the Board of Governors of the Federal Reserve System (the "Federal Reserve") pursuant to the Bank Holding Company Act of 1956 (the Bank Holding Company Act of 1956 and the regulations issued thereunder are collectively referred to as the "BHC Act"), and we are subject to regulation, supervision and examination by, and we are required to file reports and additional information with the Federal Reserve.

   Minimum Capital Requirements. The Federal Reserve has adopted risk-based capital requirements for assessing bank holding company capital adequacy. These standards revise the normal definition of capital and establish minimum capital standards in relation to assets and off-balance sheet exposures, as adjusted for credit risks. At December 31, 1998, our consolidated assets were approximately $416 million. Under the Federal Reserve's risk-based guidelines applicable to the company, capital is classified into two categories.

   For bank holding companies, Tier 1, or "core", capital consists of:

  .  common stockholders' equity;

  .  perpetual preferred stock (subject to some limitations); and

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  .  minority interests in the common equity accounts of consolidated subsidiaries

   less:

  .  goodwill;

  .  specified intangible assets; and

  .  specified investments in other corporations.

   Tier 2 capital consists of:

  .  the allowance for loan and lease losses;

  .  perpetual preferred stock and related surplus;

  .  hybrid capital instruments;

  .  perpetual debt securities;

  .  mandatory convertible debt securities;

  .  term subordinated debt and related surplus; and

  .  intermediate-term preferred stock, including related securities.

   Under the Federal Reserve's capital guidelines, bank holding companies are required to maintain a minimum ratio of qualifying total capital to risk-weighted assets of 8%, of which at least 4% must be in the form of Tier 1 capital. The Federal Reserve also requires a minimum leverage ratio of Tier 1 capital to total assets of 3%. Bank holding companies not rated in the highest category under the regulatory rating system are required to maintain a leverage ratio of one percent to two percent above the stated minimum. The 3% Tier 1 capital to total assets ratio is the minimum leverage standard for bank holding companies, and the Federal Reserve uses this minimum standard in conjunction with the risk-based ratio in determining the overall capital adequacy of banking organizations. In addition, the Federal Reserve continues to consider the Tier 1 leverage ratio in evaluating proposals for expansion or new activities.

   In its capital adequacy guidelines, the Federal Reserve emphasizes that the foregoing standards are supervisory minimums and that banking organizations generally are expected to operate well above the minimum ratios. These guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum levels.

   As of March 31, 1999, we had regulatory capital in excess of the Federal Reserve's minimum requirements. Our total risk-based capital ratio at March 31, 1999 was 11.21% and our leverage ratio was 7.53%.

   Acquisitions. The BHC Act requires prior Federal Reserve approval for, among other things, the acquisition by a bank holding company of direct or indirect ownership or control of more than 5% of the voting shares or substantially all the assets of any bank or bank holding company, or for a merger or consolidation of a bank holding company with another bank holding company. With limited exceptions, the BHC Act prohibits a bank holding company from acquiring direct or indirect ownership or control of voting shares of any company which is not a bank or bank holding company and from engaging directly or indirectly in any activity other than banking or managing or controlling banks or performing services for its authorized subsidiaries. A bank holding company may, however, engage in or acquire an interest in a company that engages in activities which the Federal Reserve has determined, by regulation or order, to be so closely related to banking or managing or controlling banks as to be a proper incident thereto, such as owning and operating a savings association, trust company, or investment or financial advisory business. Under the BHC Act and Federal Reserve regulations, we are prohibited from engaging in tie-in arrangements in connection with an extension of credit, lease, sale of property, or furnishing of services. That means that, in most circumstances, we may not condition a client's purchase of one of our services on the purchase of another service.

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   Interstate Banking and Branching Legislation. Under the Interstate Banking
and Efficiency Act, adequately capitalized and adequately managed bank holding companies are allowed to acquire banks across state lines subject to various limitations. In addition, under the Interstate Banking Act, banks are permitted, under some circumstances, to merge with one another across state lines and thereby create a main bank with branches in separate states. After establishing branches in a state through an interstate merger transaction, a bank may establish and acquire additional branches at any location in the state where any bank involved in the interstate merger could have established or acquired branches under applicable federal and state law.

   Ownership Limitations. Any person, including that person's associates, affiliates and groups acting in concert with him or her, who purchases or subscribes for 5% or more of our common stock may be required to obtain prior approval of the Commissioner and the Federal Reserve. Under the Illinois Banking Act, any person who thereafter acquires more than 10% of our stock may be required to obtain the prior approval of the Commissioner. Under the Change in Bank Control Act, a person may be required to obtain the prior regulatory approval of the Federal Deposit Insurance Corporation ("FDIC") and the Federal Reserve before acquiring the power to directly or indirectly control the management, operations or policies of PrivateBancorp or PrivateBank or before acquiring control of 25% or more of any class of PrivateBancorp's or PrivateBank's outstanding voting stock. In addition, any corporation, partnership, trust or organized group that acquires a controlling interest in PrivateBancorp or PrivateBank may have to obtain approval of the Federal Reserve to become a bank holding company and thereafter be subject to regulation as a bank holding company.

   Dividends. The Federal Reserve has issued a policy statement on the payment of cash dividends by bank holding companies. In the policy statement, the Federal Reserve expressed its view that a bank holding company experiencing earnings weaknesses should not pay cash dividends exceeding its net income or which could only be funded in ways that weakened the bank holding company's financial health, such as by borrowing. Additionally, the Federal Reserve possesses enforcement powers over bank holding companies and their non-bank subsidiaries to prevent or remedy actions that represent unsafe or unsound practices or violations of applicable statutes and regulations. Among these powers is the ability to prohibit or limit the payment of dividends by banks and bank holding companies.

   Under a longstanding policy of the Federal Reserve, PrivateBancorp is expected to act as a source of financial strength to PrivateBank and to commit resources to support PrivateBank. The Federal Reserve takes the position that in implementing this policy, it may require PrivateBancorp to provide financial support when the company otherwise would not consider itself able to do so.

   In addition to the restrictions on dividends imposed by the Federal Reserve, Delaware law also places limitations on our ability to pay dividends. For example, we may not pay dividends to our stockholders if, after giving effect to the dividend, we would not be able to pay our debts as they become due. Because a major source of our revenue is dividends which we receive and expect to receive from PrivateBank, our ability to pay dividends will depend on the amount of dividends paid by PrivateBank. We cannot be sure that PrivateBank will, in any circumstances, pay such dividends to us.

Bank Regulation

   Under Illinois law, PrivateBank is subject to supervision and examination by the commissioner of the Illinois Office of Banks and Real Estate (the "Commissioner"). As an affiliate of PrivateBank, PrivateBancorp is also subject to examination by the Commissioner. PrivateBank is a member of the Federal Home Loan Bank ("FHLB") of Chicago and may be subject to examination by the FHLB of Chicago. In addition, the deposits of PrivateBank are insured by the Bank Insurance Fund ("BIF") thereby rendering PrivateBank subject to the provisions of the Federal Deposit Insurance Act ("FDIA") and, as a state nonmember bank, to supervision and examination by the FDIC. The FDIA requires the FDIC approval of any merger and/or consolidation by or with an insured bank, as well as the establishment or relocation of any bank or branch office. The FDIC also supervises compliance with the provisions of federal law and regulations which place restrictions on loans by FDIC-insured banks to their directors, executive officers and other controlling persons.

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   Furthermore, all banks are affected by the credit policies of other monetary authorities, including the Federal Reserve, which regulate the national supply of bank credit. Such regulation influences overall growth of bank loans, investments, and deposits and may also affect interest rates charged on loans and paid on deposits. The Federal Reserve's monetary policies have had a significant effect on the operating results of commercial banks in the past and we expect this trend to continue in the future.

   Dividends. The Illinois Banking Act provides that an Illinois bank may not pay dividends of an amount greater than its current net profits after deducting losses and bad debts while such bank continues to operate a banking business. For the purpose of determining the amount of dividends that an Illinois bank may pay, bad debts are defined as debts upon which interest is past due and unpaid for a period of six months or more unless such debts are well-secured and in the process of collection.

   In addition to the foregoing, the ability of the company and PrivateBank to pay dividends may be affected by the various minimum capital requirements and the capital and non-capital standards established under the Federal Deposit Insurance Corporation Improvements Act of 1991 ("FDICIA"), as described below.

   Federal Reserve System. PrivateBank is subject to Federal Reserve regulations requiring depository institutions to maintain noninterest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve regulations generally require 3% reserves on the first $47.8 million of transaction accounts plus 10% on the remainder. The first $4.7 million of otherwise reservable balances (subject to adjustments by the Federal Reserve) are exempted from the reserve requirements. PrivateBank is in compliance with that requirement.

   Standards for Safety and Soundness. The FDIA, as amended by FDICIA and the Riegle Community Development and Regulatory Improvement Act of 1994, requires the Federal Reserve, together with the other federal bank regulatory agencies, to prescribe standards of safety and soundness, by regulations or guidelines, relating generally to operations and management, asset growth, asset quality, earnings, stock valuation, and compensation. The FDIC and the other federal bank regulatory agencies have adopted a set of guidelines prescribing safety and soundness standards pursuant to FDICIA. The guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director or principal stockholder. In addition, the FDIC adopted regulations that authorize, but do not require, the FDIC to order an institution that has been given notice by the FDIC that it is not satisfying any of the safety and soundness standards to submit a compliance plan. If, after being so notified, an institution fails to submit an acceptable compliance plan or fails in any material respect to implement an accepted compliance plan, the FDIC must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types to which an undercapitalized association is subject under the "prompt corrective action" provisions of FDICIA. If an institution fails to comply with such an order, the FDIC may seek to enforce its order in judicial proceedings and to impose civil money penalties. The FDIC and the other federal bank regulatory agencies also proposed guidelines for asset quality and earning standards.

   Prompt Corrective Action. FDICIA requires the federal banking regulators, including the Federal Reserve and the FDIC, to take prompt corrective action with respect to depository institutions that fall below minimum capital standards and prohibits any depository institution from making any capital distribution that would cause it to be undercapitalized. Institutions that are not adequately capitalized may be subject to a variety of supervisory actions, including restrictions on growth, investment activities, capital distributions and affiliate transactions, and will be required to submit a capital restoration plan which, to be accepted by the regulators, must be guaranteed in part by any company having control of the institution (for example, the company or a

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stockholder controlling the company). In other respects, FDICIA provides for enhanced supervisory authority, including greater authority for the appointment of a conservator or receiver for under-capitalized institutions. The capital-based prompt corrective action provisions of FDICIA and their implementing regulations apply to FDIC-insured depository institutions. However, federal banking agencies have indicated that, in regulating bank holding companies, the agencies may take appropriate action at the holding company level based on their assessment of the effectiveness of supervisory actions imposed upon subsidiary insured depository institutions pursuant to the prompt corrective action provisions of FDICIA.

   As of March 31, 1999, PrivateBank had capital in excess of the requirements for a "well-capitalized" institution.

   Insurance of Deposit Accounts. Under FDICIA, as an FDIC-insured institution, PrivateBank is required to pay deposit insurance premiums based on the risk it poses to the insurance fund. The FDIC has authority to raise or lower assessment rates on insured deposits in order to achieve designated reserve ratios in the insurance funds and to impose special additional assessments. The FDICIA assessment rate schedule for BIF-insured deposits provides for an assessment range of zero to 0.27% (subject to a $2,000 minimum) of deposits depending on capital and supervisory factors. Each depository institution is assigned to one of three capital groups: "well capitalized," "adequately capitalized" or "less than adequately capitalized." Within each capital group, institutions are assigned to one of three supervisory subgroups: "healthy," "supervisory concern" or "substantial supervisory concern." Accordingly, there are nine combinations of capital groups and supervisory subgroups to which varying assessment rates would be applicable. An institution's assessment rate depends on the capital category and supervisory category to which it is assigned. During 1998, PrivateBank paid deposit insurance premiums in the aggregate amount of $33,572.

   Deposit insurance may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practice, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. We do not know any practice, condition or violation that might lead to termination of our deposit insurance.

   The Economic Growth and Regulatory Paperwork Reduction Act of 1996 provides that beginning with semi-annual periods after December 31, 1996, BIF deposits will also be assessed to pay interest on the bonds issued in the late 1980s by the Financing Corporation (the "FICO Bonds") to recapitalize the now defunct Federal Savings & Loan Insurance Corporation. For purposes of the assessments to pay interest on the FICO Bonds, BIF deposits will be assessed at a rate of 20% of the assessment rate applicable to SAIF deposits until December 31, 1999. After the earlier of December 31, 1999 or the date on which the last savings association ceases to exist, full pro rata sharing of FICO assessments will begin. It has been estimated that the rates of assessment for the payment of interest on the FICO Bonds will be approximately 1.3 basis points for BIF-assessable deposits and approximately 6.4 basis points for SAIF-assessable deposits. The payment of the assessment to pay interest on the FICO Bonds should not materially affect the Bank.

   Community Reinvestment. Under the CRA, a financial institution has a continuing and affirmative obligation to help meet the credit needs of its entire community, including low- and moderate-income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions, nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community. However, institutions are rated on their performance in meeting the needs of their communities. Performance is judged in three areas:
(a) a lending test, to evaluate the institution's record of making loans in its assessment areas; (b) an investment test, to evaluate the institution's record of investing in community development projects, affordable housing, and programs benefiting low or moderate income individuals and business; and (c) a service test, to evaluate the institution's delivery of services through its branches, ATMs and other offices. The CRA requires each federal banking agency, in connection with its examination of a financial institution, to assess and assign one of four ratings to the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain

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applications by the institution, including applications for charters, branches and other deposit facilities, relocations, mergers, consolidations, acquisitions of assets or assumptions of liabilities, and savings and loan holding company acquisitions. The CRA also requires that all institutions make public disclosure of their CRA ratings.

   PrivateBank was assigned a "satisfactory" rating in January 1999 as a result of its last CRA examination. This is the second highest rating a bank may receive.

   Compliance with Consumer Protection Laws. PrivateBank is subject to many federal consumer protection statutes and regulations including the CRA, the Truth in Lending Act, the Truth in Savings Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Real Estate Settlement Procedures Act and the Home Disclosure Act. Among other things, these acts:

  .  require banks to meet the credit needs of their communities;

  . require banks to disclose credit terms in meaningful and consistent ways;

  . prohibit discrimination against an applicant in any consumer or business credit transaction;

  .  prohibit discrimination in housing-related lending activities;

  . require banks to collect and report applicant and borrower data regarding loans for home purchases or improvement projects;

  . require lenders to provide borrowers with information regarding the nature and cost of real estate settlements;

  . prohibit certain lending practices and limit escrow account amounts with respect to real estate transactions; and

  . prescribe possible penalties for violations of the requirements of consumer protection statutes and regulations.

   From time to time we have been made aware of certain deficiencies in our consumer compliance program. Management believes that any deficiencies have already been or are in the process of being corrected. In the event that consumer compliance deficiencies were to continue over time, enforcement or administrative actions by the appropriate federal banking regulators may affect the implementation of our growth strategies.

   Enforcement Actions. Federal and state statutes and regulations provide financial institution regulatory agencies with great flexibility to undertake an enforcement action against an institution that fails to comply with regulatory requirements, particularly capital requirements. Possible enforcement actions range from the imposition of a capital plan and capital directive to receivership, conservatorship or the termination of deposit insurance.

   Other. PrivateBank is also subject to state and federal restrictions upon:

  .  extensions of credit to the company and any non-banking affiliates,

  .  the purchase of assets from affiliates,

  . the issuance of guarantees, acceptances or letters of credit on behalf of affiliates, and

  . investments in stock or other securities issued by affiliates or acceptance thereof as collateral for an extension of credit.

   PrivateBancorp and PrivateBank are subject to restrictions with respect to engaging in the issuance, underwriting, public sale or distribution of certain types of securities. In addition, PrivateBank must maintain reserves against deposits and is subject to restrictions upon:

  . the nature and amount of loans which it may make to a single borrower (and, in some instances, a group of affiliated borrowers),

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  .  the nature and amount of securities in which it may invest,

  .  the amount of investment in PrivateBank premises, and

  .  the manner in and extent to which it may borrow money.

   Pending Legislation. Because of the concerns relating to competitiveness and the safety and soundness of the banking industry, Congress is considering a number of wide-ranging proposals for altering the structure, regulation and competitive relationships of the nation's financial institutions. We cannot predict whether or in what form any of these proposals will be adopted or the extent to which the proposals will affect our operations, if at all.

Monetary Policy and Economic Conditions

   The earnings of banks and bank holding companies are sensitive to changes in prevailing interest rates and are affected by general economic conditions and the fiscal and monetary policies of federal regulatory agencies, including the Federal Reserve. Through changes in the discount rate, availability of borrowing at the "discount window," open market transactions, and imposition of changes in the reserve requirements, the Federal Reserve exerts considerable influence over the cost and availability of funds obtainable for lending or investing. Monetary policies are used in varying combinations to influence overall growth and distributions of bank loans, investments and deposits, and such use may affect interest rates charged on loans or paid on deposits. Monetary and fiscal policies have affected the operating results of commercial banks in the past and are expected to do so in the future. We cannot fully predict the nature or the extent of any effects which fiscal or monetary policies may have on our business and earnings.

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                          DESCRIPTION OF CAPITAL STOCK

   The information in this prospectus gives effect to a 2-for-1 stock split effective as of June 28, 1999, and to an amendment to PrivateBancorp's Restated Certificate of Incorporation to increase the authorized shares approved by stockholders on April 22, 1999. The amendment was filed on June 25, 1999, with the Secretary of State of the State of Delaware.

Common Stock

   We are authorized to issue 12,000,000 shares of common stock, without par value, of which 3,451,824 shares were outstanding prior to the offering. As of March 31, 1999, 632,808 shares of common stock were reserved for issuance upon the exercise of currently outstanding options. The outstanding shares of common stock currently are, and the shares of common stock to be issued in the offering will be (when issued and delivered in accordance with the terms and conditions of the offering), fully paid and nonassessable. Each share of common stock has the same relative rights as, and is identical in all respects with, each other share of common stock. Each holder of record of common stock is entitled to one vote per share on all matters voted upon by our stockholders. Upon completion of the public offering, holders of shares of common stock will have no preemptive, redemption or cumulative voting rights. In the event of liquidation, the holders of shares of common stock are entitled to share ratably in any of our assets retained after payment in full of creditors and, if any preferred stock is then authorized, issued and outstanding, after payment to holders of such preferred stock but only to the extent of any liquidation preference.

   Dividends. The holders of our common stock are entitled to receive and share equally in such dividends, if any, declared by the Board of Directors out of funds legally available therefor. We may pay dividends if, as and when declared by our Board of Directors. The payment of dividends by the company is subject to limitations imposed by the Delaware General Corporation Law ("DGCL"). See "Dividends." If we issue preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

   Voting Rights. The holders of our common stock possess voting rights in the company. Stockholders elect our Board of Directors and act on such other matters as are required to be presented to them under the DGCL or our Amended and Restated Certificate of Incorporation, or as are otherwise presented to them by the Board of Directors. Each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Accordingly, holders of more than fifty percent of the outstanding shares of common stock will be able to elect all of the Directors to be elected each year. Although there are no present plans to do so, if we issue preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require a two-thirds stockholder vote. See "Certain Anti-Takeover Effects of the Company's Amended and Restated Certificate of Incorporation and Amended and Restated By-laws and Delaware Law."

   Liquidation. In the event of any liquidation, dissolution or winding up of the company, the holders of our common stock would be entitled to receive, after payment or provision for payment of all of our debts and liabilities, all of our assets available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of any liquidation or dissolution.

   Preemptive Rights and Redemption. Holders of our common stock will not be entitled to preemptive rights with respect to any shares which we may issue in the future. The common stock is not subject to mandatory redemption by us.

Preferred Stock

   Our Board of Directors is authorized, pursuant to the Amended and Restated Certificate of Incorporation, to issue 1,000,000 shares of preferred stock, without par value, in one or more series with respect to which the Board, without stockholder approval, may determine voting, conversion and other rights which could adversely affect the rights of the holders of our common stock. Currently, no shares of our authorized preferred stock are issued or outstanding. Stockholders will not have preemptive rights to subscribe for shares of preferred stock.

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   The rights of the holders of the common stock would generally be subject to the prior rights of the preferred stock with respect to dividends, liquidation preferences and other matters. The dividend rights, dividend rates, conversion rights, conversion prices, voting rights, redemption rights and terms (including sinking fund provisions, if any), the redemption price or prices and the liquidation preferences of any series of the authorized preferred stock and the numbers of such shares of preferred stock in each series will be established by the Board of Directors as such shares are to be issued. It is not possible to state the actual effect of the preferred stock on the rights of holders of common stock until the Board of Directors determines the rights of the holders of a series of the preferred stock. However, such effects might include:

  .  restrictions on dividends;

  . dilution of the voting power to the extent that the preferred stock were given voting rights;

  . dilution of the equity interest and voting power if the preferred stock were convertible into common stock; and

  . restrictions upon any distribution of assets to the holders of common stock upon liquidation or dissolution until the satisfaction of any liquidation preference granted to holders of the preferred stock.

   Furthermore, although we have no present intention to do so, the Board of Directors could direct us to issue, in one or more transactions, shares of preferred stock or additional shares of common stock or rights to purchase such shares (subject to the limits imposed by applicable laws and the rules of any stock exchange or automated dealer quotation system to the extent that such rules may become applicable to, or may be observed by, us) in amounts which could make more difficult and, therefore, less likely, a takeover, proxy contest, change in our management or any other extraordinary corporate transaction which might be opposed by the incumbent Board of Directors. Any issuance of preferred stock or of common stock could have the effect of diluting the earnings per share, book value per share and voting power of common stock held by our stockholders.

Certain Anti-Takeover Effects of the Amended and Restated Certificate of Incorporation, Amended and Restated By-laws and Delaware Law

   General. Certain provisions of our Amended and Restated Certificate of Incorporation, Amended and Restated By-laws and the DGCL may have the effect of impeding the acquisition of control of the company by means of a tender offer, a proxy fight, open-market purchases or otherwise in a transaction not approved by our Board of Directors. These provisions may have the effect of discouraging a future takeover attempt which is not approved by our Board of Directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of our current Board of Directors or management more difficult.

   The provisions of the Amended and Restated Certificate of Incorporation and Amended and Restated By-laws described below are designed to reduce, or have the effect of reducing, our vulnerability to an unsolicited proposal for the restructuring or sale of all or substantially all of our assets or an unsolicited takeover attempt which is unfair to our stockholders. The following description of certain of the provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws is general, and you should read it with our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws.

   Authorized Shares. Our Amended and Restated Certificate of Incorporation authorizes the issuance of 12,000,000 shares of common stock and 1,000,000 shares of preferred stock. We have authorized these amounts to provide our Board of Directors with flexibility to effect, among other things, transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of the company.

The Board of Directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the Board of Directors has the power to the extent consistent with its fiduciary duty to issue a series of preferred stock to persons friendly to management in order to attempt to block a merger or other transaction by which a third party seeks control, and thereby assist the incumbent Board of Directors and management to retain their respective positions.

   Classified Board of Directors; Filling of Board Vacancies and Qualifying Shares. Our Board of Directors is divided into three classes, each of which contains approximately one-third of the whole number of the members of the Board of Directors. Each class serves a staggered three-year term, with approximately one-third of the total number of Directors being elected each year. Under the DGCL, members of a staggered board may only be removed for cause unless the Certificate of Incorporation provides otherwise. Our Amended and Restated Certificate of Incorporation does not provide for removal of directors without cause. The staggered board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors.

   Our Amended and Restated By-laws provide that there shall be sixteen Directors. Our Amended and Restated By-laws also provide that any vacancy occurring on the Board of Directors, including a vacancy created by an increase in the number of directors, will be filled by a majority vote of the directors then in office. Directors so chosen shall hold office until their successors are elected and qualified or until their earlier resignation or removal.

   No Cumulative Voting; Limitation on Action by Written Consent and Stockholder Meetings. Our Amended and Restated Certificate of Incorporation does not provide for cumulative voting. Our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws also provide that any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting and may not be effected by written consent in lieu of a meeting. Our Amended and Restated By-laws provide that special meetings of the stockholders may only be called by the Chairman of the Board, the President or the Secretary at the written request of a majority of the Board of Directors.

   Delaware Business Combination Statute. Section 203 of the DGCL provides that, subject to certain exceptions specified therein, an "interested stockholder" of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the time that such stockholder becomes an interested stockholder unless (a) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares), or (c) at or subsequent to such time the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as otherwise specified in Section 203, an interested stockholder is defined to include any person that is (x) the owner of 15% or more of the outstanding voting stock of the corporation, or (y) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date of determination, and the affiliates and associates of any such person.

   Under certain circumstances, Section 203 makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. We have not elected to be exempt from the restrictions imposed under Section 203. The provisions of
Section 203 may encourage persons interested in acquiring us to negotiate in advance with our Board of Directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approves either the business combination or the transaction which results in any such person becoming an interested stockholder. Such provisions also may have the effect of preventing changes in our management. It is possible that such provisions could make it more difficult to accomplish transactions which our stockholders may otherwise deem to be in their best interests.

   Amendment of the Restated Certificate of Incorporation and By-laws. Our Amended and Restated Certificate of Incorporation provides that the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock, voting together as a single class, is required to amend, repeal, or adopt any provision inconsistent with, the provisions of our Amended and Restated Certificate of Incorporation classifying directors, eliminating cumulative voting, prohibiting stockholder action without a meeting or specifying the vote required to amend such provisions. Our By-laws may be amended by the stockholders or the Board of Directors; however, the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock, voting together as a single class, is required to amend, repeal, or adopt any provision inconsistent with, the provisions of the Amended and Restated By-laws describing how special meetings of the stockholders must be called, prohibiting stockholder action without a meeting, regarding properly bringing business before a stockholder meeting, stating the number of and classifying directors, relating to filling director vacancies, and specifying the vote required to amend such provisions.

   Certain By-Law Provisions. Our Amended and Restated By-laws also require a stockholder who intends to nominate a candidate for election to the Board of Directors, or to raise new business at an annual stockholder meeting, to provide us advance notice of at least 120 days. The notice provision requires a stockholder who desires to raise new business at an annual stockholder meeting to provide us certain information concerning the nature of the new business, the stockholder and such stockholder's interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide us with certain information concerning the nominee and such proposing stockholder.

   The provisions described above are intended to reduce our vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by our Board of Directors.

   Attempts to take over corporations have become increasingly common. An unsolicited, nonnegotiated proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, the Board of Directors believes it is in the best interests of the company and our stockholders to encourage potential acquirors to negotiate directly with management and that these provisions will encourage such negotiations and discourage nonnegotiated takeover attempts. It is also the view of the Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at a price that reflects our true value and that otherwise is in the best interest of all stockholders.

Limitation of Director Liability and Indemnification

   Our Amended and Restated Certificate of Incorporation provides that no director will be personally liable to the company or our stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that directors will have liability (a) for any breach of a director's duty of loyalty to the company or our stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit.

   Our Amended and Restated By-laws provide that we will indemnify any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the company, or is or was serving at our request as a director, trustee, officer, employee or agent of another corporation or other enterprise against expenses actually and reasonably incurred by such person in connection with such action, suit or proceeding. To the extent that a person seeking indemnification has been successful on the merits or otherwise in defense of any action, suit, or proceeding, such person will be indemnified for his or her expenses which were actually and reasonably incurred. Any indemnification payment must be authorized upon a determination that the individual seeking indemnification met the necessary standard of conduct for such indemnification. Such determination will be made by a majority vote of a quorum consisting of directors not involved with the action, suit or proceeding; a written opinion of independent legal counsel, if the described quorum cannot be obtained or if the majority vote of the described quorum directs; a vote of the stockholders; or a decision of the court in which the action was brought. To qualify for indemnification, such person must have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was lawful. Expenses may be paid by us as they are incurred, in advance of a final disposition, as authorized by the Board of Directors and upon receipt of an undertaking by the person seeking indemnification to repay the advanced amount if it is later determined that he or she was not entitled to indemnification. The indemnification and advancement of expenses provided by the Amended and Restated By-laws are not to be deemed exclusive of any other rights to which any person seeking indemnification may be entitled as a matter of law or under our Amended and Restated Certificate of Incorporation, the Amended and Restated By-laws, any agreement, vote of stockholders, any insurance purchased by us, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and will continue as to a person who has ceased to be such director, trustee, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

   We have entered into indemnification agreements with our directors and executive officers to indemnify them against certain liabilities. Consistent with the provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, under the terms of the agreements, we will indemnify our directors and executive officers to the fullest extent permitted under applicable law against all expenses, liabilities and losses incurred in connection with any legal proceeding brought against any of them by reason of their status as directors, officers, employees, agents or fiduciaries of the company. The expenses, liabilities and losses which we are obligated to pay may include judgments, fines and amounts paid in settlement of such legal proceedings by our directors and executive officers so long as they acted in good faith and in a manner which they reasonably believed was in the best interests of the company.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is Illinois Stock Transfer Company, Chicago, Illinois.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Upon completion of this offering, we will have 4,351,824 of common stock issued and outstanding (4,486,824 shares if the underwriters exercise their over-allotment option in full), assuming no exercise of any options. Of these shares, 2,770,550 shares, including the 900,000 shares to be sold in this offering (assuming no exercise of the over-allotment option), will be freely tradeable in the public market without restriction or registration under the Securities Act, unless held by our "affiliates" as that term is defined under the Securities Act. The remaining 1,581,274 shares are subject to certain restrictions on trading, as described below. All shares sold in the Towne Square transaction will be subject to contractual holding periods of one to three years. See "Pending Acquisition."

Restricted stock awards granted to our employees.

   Pursuant to the terms of our Stock Incentive Plan, we have awarded 21,600 shares of restricted stock to certain of our employees who are not executive officers. Although our employees have full voting rights with regard to these shares and may receive any dividends we declare, they may not transfer the shares until they are fully vested. Each restricted stock award will vest in its entirety on the fifth anniversary of the date of grant. Unless earlier forfeited, the awards will vest according to the following schedule:

             Year                        Shares Vested
             ----                        -------------
             2001.......................     4,800
             2002.......................     9,600
             2003.......................     1,600
             2004.......................     5,600

Shares held by our executive officers and directors.

   Our executive officers and directors currently hold 1,005,112 shares of our common stock, representing 23.1% of the shares that will be outstanding upon completion of this offering. Of these shares, 74,400 shares were granted to our officers pursuant to restricted stock awards and are subject to forfeiture until the fifth anniversary of the date of grant. These restricted stock awards will vest between the years 2001 and 2004. The remaining shares held by our officers and directors may be sold in the public market under the provisions of Rule 144 of the Securities Act, upon the expiration of certain holding periods specified in Rule 144.

   Lock-up Agreements. Our directors and officers and certain of our stockholders have entered into lock-up agreements with the underwriters pursuant to which they have agreed not to offer, sell or contract to sell any of their shares of common stock for a period of 180 days from the date of this prospectus without the underwriters' prior written consent. An aggregate of 1,477,774 shares of our common stock are subject to these agreements. Upon the expiration of this 180-day period, our directors and officers and stockholders may resell their shares, if vested, subject to the restrictions discussed below.

Shares Subject to Rule 144.

   In general, under Rule 144 as currently in effect, a person who has beneficially owned shares for at least one year, including an affiliate, is entitled to sell, within a three-month period, that number of shares which does not exceed the greater of:

  . one percent of the outstanding shares of our common stock (approximately 43,518 shares immediately following the offering); or

  . the average weekly reported trading volume of our common stock during the four calendar weeks preceding the sale.

Sales made under Rule 144 are also subject to certain requirements pertaining to:

  .  the manner of such sales;

  .  notices of such sales; and

  .  the availability of current public information about us.

Under Rule 144(k), a person other than an affiliate may sell shares freely, without regard to the above restrictions, if that person has held the shares for a period of two years or more. Affiliates, such as our directors and officers, are always subject to these manner of sale and volume restrictions, regardless of the length of time that they have held their shares.

   Currently there are 101,900 shares of our common stock held by non-affiliates which are subject to the provisions of Rule 144. Of such shares, 20,000 are subject to the lock-up agreements discussed above. Non-affiliates may sell the remaining shares pursuant to the Rule 144 restrictions beginning in September 1999, except for 20,000 of these shares that are subject to a lock-up agreement. All of these shares will be freely tradable by non-affiliates by December 2000.

Registration Rights of Certain of Our Stockholders.

   Pursuant to the terms of our private placement offering materials, we have granted certain "piggyback" registration rights to holders of 2,769,872 shares of our common stock. These stockholders, including some of our affiliates, are entitled to have their shares registered for sale under the Securities Act in the event that we determine to register shares of our common stock in connection with an underwritten public offering or otherwise. These rights are subject to certain limitations and conditions, including:

  . our ability to preclude or limit the number of shares which these stockholders may include in the underwritten offering or registration;

  . the right of the managing underwriter, in its sole discretion, to limit the number of shares to be underwritten; and

  . the requirement that each participating stockholder bear a pro rata portion of the underwriting discounts and commissions.

Of the shares entitled to these registration rights, all shares held by non-affiliates are currently tradable pursuant to the terms of Rule 144(k), as described above. Those shares held by our affiliates are subject to the manner of sale and volume restrictions of Rule 144, as set forth above. None of the registration rights with respect to these shares have been exercised in connection with this offering.

Shares Reserved For Issuance Pursuant to Options.

   Effective upon completion of this offering, we will have an aggregate of 632,808 shares reserved for issuance pursuant to outstanding stock options granted to certain key employees, officers and directors. Options to purchase 453,408 shares are currently exercisable. In addition, there are 50,119 shares remaining available for future awards under our Stock Incentive Plan, out of which the option grant and restricted stock award are expected to be made to Tom Castronovo in connection with the Towne Square Financial Corporation transaction. We intend to register under the Securities Act the shares of common stock reserved for issuance under our stock plans, whereupon all of these shares will be freely tradeable, subject to compliance by affiliates with the Rule 144 volume and manner of sale limitations.

Our Nasdaq Symbol.

   Our common stock has been approved for quotation and trading on The Nasdaq National MarketSM under the symbol "PVTB."

                                  UNDERWRITING

   Subject to the terms and conditions of the Underwriting Agreement, the underwriters named below, for whom EVEREN Securities, Inc. and Stifel, Nicolaus & Company, Incorporated are acting as representatives (the "Representatives"), have severally agreed to purchase from us, and we have agreed to sell to them, the respective number of shares of common stock set forth opposite each underwriter's name below:

                                                                        Number
                                                                          of
                Underwriters                                            Shares
                ------------                                            -------
      EVEREN Securities, Inc...........................................
      Stifel, Nicolaus & Company, Incorporated.........................
                                                                        -------
          Total........................................................ 900,000
                                                                        =======

   The Underwriting Agreement provides that the obligations of the several underwriters thereunder are subject to approval of certain legal matters by their counsel and to various other conditions. The nature of the underwriters' obligation is such that they are committed to purchase and pay for all shares of common stock (other than those covered by the over-allotment options discussed below) if any are purchased.

   The underwriters propose to offer the shares of our common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus, and to certain securities dealers (who may include the
underwriters) at such price, less a concession not in excess of $         per
share of common stock. The underwriters may allow, and such selected dealers
may reallow, a concession not in excess of $        per share of common stock
to certain brokers and dealers. After this offering, the price to the public, concession, allowance and reallowance may be changed by the Representatives. The Representatives have informed us that they do not intend to confirm sales to any account over which they exercise discretionary authority.

   We have granted the underwriters an option to purchase up to 135,000 additional shares of common stock at the same price per share as we will receive for the 900,000 shares that the underwriters have agreed to purchase. This option is exercisable during the 30-day period after the date of this prospectus, solely to cover over-allotments, if any. To the extent that the underwriters exercise this option, each of the underwriters will be committed, subject to certain conditions, to purchase such additional shares of common stock in approximately the same proportions as set forth in the above table. If purchased, the underwriters will sell the additional shares on the same terms as the 900,000 shares are being sold. If the underwriters exercise the over-
allotment in full, the total public offering price will be $      , total
underwriting discounts and commissions will be $         , and total proceeds
to us will be $         .

   The offering of the common stock is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject any order for the purchase of common stock.

   Subject to certain exceptions, we have agreed not to issue, and each of our officers and directors (and certain stockholders of the company) has agreed not to offer, sell or otherwise dispose of any of our shares of common stock or our other equity securities for a period of 180 days after the date of this prospectus (other than shares sold pursuant to this prospectus and shares issuable in the transaction with Towne Square Financial Corporation) without the prior written consent of EVEREN Securities.

   Subject to certain exceptions for registration statements on Form S-8, we have agreed not to file a registration statement relating to any of our shares of common stock or other equity securities for a period of 180 days after the date of this prospectus (other than the shares to be issued in this offering and the shares issuable in the transaction with Towne Square Financial Corporation) without the prior written consent of EVEREN Securities.

   We have agreed to indemnify the underwriters against certain liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect thereof.

   Prior to this offering, there has been no public market for our common stock. Consequently, we negotiated the initial public offering price with the underwriters. Among the factors considered in such negotiations were:

  .  prevailing market conditions;

  .  an assessment of our management;

  .  our results of operations in recent periods;

  .  the present stage of our development;

  . the market capitalizations and stages of development of other companies which we and the Representatives believe to be comparable to us; and

  .  estimates of our business potential.

   There can be no assurance that an active trading market will develop for our common stock or that our common stock will trade in the public market subsequent to this offering at or above the initial public offering price. The initial public offering price should not be considered an indication of the actual value of our common stock. Such price is subject to change as a result of market conditions and other factors. We cannot assure you that our common stock can be resold at or above the initial public offering price.

   In order to facilitate this offering, certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after the offering, such as the following:

  . the underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than we have been sold to them;

  . the underwriters may elect to cover any such short position by purchasing shares of common stock in the open market or by exercising the over-allotment option;

  . the underwriters may stabilize or maintain the price of our common stock by bidding for or purchasing shares of common stock in the open market;

  .  the underwriters may engage in passive market making transactions; and

  . the underwriters may impose penalty bids, under which selling concessions allowed to syndicate members of other broker-dealers participating in this offering are reclaimed if shares of common stock previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise.

The effect of these transactions may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our common stock to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

   EVEREN Securities has provided in the past, and both Representatives may provide in the future, investment banking services to PrivateBancorp for which they have received and would expect to receive customary fees and commissions.

                                 LEGAL MATTERS

   Certain legal matters in connection with this offering, including the validity of the common stock, are being passed upon for the company by Vedder, Price, Kaufman & Kammholz, Chicago, Illinois. Certain legal matters are being passed upon for the underwriters by Jenner & Block, Chicago, Illinois.

                                    EXPERTS

   The consolidated financial statements for each of the three years in the three-year period ended December 31, 1998, included in this prospectus, have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                       WHERE YOU CAN GET MORE INFORMATION

   We have filed a registration statement on Form S-1 under the Securities Act with the SEC in connection with the common stock offered by this prospectus. This prospectus omits certain information, exhibits and undertakings set forth in the registration statement which we have filed with the SEC. You may inspect and copy those materials upon payment of prescribed rates, at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional office of the SEC at the following locations: Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. This information is also available on the Internet at the SEC's website. The address for the web site is: http://www.sec.gov. For further information about the company, reference is hereby made to the registration statement and the exhibits thereto. Statements contained in this prospectus concerning the provisions of any contract, agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the registration statement for a full statement of the provisions thereof. Each such statement in this prospectus is qualified in all respects by such reference.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                              PRIVATEBANCORP, INC.

                                                                            Page
                                                                            ----
Report of Arthur Andersen LLP, Independent Public Accountants.............  F-2

Consolidated Balance Sheets as of March 31, 1999 (unaudited) and December
 31, 1998 and 1997........................................................  F-3

Consolidated Statements of Income for the three months ended March 31,
 1999 and 1998 (unaudited) and for the years ended December 31, 1998, 1997 and 1996.................................................................  F-4

Consolidated Statements of Changes in Stockholders' Equity for the three months ended March 31, 1999 (unaudited) and for the years ended December
 31, 1998, 1997 and 1996..................................................  F-5

Consolidated Statements of Cash Flows for the three months ended March 31,
 1999 and 1998 (unaudited) and for the years ended December 31, 1998, 1997 and 1996.................................................................  F-6

Notes to Consolidated Financial Statements................................  F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of
PrivateBancorp, Inc.:

   We have audited the accompanying consolidated balance sheets of PRIVATEBANCORP, INC. (a Delaware corporation) AND SUBSIDIARY as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PrivateBancorp, Inc. and Subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

Arthur Andersen LLP

Chicago, Illinois

January 29, 1999 (except with respect to the matter discussed in Note 19, as to which the date is June 25, 1999)

                      PRIVATEBANCORP, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

              As of March 31, 1999 and December 31, 1998 and 1997

                                       March 31,    December 31,  December 31,
                                          1999          1998          1997
                                      ------------  ------------  ------------
                                      (unaudited)
ASSETS
Cash and due from banks-noninterest
 bearing............................. $  8,220,209  $ 11,894,781  $  9,229,704
Federal funds sold...................    7,759,124     3,619,437    16,976,417
                                      ------------  ------------  ------------
    Total cash and cash equivalents..   15,979,333    15,514,218    26,206,121
                                      ------------  ------------  ------------
Available-for-sale securities, at
 fair value..........................  105,135,775   116,890,739    65,383,252
                                      ------------  ------------  ------------
Loans................................  307,766,039   281,964,896   218,494,547
  Less: Allowance for loan losses....   (3,695,000)   (3,410,000)   (3,050,000)
                                      ------------  ------------  ------------
  Net loans..........................  304,071,039   278,554,896   215,444,547
                                      ------------  ------------  ------------
Bank premises and equipment, net.....    1,528,416     1,587,720     1,904,338
                                      ------------  ------------  ------------
Accrued interest receivable..........    2,685,131     2,264,195     1,581,728
                                      ------------  ------------  ------------
Other assets.........................    1,654,854     1,496,071     1,352,145
                                      ------------  ------------  ------------
    Total assets..................... $431,054,548  $416,307,839  $311,872,131
                                      ============  ============  ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits:
  Noninterest-bearing................ $ 28,178,279  $ 39,490,083  $ 34,233,722
  Interest-bearing...................   31,793,923    26,508,202    26,083,741
Savings and money market deposit
 accounts............................  180,871,333   170,713,032   135,624,494
Other time deposits..................  143,610,570   128,282,346    89,831,506
                                      ------------  ------------  ------------
    Total deposits...................  384,454,105   364,993,663   285,773,463
Accrued interest payable.............      994,331       720,874       453,056
Funds borrowed.......................   10,000,000    20,000,000           --
Other liabilities....................    5,552,114     1,319,654       957,857
                                      ------------  ------------  ------------
    Total liabilities................  401,000,550   387,034,191   287,184,376
                                      ------------  ------------  ------------
Stockholders' equity:
  Preferred stock, 1,000,000 shares
   authorized........................
  Common stock, without par value;
   12,000,000 shares authorized;
   3,451,824, 3,431,424 and 3,217,184
   shares issued and outstanding in
   1999, 1998 and 1997, respectively.    3,451,824     3,431,424     3,217,184
  Surplus............................   22,600,302    22,273,902    19,782,477
  Retained earnings..................    5,853,156     4,912,359     2,165,310
  Accumulated other comprehensive
   income, net of tax effect.........      (58,045)      149,471        29,117
  Deferred compensation..............     (843,498)     (543,767)     (506,333)
  Loan to executive officer..........     (949,741)     (949,741)          --
                                      ------------  ------------  ------------
    Total stockholders' equity.......   30,053,998    29,273,648    24,687,755
                                      ------------  ------------  ------------
    Total liabilities and
     stockholders' equity............ $431,054,548  $416,307,839  $311,872,131
                                      ============  ============  ============

  The accompanying notes to consolidated financial statements are an integral part of these statements.

                      PRIVATEBANCORP, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

            For the Three Months Ended March 31, 1999 and 1998, and
              for the Years Ended December 31, 1998, 1997 and 1996

                          Three Months Ended
                               March 31,             Year Ended December 31,
                         --------------------- -----------------------------------
                            1999       1998       1998        1997        1996
                         ---------- ---------- ----------- ----------- -----------
                              (unaudited)
Interest income:
  Loans, including fees. $5,635,595 $4,624,309 $19,619,603 $16,729,277 $12,151,454
  Federal funds sold and
   interest-bearing
   deposits.............     48,268    498,263   2,181,013     874,981   1,392,465
  Securities............  1,570,161    726,566   3,491,622   2,518,675   2,396,461
                         ---------- ---------- ----------- ----------- -----------
    Total interest
     income.............  7,254,024  5,849,138  25,292,238  20,122,933  15,940,380
                         ---------- ---------- ----------- ----------- -----------
Interest expense:
  Deposits:
    Interest-bearing
     demand.............    142,080    121,077     487,073     376,833     304,807
    Savings and money
     market deposit
     accounts...........  1,800,196  1,628,727   6,651,280   5,879,689   4,613,396
    Other time..........  1,751,289  1,346,153   6,154,468   3,821,473   2,972,891
  Funds borrowed........    144,420        --       19,136       2,903     143,026
                         ---------- ---------- ----------- ----------- -----------
    Interest expense....  3,837,985  3,095,957  13,311,957  10,080,898   8,034,120
                         ---------- ---------- ----------- ----------- -----------
    Net interest income.  3,416,039  2,753,181  11,980,281  10,042,035   7,906,260
Provision for loan
 losses.................    285,000     91,370     361,986     602,991     523,679
                         ---------- ---------- ----------- ----------- -----------
  Net interest income
   after provision for
   loan losses..........  3,131,039  2,661,811  11,618,295   9,439,044   7,382,581
                         ---------- ---------- ----------- ----------- -----------
Non-interest Income:
  Banking and trust
   services.............    441,456    273,243   1,280,585   1,210,273     910,786
  Securities gains......        --         --       39,894         --          --
                         ---------- ---------- ----------- ----------- -----------
    Total non-interest
     income.............    441,456    273,243   1,320,479   1,210,273     910,786
                         ---------- ---------- ----------- ----------- -----------
Non-interest Expense:
  Salaries and employee
   benefits.............  1,115,449  1,101,860   4,076,523   3,901,662   3,410,676
  Occupancy.............    352,051    333,527   1,379,059   1,274,058     990,098
  Data processing.......    131,039    120,490     508,181     395,665     334,211
  Marketing.............    152,990    138,793     566,960     500,482     424,235
  Amortization of
   organizational costs.        --         --          --          --       23,295
  Professional fees.....    177,796     93,843     560,715     448,441     325,663
  Insurance.............     41,415     30,015     134,365     114,955      82,001
  Other.................    284,040    181,668     863,539     626,412     508,292
                         ---------- ---------- ----------- ----------- -----------
    Total non-interest
     expense............  2,254,780  2,000,196   8,089,342   7,261,675   6,098,471
                         ---------- ---------- ----------- ----------- -----------
    Income before income
     taxes..............  1,317,715    934,858   4,849,432   3,387,642   2,194,896
Income tax provision....    291,132    364,594   1,839,294   1,242,347     761,873
                         ---------- ---------- ----------- ----------- -----------
  Net income............ $1,026,583 $  570,264 $ 3,010,138 $ 2,145,295 $ 1,433,023
                         ---------- ---------- ----------- ----------- -----------
Basic earnings per
 share.................. $      .30 $      .18 $       .91 $       .69 $       .49
                         ========== ========== =========== =========== ===========
Diluted earnings per
 share.................. $      .28 $      .17 $       .86 $       .65 $       .47
                         ========== ========== =========== =========== ===========

   The accompanying notes to consolidated financial statements are an integral part of these statements.

                      PRIVATEBANCORP, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                 For the Three Months Ended March 31, 1999 and
              for the Years Ended December 31, 1998, 1997 and 1996

                                                                        Year Ended December 31,
                           Three Months Ended     -----------------------------------------------------------------------
                             March 31, 1999                1998                    1997                    1996
                         -----------------------  ----------------------- ----------------------- -----------------------
                                       Compre-                  Compre-                 Compre-                 Compre-
                                       hensive                  hensive                 hensive                 hensive
                            Total       Income       Total       Income      Total       Income      Total       Income
                         -----------  ----------  -----------  ---------- -----------  ---------- -----------  ----------
                               (unaudited)
Common stock:
 Balance at beginning
  of year..............  $ 3,431,424              $ 3,217,184             $ 2,958,272             $ 2,850,672
 Issuance of stock.....       20,400                  214,240                 258,912                 107,600
                         -----------              -----------             -----------             -----------
 Balance at end of
  year.................    3,451,824                3,431,424               3,217,184               2,958,272
                         -----------              -----------             -----------             -----------
Surplus:
 Balance at beginning
  of year..............   22,273,902               19,782,477              17,301,302              16,652,652
 Issuance of common
  stock................      326,400                2,283,360               2,476,534                 648,650
 Other.................          --                   208,065                   4,641                     --
                         -----------              -----------             -----------             -----------
 Balance at end of
  year.................   22,600,302               22,273,902              19,782,477              17,301,302
                         -----------              -----------             -----------             -----------
Retained Earnings
 (Deficit):
 Balance at beginning
  of year..............    4,912,359                2,165,310                 237,373              (1,011,042)
 Net income............    1,026,583  $1,026,583    3,010,138  $3,010,138   2,145,295  $2,145,295   1,433,023  $1,433,023
                                      ----------               ----------              ----------              ----------
 Dividends paid--
  $0.03, $0.08, $0.07
  and $0.07 per share
  in 1999, 1998, 1997
  and 1996,
  respectively.........      (85,786)                (263,089)               (217,358)               (184,608)
                         -----------              -----------             -----------             -----------
 Balance at end of
  year.................    5,853,156                4,912,359               2,165,310                 237,373
                         -----------              -----------             -----------             -----------
Accumulated Other
 Comprehensive Income--
 Unrealized Gains
 (Losses) on Securities
 Available for Sale:
 Balance at beginning
  of year..............      149,471                   29,117                 (56,847)                (47,750)
 Other comprehensive
  income--unrealized
  gains (losses) on
  securities available
  for sale, net of tax
  provision (benefit)
  of $(132,674),
  $76,523, $47,698 and
  $(4,685) for the
  three months ended
  March 31, 1999, and
  in 1998, 1997, and
  1996, respectively...     (207,516)   (207,516)     120,354     120,354      85,964      85,964      (9,097)     (9,097)
                         -----------  ----------  -----------  ---------- -----------  ---------- -----------  ----------
 Comprehensive income..               $  819,067               $3,130,492              $2,231,259              $1,423,926
                                      ==========               ==========              ==========              ==========
 Balance at end of
  year.................      (58,045)                 149,471                  29,117                 (56,847)
                         -----------              -----------             -----------             -----------
Deferred Compensation:
 Balance at beginning
  of year..............     (543,767)                (506,333)               (217,750)                    --
 Awards granted........     (346,800)                (187,000)               (402,500)               (277,500)
 Amortization of
  deferred
  compensation.........       47,068                  149,566                  98,917                  33,500
 Other.................          --                       --                   15,000                  26,250
                         -----------              -----------             -----------             -----------
 Balance at end of
  year.................     (843,498)                (543,767)               (506,333)               (217,750)
                         -----------              -----------             -----------             -----------
                          31,003,739               30,223,389              24,687,755              20,222,350
Loan to Executive
 Officer:
 Loan to
  stockholder/chief
  executive officer....     (949,741)                (949,741)                    --                      --
                         -----------              -----------             -----------             -----------
   Total stockholders'
    equity at end of
    year...............  $30,053,998              $29,273,648             $24,687,755             $20,222,350
                         ===========              ===========             ===========             ===========

  The accompanying notes to consolidated financial statements are an integral part of these statements.

                      PRIVATEBANCORP, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

             For the Three Months Ended March 31, 1999 and 1998 and
              For the Years Ended December 31, 1998, 1997 and 1996

                                                             Year Ended December 31,
                          March 31,     March 31,    -----------------------------------------
                             1999          1998          1998           1997          1996
                         ------------  ------------  -------------  ------------  ------------
                                (unaudited)
Cash Flows From
 Operating Activities:
 Net income............. $  1,026,583  $    570,264  $   3,010,138  $  2,145,295  $  1,433,023
                         ------------  ------------  -------------  ------------  ------------
 Adjustments to
  reconcile net income
  to net cash provided
  by operating
  activities:
   Depreciation and
    amortization........      135,526       122,731        507,853       472,669       329,013
   Amortization of
    organization costs..          --            --             --            --         23,295
   Amortization of
    deferred
    compensation........       47,068        31,938        149,566        98,917        33,500
   Provision for loan
    losses..............      285,000        91,370        361,986       602,991       523,679
   Gain on sales of
    securities..........      (45,564)          --         (39,894)          --            --
   Increase in deferred
    loan fees...........          --            --         347,766        85,684        48,883
   (Increase) in
    deferred income
    taxes...............          --            --        (290,700)     (440,387)     (201,729)
   (Increase) in accrued
    interest receivable.     (420,805)     (167,272)      (682,467)     (145,916)     (291,010)
   Increase in accrued
    interest payable....      273,457        84,944        267,818        60,881        35,506
   Decrease in other
    assets..............      (28,012)     (366,903)        70,251        77,449       105,579
   Increase in other
    liabilities.........    4,232,460       368,143        569,862       414,712           691
                         ------------  ------------  -------------  ------------  ------------
     Total adjustments..    4,479,130       164,951      1,262,041     1,227,000       607,407
                         ------------  ------------  -------------  ------------  ------------
     Net cash provided
      by operating
      activities........    5,505,713       735,215      4,272,179     3,372,295     2,040,430
                         ------------  ------------  -------------  ------------  ------------
Cash Flows From
 Investing Activities:
 Proceeds from
  maturities, pay
  downs, and sales of
  securities............   14,917,259    32,628,772     85,390,763    11,255,315    25,658,276
 Purchase of securities
  available for sale....   (3,456,295)  (15,400,000)  (136,661,479)  (31,888,325)  (31,992,943)
 Net loan principal
  advanced..............  (25,801,143)   (5,252,823)   (63,820,101)  (47,240,005)  (45,352,131)
 Bank premises and
  equipment
  expenditures..........      (75,075)      (47,393)      (191,235)     (659,401)     (901,638)
                         ------------  ------------  -------------  ------------  ------------
     Net cash provided
      by (used in)
      investing
      activities........  (14,415,254)   11,928,556   (115,282,052)  (68,532,416)  (52,588,436)
                         ------------  ------------  -------------  ------------  ------------
Cash Flows From
 Financing Activities:
 Net increase in total
  deposits..............   19,460,442    18,886,537     79,220,200    63,202,205    45,702,759
 Proceeds from funds
  borrowed..............          --            --      20,000,000           --      3,000,000
 Principal reductions
  of funds borrowed.....  (10,000,000)          --             --     (3,000,000)     (700,000)
 Issuance of common
  stock.................          --        124,200      1,360,859     2,347,946       505,000
 Dividends paid.........      (85,786)      (60,629)      (263,089)     (217,358)     (184,608)
                         ------------  ------------  -------------  ------------  ------------
     Net cash provided
      by financing
      activities........    9,374,656    18,950,108    100,317,970    62,332,793    48,323,151
                         ------------  ------------  -------------  ------------  ------------
Net Increase (Decrease)
 in Cash and Cash
 Equivalents............      465,115    31,613,879    (10,691,903)   (2,827,328)   (2,224,855)
Cash and Cash
 Equivalents at
 Beginning of Year......   15,514,218    26,206,121     26,206,121    29,033,449    31,258,304
                         ------------  ------------  -------------  ------------  ------------
Cash and Cash
 Equivalents at End of
 Year................... $ 15,979,333  $ 57,820,000  $  15,514,218  $ 26,206,121  $ 29,033,449
                         ============  ============  =============  ============  ============
Cash Paid During Year
 For:
 Interest............... $  3,564,874  $  3,011,013  $  13,044,139  $ 10,004,288  $  7,998,614
 Income taxes...........      233,880  $     88,676      1,826,826     1,562,726       977,432
                         ============  ============  =============  ============  ============
Non-Cash Transactions:
 Loan to executive
  officer for purchase
  of common stock....... $        --   $        --   $     949,741  $        --   $        --
                         ============  ============  =============  ============  ============

  The accompanying notes to consolidated financial statements are an integral part of these statements.

                      PRIVATEBANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 1998 and 1997

1. Accounting Policies:

   The consolidated financial statements of PrivateBancorp, Inc. (the "Company") and Subsidiary have been prepared in conformity with generally accepted accounting principles and reporting practices prescribed for the banking industry. A description of the significant accounting policies follows:

 a. Consolidation

   The consolidated financial statements of the Company and Subsidiary include the accounts of the Company and its wholly owned subsidiary, The PrivateBank and Trust Company (the "Bank"). Significant intercompany accounts and transactions have been eliminated in the preparation of these statements.

 b. Statement of Cash Flows

   For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are sold for one-day periods, but not longer than thirty days.

 c. Securities

   Securities for which management has the intent and ability to hold to maturity are reported at cost, adjusted for amortization of premium and accretion of discount. Securities available for sale are reported at fair value, with unrealized gains and losses and applicable income taxes reported as other comprehensive income in a separate component of stockholders' equity. At December 31, 1998 and 1997, all securities held were classified as available for sale.

   Premium and discount on securities are included in interest income on securities over the period from acquisition to maturity or earlier call date using the straight-line method, the results of which are not materially different from those obtained using the level-yield method. The specific identification method is used to record gains and losses on security transactions.

 d. Loans

   Loans are generally reported at the principal amount outstanding, net of unearned income. Loans originated and intended for sale in the secondary market are classified as held for sale and reported at the lower of cost or market value.

   Loan origination and commitment fees, offset by certain direct loan origination costs, are being deferred and the net amount amortized as an adjustment of the related loan's yield. The Company is generally amortizing these amounts over the contractual life of the related loans.

   Loans are placed on nonaccrual status when, in the opinion of management, there are doubts as to the collectibility of interest or principal, or when principal or interest is past due 90 days or more and the loan is not well secured and in the process of collection. All loans classified as nonaccrual are considered to be impaired. Any shortfall in the estimated value of an impaired loan compared with the recorded investment of the loan is identified as an allocated portion of the allowance for loan losses and is one of the factors

                      PRIVATEBANCORP, INC. AND SUBSIDIARY

                           December 31, 1998 and 1997

considered by management in their overall assessment of the adequacy of the allowance for loan losses. Interest previously accrued but not collected is reversed and charged against interest income at the time the related loan is placed on nonaccrual status. Interest payments received on impaired loans are recorded as reductions of principal if principal payment is doubtful.

 e. Allowance for Loan Losses

   The allowance for loan losses is determined by management based on factors such as past loan loss experience, known and inherent risks in the loan portfolio, the estimated value of any underlying collateral, prevailing economic conditions and other factors and estimates which are subject to change over time. Management adjusts the allowance for loan losses by recording a provision for loan losses in an amount sufficient to maintain the allowance at a level commensurate with the risks in the loan portfolio. Loans are charged off when deemed to be uncollectible by management.

 f. Bank Premises and Equipment

   Bank premises and equipment are stated at cost less accumulated depreciation and amortization. For financial reporting purposes, depreciation is computed using the straight-line method over the estimated useful lives of the assets.

 g. Organization Costs

   Organization costs incurred by the Company in performing activities necessary to organize the Bank were amortized on a straight-line basis over a five-year period beginning February 6, 1991, when the Bank commenced operations.

 h. Income Taxes

   The Company accounts for income taxes under an asset and liability approach with the objective of recognizing the amount of taxes payable or refundable for the current year and deferred tax assets and liabilities for the future tax consequences that have been recognized in the Company's financial statements or tax returns. The measurement of tax assets and liabilities is based on tax rates in enacted tax laws. Deferred tax assets are reduced, if necessary, by the amount of such benefits that are not expected to be realized based on available evidence.

 i. Transfers and Servicing of Financial Assets and Extinguishments of Liabilities

   In June, 1996, the Financial Accounting Standards Board (FASB) issued SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." Under SFAS No. 125, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. In December, 1996, the FASB issued SFAS No. 127 "Deferral of Effective Date of Certain Provisions of FASB Statement No. 125" which delayed the effectiveness of selected provisions of SFAS No. 125 from January 1, 1997 to January 1, 1998. Management adopted SFAS No. 125 upon its effectiveness on January 1, 1997 and January 1, 1998 as appropriate. The adoption of these statements had no effect on the Company's reported consolidated financial position and the results of operations.

                      PRIVATEBANCORP, INC. AND SUBSIDIARY

                           December 31, 1998 and 1997


 j. Earnings per Share

   The Company accounts for and reports earnings per share using a dual presentation of basic and diluted earnings per share. Basic earnings per common share are determined by dividing earnings by the weighted average number of common shares. Dilutive stock options are included as share equivalents using the treasury stock method in determining diluted earnings per share.

 k. Comprehensive Income

   In June, 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components. The statement requires that components of comprehensive income, as defined, be reported in a financial statement that is displayed with the same prominence as other financial statements. Management adopted SFAS No. 130 in 1998 upon its effectiveness, using the statement of changes in stockholders' equity approach. The adoption of this statement had no effect on the Company's reported consolidated financial position and the results of operations. The 1997 and 1996 consolidated financial statements have been restated to conform to the SFAS No. 130 principles.

 l. Derivatives

   In June, 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives Instruments and for Hedging Activities." It requires that all derivatives be recognized as assets or liabilities on the balance sheet and be measured at fair value. If certain conditions are met, a derivative may be specifically designated as a hedging instrument. The statement is effective for fiscal quarters beginning after June 15, 1999. As the Company and Bank do not own any derivative instruments, this statement is expected to have no effect on the Company's reported consolidated financial position and the results of operations.

 m. Use of Estimates in the Preparation of Financial Statements

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expense during the reporting period. Actual results could differ from these estimates.

 n. Reclassifications

   Certain reclassifications have been made to prior periods' consolidated financial statements to place them on a basis comparable with the current period's consolidated financial statements.

 o. Interim Financial Information

   The accompanying financial statements as of March 31, 1999 and for the three months ended March 31, 1999 and 1998 are unaudited and in the opinion of management, reflect all adjustments that are necessary for a fair presentation of the Company's financial position, results of operations and cash flows for the periods then ended. All such adjustments are of a normal and recurring nature.

                      PRIVATEBANCORP, INC. AND SUBSIDIARY

                           December 31, 1998 and 1997


2. Operations:

   The Company was incorporated under the laws of the State of Delaware on November 7, 1989. The Bank commenced operations on February 6, 1991, after having received the approval of various banking regulatory authorities.

   The Bank, through its downtown Chicago main office as well as two suburban branches, provides personal and commercial banking services primarily to affluent individuals, professionals and their business interests in the Chicago metropolitan area. In addition to loans and deposits, the Company's services include trust, investment and insurance products.

3. Earnings Per Share and Stock Split:

   The following table contains a reconciliation of the numerators and denominators used in the computation of basic and diluted earnings per share for the years ended December 31, 1998, 1997 and 1996:

                                                           Weighted
                                              Income    Average Shares Per Share
                                            (Numerator) (Denominator)   Amount
                                            ----------- -------------- ---------
      Year Ended December 31, 1998
        Basic Earnings Per Share--Income
         available to common stockholders.  $3,010,138    3,313,092      $.91
                                                                         ====
        Effect of Dilutive Stock Options..         --       201,436
                                            ----------    ---------
        Diluted Earnings Per Share--Income
         available to common stockholders.  $3,010,138    3,514,528      $.86
                                            ==========    =========      ====
      Year Ended December 31, 1997
        Basic Earnings Per Share--Income
         available to common stockholders.  $2,145,295    3,124,464      $.69
                                                                         ====
        Effect of Dilutive Stock Options..         --       161,408
                                            ----------    ---------
        Diluted Earnings Per Share--Income
         available to common stockholders.  $2,145,295    3,285,872      $.65
                                            ==========    =========      ====
      Year Ended December 31, 1996
        Basic Earnings Per Share--Income
         available to common stockholders.  $1,433,023    2,939,040      $.49
                                                                         ====
        Effect of Dilutive Stock Options..         --       113,984
                                            ----------    ---------
        Diluted Earnings Per Share--Income
         available to common stockholders.  $1,433,023    3,053,024      $.47
                                            ==========    =========      ====

   On June 25, 1998, the Company's stockholders approved an eight-for-one common stock split to be distributed in the form of a stock dividend. As a result of this action, 1,446,473 shares were issued to stockholders of record on June 25, 1998. Additionally, stated value was changed from $20 to $2.50 per share, leaving the Company's common stock account unchanged. All references to number of shares, per share amounts and stock option data in the consolidated financial statements have been adjusted to reflect the stock split on a retroactive basis.

                      PRIVATEBANCORP, INC. AND SUBSIDIARY

                           December 31, 1998 and 1997


4. Securities:

   The amortized cost and the estimated fair value of securities as of December 31, 1998 and 1997, were as follows:

                                               Gross      Gross
                                 Amortized   Unrealized Unrealized   Estimated
                                    Cost       Gains      Losses     Fair Value
                                ------------ ---------- ----------  ------------
   December 31, 1998--
     Available for Sale--
       U.S. Treasuries......... $  6,020,730  $ 73,333  $     --    $  6,094,063
       States and political
        subdivisions...........   37,709,337   227,188   (132,097)    37,804,428
       Collateralized mortgage
        obligations............   61,357,858   117,435    (61,016)    61,414,277
       Corporate securities....   10,242,935    19,565        --      10,262,500
                                ------------  --------  ---------   ------------
       Total debt securities...  115,330,860   437,521   (193,113)   115,575,268
       Equity securities.......    1,315,471       --         --       1,315,471
                                ------------  --------  ---------   ------------
                                $116,646,331  $437,521  $(193,113)  $116,890,739
                                ============  ========  =========   ============
   December 31, 1997--
     Available for Sale--
       U.S. Treasury and U.S.
        Government agencies.... $ 35,948,802  $ 22,365  $  (9,917)  $ 35,961,250
       Collateralized mortgage
        obligations............   10,501,933     4,256    (93,456)    10,412,733
       Corporate securities....   18,145,287   125,650     (1,368)    18,269,569
                                ------------  --------  ---------   ------------
       Total debt securities...   64,596,022   152,271   (104,741)    64,643,552
       Equity securities.......      739,700       --         --         739,700
                                ------------  --------  ---------   ------------
                                $ 65,335,722  $152,271  $(104,741)  $ 65,383,252
                                ============  ========  =========   ============

   The amortized cost and estimated fair value of securities at December 31, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because obligors may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                       Amortized    Estimated
                                                          Cost      Fair Value
                                                      ------------ ------------
      Due within one year............................ $  6,196,706 $  6,235,547
      Due after one year through five years..........    2,624,825    2,659,654
      Due after five years through ten years.........    8,781,479    8,817,549
      Due after ten years............................   97,727,850   97,862,518
      Equity securities..............................    1,315,471    1,315,471
                                                      ------------ ------------
                                                      $116,646,331 $116,890,739
                                                      ============ ============

   During 1998, securities were sold for total proceeds of $13,886,279, resulting in a net gain of $39,894. No securities were sold in 1997 or 1996.

   The other comprehensive income--unrealized gain on securities available for sale is presented on a net basis on the Consolidated Statements of Changes in Stockholders' Equity. The following table discloses

                      PRIVATEBANCORP, INC. AND SUBSIDIARY

                           December 31, 1998 and 1997

changes in other comprehensive income for 1998 on a gross basis. As there were no sales of securities in 1997 or 1996, the gross and net presentations for these years are the same.

                                                              1998
                                                  -----------------------------
                                                  Before tax   Tax   Net of Tax
                                                    amount   Expense   Amount
                                                  ---------- ------- ----------
      Unrealized Gains on Securities Available
       for Sale--
        Unrealized holding gains.................  $236,771  $92,032  $144,739
        Less: reclassification adjustment for
         gain included in net income.............    39,894   15,509    24,385
                                                   --------  -------  --------
      Net unrealized gains.......................  $196,877  $76,523  $120,354
                                                   ========  =======  ========

   At December 31, 1998, securities carried at $35,319,869 were pledged to secure public and trust deposits and for other purposes as required or permitted by law.

   Equity securities consist of Federal Home Loan Bank of Chicago capital stock and Neighborhood Housing Services certificates. These securities do not have a readily determinable fair value for purposes of SFAS No. 115 since their ownership is restricted and they lack a market. Accordingly, such securities are carried at an amount equal to cost.

   In the opinion of management, there were no investments in securities at December 31, 1998, which constituted an unusual credit risk for the Company.

5. Loans:

   Amounts outstanding by selected loan categories at December 31, 1998 and 1997, were as follows:

                                                           1998         1997
                                                       ------------ ------------
      Real estate--
        Residential................................... $ 47,746,331 $ 54,129,790
        Commercial....................................   94,392,491   55,429,205
        Construction..................................   22,407,610   10,140,104
      Commercial......................................   46,799,787   33,862,056
      Personal........................................   64,194,340   62,756,792
      Held for sale...................................    6,424,337    2,176,600
                                                       ------------ ------------
                                                       $281,964,896 $218,494,547
                                                       ============ ============

   Loans held for sale are residential real estate loans intended to be sold in the secondary market. Under the Bank's sales program, such loans are sold at face value. No lower-of-cost-or-market adjustments were required at December 31, 1998 or 1997.

   There were no loans on which the accrual of interest has been discontinued (impaired loans) at December 31, 1998 and 1997, respectively, as well as at any time during 1998. The average balance of impaired loans and the related amount of interest income recognized while such loans were impaired amounted to $2,272 and $0 in 1997.

                      PRIVATEBANCORP, INC. AND SUBSIDIARY

                           December 31, 1998 and 1997


6. Allowance for Loan Losses:

   The changes in the allowance for loan losses for the three years ended December 31, 1998 were as follows:

                                                1998        1997        1996
                                             ----------  ----------  ----------
      Beginning balance..................... $3,050,000  $2,450,000  $1,955,000
      Loans charged off.....................     (1,986)     (2,991)    (28,679)
      Provision for loan losses.............    361,986     602,991     523,679
                                             ----------  ----------  ----------
      Ending balance........................ $3,410,000  $3,050,000  $2,450,000
                                             ==========  ==========  ==========

   There were no impaired loans at December 31, 1998 and 1997.

7. Bank Premises and Equipment:

   Bank premises and equipment at December 31, 1998 and 1997, consisted of the following:

                                                             1998       1997
                                                          ---------- ----------
      Furniture, fixtures and equipment.................. $2,408,164 $2,230,145
      Leasehold improvements.............................  1,344,354  1,331,138
                                                          ---------- ----------
                                                           3,752,518  3,561,283
      Accumulated depreciation and amortization..........  2,164,798  1,656,945
                                                          ---------- ----------
                                                          $1,587,720 $1,904,338
                                                          ========== ==========

   Included in occupancy expense in the consolidated statements of income is depreciation and amortization expense of $507,853, $472,669 and $329,013 for 1998, 1997 and 1996, respectively.

   The Bank leases its main banking facility and branch facilities under noncancellable operating lease agreements. The minimum annual rental commitments under these leases, at December 31, 1998, are as follows:

             1999.......................... $  338,527
             2000..........................    319,907
             2001..........................    330,456
             2002..........................    244,404
             2003..........................    254,952
             2004 and thereafter...........    689,022
                                            ----------
                                            $2,177,268
                                            ==========

   Total rent expense included in the consolidated statements of income was $635,761, $601,461, and $494,757 for 1998, 1997, and 1996, respectively.

                      PRIVATEBANCORP, INC. AND SUBSIDIARY

                           December 31, 1998 and 1997


8. Income Taxes:

   The components of total income tax provision in the consolidated statements of income for the years ended December 31, 1998, 1997, and 1996 are as follows:

                                                  1998        1997       1996
                                               ----------  ----------  --------
      Income tax provision--
        Current--
          Federal............................. $1,758,748  $1,609,697  $963,602
          State...............................    371,246      73,037       --
                                               ----------  ----------  --------
                                                2,129,994   1,682,734   963,602
                                               ----------  ----------  --------
        Deferred--
          Federal.............................   (255,235)   (298,018) (201,729)
          State...............................    (35,465)   (142,369)      --
                                               ----------  ----------  --------
                                                 (290,700)   (440,387) (201,729)
                                               ----------  ----------  --------
            Total............................. $1,839,294  $1,242,347  $761,873
                                               ==========  ==========  ========

   The tax effect of fair value adjustments on securities available for sale is recorded directly to other comprehensive income in a separate component of stockholders' equity. The net tax provision (benefit) recorded directly to other comprehensive income amounted to $76,523, $47,698, and $(4,685) in 1998, 1997 and 1996, respectively.

   A summary reconciliation of the differences between the total income tax provision (benefit) and the amounts computed at the statutory federal tax rate of 34% for the years ended December 31, 1998, 1997, and 1996 is as follows:

                                                  1998        1997      1996
                                               ----------  ---------- --------
      Income tax provision at statutory
       federal income tax rate................ $1,648,806  $1,151,798 $746,265
      Increase (decrease) in taxes resulting
       from:
        Tax exempt income.....................    (67,264)        --       --
        State income taxes....................    221,615       6,525      --
        Other.................................     36,137      84,024   15,608
                                               ----------  ---------- --------
          Total............................... $1,839,294  $1,242,347 $761,873
                                               ==========  ========== ========

                      PRIVATEBANCORP, INC. AND SUBSIDIARY

                           December 31, 1998 and 1997


   A net deferred tax asset is included in other assets in the consolidated balance sheet as a result of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their related tax bases. The components of the net deferred tax asset as of December 31, 1998 and 1997 are as follows:

                                                            1998        1997
                                                         ----------  ----------
      Gross deferred tax assets--
        Allowance for loan losses....................... $1,182,193  $1,041,960
        Leasehold improvements..........................    231,316     159,524
        Amortization of restricted stock................    109,240      51,298
        Other...........................................     51,829      36,434
                                                         ----------  ----------
                                                          1,574,578   1,289,216
      Valuation allowance...............................        --          --
                                                         ----------  ----------
      Gross deferred tax assets.........................  1,574,578   1,289,216
      Gross deferred tax liabilities....................   (215,233)   (144,048)
                                                         ----------  ----------
      Net deferred tax asset............................ $1,359,345  $1,145,168
                                                         ==========  ==========

9. Funds Borrowed:

   As of December 31, 1998, funds borrowed consisted of a $20 million FHLB term note, with an interest rate of 5.20%. The term note matured on January 7, 1999. There were no funds borrowed as of December 31, 1997.

10. Employee Benefit and Incentive Plans:

 a. Savings and Profit Sharing Plan

   The Bank maintains The PrivateBank and Trust Company Savings and Profit Sharing Plan (the "Plan") pursuant to Section 401(k) of the Internal Revenue Code, whereby eligible employees may contribute a percentage of compensation, but not in excess of the maximum amount allowed under the Code. The Bank can make discretionary contributions to the Plan as determined and approved by the Bank's Board of Directors. Total discretionary contributions to the Plan amounted to $61,462, $47,001, and $43,130 in 1998, 1997 and 1996, respectively.

 b. Stock Options

   Pursuant to initial stockholder stock option agreements as amended, the Company granted to each initial stockholder an option to purchase up to the number of shares equal to that number of shares purchased by the investor in the initial offering at an exercise price of $6.25 per share. All 80,800 shares reserved for issuance to these initial stockholders were issued by the Company in January and February, 1996, upon the exercise of these option agreements.

   The Company has stock options outstanding under its Stock Incentive Plan, a director stock option program and certain compensation replacement options.

   As in effect as of December 31, 1998, the Stock Incentive Plan allows up to 15% of the then number of common shares issued and outstanding, plus an additional 136,000 shares, to be issued under the Plan either pursuant to the exercise of stock options granted thereunder or as restricted stock awards. The option price may not be less than the fair market value on the date of grant. All options have a term of 10 years. Options granted

                      PRIVATEBANCORP, INC. AND SUBSIDIARY

                          December 31, 1998 and 1997

in 1998 are first exercisable five years from the date of grant or up to two years earlier if certain conditions for total stockholder return are met. Options granted in 1997 and prior are first exercisable beginning at least two years following the date of grant.

   Since 1992 the Company has compensated non-employee directors with annual option grants. The option price of the director options is fair market value on the date of grant, and the exercise period is 10 years from the date of grant.

   In 1992, the Company granted compensation replacement options to certain officers of the Company who agreed to reduced cash compensation. The option price is the fair market value on the date of grant. The compensation replacement options are exercisable during a 10-year period from the date of grant.

   The following table summarizes the status of the Company's stock option agreements and stock option program as of December 31, 1998 and 1997, and changes during the years then ended:

                                         1998                    1997
                                ----------------------- -----------------------
                                            Weighted                Weighted
                                            Average                 Average
                                Shares   Exercise Price Shares   Exercise Price
                                -------  -------------- -------  --------------
      Outstanding at beginning
       of year................  543,168      $ 7.57     523,264      $ 7.38
        Granted...............   80,960       17.19      35,360       11.00
        Exercised.............  (81,920)       7.02     (15,456)       6.25
        Forfeited.............      --                      --
                                -------      ------     -------      ------
      Outstanding at end of
       year...................  542,208      $ 9.09     543,168      $ 7.57
                                =======      ======     =======      ======
      Options exercisable at
       year-end...............  433,808                 425,168
                                =======                 =======
      Weighted average fair
       value of options
       granted during the
       year...................   $17.19                  $11.00

   The range of exercise prices and weighted average remaining contractual life for stock options outstanding as of December 31, 1998, was $6.25-$17.19 and 7 years, respectively.

   The Company applies APB Opinion 25 in accounting for stock-based compensation. Accordingly, no compensation expense has been recognized for its stock option program. Had compensation expense for stock options been determined based on the fair value at the grant dates for awards under the stock option program consistent with the method of FASB Statement No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                  1998       1997       1996
                                               ---------- ---------- ----------
      Net income--
        As reported........................... $3,010,138 $2,145,295 $1,433,023
        Pro forma.............................  2,869,569  1,996,145  1,282,268
                                               ========== ========== ==========
      Basic earnings per share--
        As reported........................... $      .91 $      .69 $      .49
        Pro forma.............................        .87        .64        .44
      Diluted earnings per share--
        As reported........................... $      .86 $      .65 $      .47
        Pro forma.............................        .82        .61        .42
                                               ========== ========== ==========

                      PRIVATEBANCORP, INC. AND SUBSIDIARY

                           December 31, 1998 and 1997

   In determining the fair value of each option grant for purposes of the above pro forma disclosures, the Company used an option pricing model with the following assumptions for grants in 1998 and 1997, respectively: dividend yield of 0.6% and 0.7% for 1998 and 1997 respectively; risk-free interest rate of 6.0% for both years; and expected lives for both years of 10 years for the Stock Incentive Plan options, 10 years for the compensation replacement options and 10 years for the various director options.

 c. Restricted Stock

   In 1998 and 1997, the Company issued 13,600 and 36,800 shares, respectively, of restricted stock under the Stock Incentive Plan. These shares had a fair value of $13.75 and $10.94 per share, respectively, as of the grant date. During 1997, 1,600 restricted shares were forfeited. These shares carry voting and dividend rights. Sale of the shares is restricted prior to vesting. Subject to continued employment, vesting occurs five years from the date of grant. Shares issued under the plan are recorded at their fair market value on the date of grant with a corresponding charge to deferred compensation. The deferred compensation, a component of stockholders' equity, is being amortized as compensation expense on a straight-line basis over the vesting period. Included in salaries and employee benefits in the consolidated statements of income is compensation expense for restricted shares of $149,566, $98,917, and $33,500 for 1998, 1997, and 1996 respectively.

11. Related-Party Transactions:

   An analysis of loans made to directors and executive officers of the Company and the Bank follows:

      Balance, December 31, 1997................................... $11,308,339
        Additions..................................................   3,226,741
        Collections................................................  (3,791,197)
                                                                    -----------
      Balance, December 31, 1998................................... $10,743,883
                                                                    ===========

   Directors and executive officers of the Company and Bank were clients of and had transactions with the Bank in the ordinary course of business during the period presented above and additional transactions may be expected in the future. In management's opinion, all outstanding loans, commitments and deposit relationships included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others, and did not involve more than a normal risk of collectibility or other unfavorable features.

   In addition to the loans reflected above, in June, 1998, the Company made a $949,741 loan to the chief executive officer of the Company and the Bank, the proceeds of which were put towards the purchase of $1 million of common stock of the Company. The loan has a five year term but is payable sooner under certain conditions. The loan bears interest at the rate of 5.69% per annum. Provided that the officer remains employed by the Bank, the loan agreement calls for forgiveness of 0% up to 100% of the interest based on how many years the loan remains outstanding. The loan is reflected in the consolidated financial statements as a reduction in stockholders' equity.

   The Company is the general partner in a partnership for investment purposes. Through a contractual arrangement, the Bank's trust department maintains the partnership's records and earns an administrative fee from the partnership.

   During 1998, the Bank began offering insurance products to its clients through a strategic alliance with a Chicago based financial services firm which is a stockholder of the Company. In addition, this financial

                      PRIVATEBANCORP, INC. AND SUBSIDIARY

                           December 31, 1998 and 1997

services firm serves as an insurance agency in coordinating certain insurance coverage for the Company and Bank. During 1998, the Bank earned commission revenue of $5,761 for referred business and paid $131,690 in fees to this financial services firm for insurance and related services.

   During 1998 and 1997, the Bank acquired selected furniture with a total cost of $2,655 and $71,875, respectively, through related parties.

   The Bank incurred professional fees in 1998, 1997 and 1996 for services provided by one law firm, whose partner is a director of the Company and the Bank.

12. Credit-Related Instruments:

   The Company has, through its subsidiary Bank, credit-related instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its clients. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated financial statements. Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed to completely perform as contracted.

   The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments, assuming that the amounts are fully advanced and that collateral or other security is of no value. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. At December 31, 1998 and 1997, the Bank had the following categories of credit-related financial instruments (at contract amount):

                                                           1998        1997
                                                        ----------- -----------
      Commitments to extend credit..................... $97,487,444 $67,184,442
      Standby letters of credit........................  10,147,140   2,971,656

   Commitments to extend credit are agreements to lend to a client as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each client's creditworthiness on a cash-by-case basis. The amount of collateral obtained, if deemed necessary, upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

   Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a client to a third party. Those guarantees are primarily issued to support commercial business activities of Bank clients. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to clients. The Bank holds collateral supporting those commitments for which collateral is deemed necessary.

13. Concentrations of Credit Risk:

   Loan concentrations are defined as amounts loaned to a multiple number of borrowers engaged in similar activities, which would cause them to be similarly impacted by economic or other conditions. The Bank grants

                      PRIVATEBANCORP, INC. AND SUBSIDIARY

                           December 31, 1998 and 1997

loans to clients located primarily in the metropolitan Chicago area. There are no other significant concentrations of loans and commitments to make loans other than the categories of loans disclosed in Note 5.

14. Estimated Fair Value of Financial Instruments:

   The following presents the carrying value and estimated fair value of the various classes of financial instruments, all nontrading, held by the Company, through its subsidiary Bank, at December 31, 1998 and 1997. This information is presented solely for compliance with SFAS No. 107 and is subject to change over time based on a variety of factors. Because no active market exists for a significant portion of the financial instruments presented below and the inherent imprecision involved in the estimation process, management does not believe the information presented reflects the amounts that would be received if the Company's assets and liabilities were sold nor does it represent the fair value of the Company as an entity.

   Where possible, the Company has utilized quoted market prices to estimate fair value. Since quoted market prices were not available for a significant portion of the financial instruments, the fair values were approximated using discounted cash flow techniques. Fair value estimates are made at a specific point in time, based on judgments regarding future expected loss experience, current economic conditions, risk conditions, risk characteristics of various financial instruments and other factors. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

                                   December 31, 1998         December 31, 1997
                               ------------------------- -------------------------
                                 Carrying    Estimated     Carrying    Estimated
                                  Value      Fair Value     Value      Fair Value
                               ------------ ------------ ------------ ------------
      Assets--
        Cash and cash
         equivalents.......... $ 15,514,218 $ 15,514,218 $ 26,206,121 $ 26,206,121
        Securities............  116,890,739  116,890,739   65,383,252   65,383,252
        Net loans.............  278,554,896  281,547,896  215,444,547  216,343,547
        Accrued interest
         receivable...........    2,264,195    2,264,195    1,581,728    1,581,728
      Liabilities--
        Deposits with no
         stated maturity......  236,711,317  236,711,317  195,941,957  195,941,957
        Time deposits.........  128,282,346  128,506,346   89,831,506   89,905,506
                               ------------ ------------ ------------ ------------
          Total deposits......  364,993,663  365,217,663  285,773,463  285,847,463
                               ------------ ------------ ------------ ------------
      Accrued interest
       payable................      720,874      720,874      453,056      453,056
      Funds borrowed..........   20,000,000   20,000,000          --           --
                               ============ ============ ============ ============

   The following methods and assumptions were used to estimate the fair value of each class of financial instruments. These assumptions were based on subjective estimates of market conditions and perceived risks of the financial instruments at a certain point in time.

 a. Cash and Cash Equivalents, Accrued Interest Receivable and Interest Payable

   For these short-term instruments, the carrying value approximates fair value because these instruments are short-term in nature and do not present unanticipated credit concerns.

                      PRIVATEBANCORP, INC. AND SUBSIDIARY

                           December 31, 1998 and 1997


 b. Securities

   For securities held to maturity or available for sale, fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar instruments.

 c. Net Loans

   The fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Company's and the industry's historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions.

   Fair value for significant nonaccrual (impaired) loans is based on estimated cash flows which are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows and discount rates are judgmentally determined using available market information and specific borrower information.

 d. Deposit Liabilities

   The fair value of deposits with no stated maturity, such as non-interest-bearing deposits, interest-bearing deposits, savings and money market deposit accounts, is equal to the amount payable on demand as of year-end. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

 e. Funds Borrowed

   Rates currently available to the Company and Bank for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

 f. Unrecognized Financial Instruments

   The fair value of unrecognized financial instruments, including commitments to extend credit, standby letters of credit and financial guarantees, is insignificant and, therefore, not presented.

15. Regulatory Requirements:

   The Bank is subject to federal and state laws, which restrict the payment of dividends to the Company. Based on these restrictions, at January 1, 1999, the Bank could have declared approximately $6,954,418 in dividends without requesting approval of the applicable federal or state regulatory agency.

   The Bank is required to maintain noninterest-bearing cash balances with the Federal Reserve based on the types and amounts of deposits held. During 1998 and 1997, the average balances maintained to meet the requirement were $829,000 and $649,000, respectively.

   The Company and Bank are subject to various regulatory capital requirements as established by the applicable federal or state banking regulatory authorities. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that

                      PRIVATEBANCORP, INC. AND SUBSIDIARY

                          December 31, 1998 and 1997

involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items. The quantitative measures for capital adequacy require the Company and Bank to maintain minimum amounts and ratios of total and Tier 1 capital to risk weighted assets and of Tier 1 capital to average assets (leverage). The Company's and Bank's capital components, classification, risk weightings and other factors are also subject to qualitative judgments by regulators. Failure to meet minimum capital requirements can initiate certain actions by regulators that, if undertaken, could have a material effect on the Company's financial statements. Management believes that as of December 31, 1998, the Company and Bank meet all minimum capital adequacy requirements to which they are subject.

   The most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action and management believes that no events or changes in conditions have occurred subsequent to such notification to change the Bank's category.

   The following table presents selected capital information for the Company (Consolidated) and Bank as of December 31, 1998 and 1997:

                                                                  To Be Well
                                                                 Capitalized
                                                                 Under Prompt
                                                 For Capital      Corrective
                                                  Adequacy          Action
                                    Actual        Purposes        Provisions
                                 -------------  --------------  ---------------
                                 Amount  Ratio  Amount   Ratio  Amount   Ratio
                                 ------- -----  -------  -----  -------  ------
                                 (000's)        (000's)         (000's)
   As of December 31, 1998--
     Total risk-based capital--
       Consolidated............  $34,978 11.53% $24,274  8.00%
       Bank....................   31,473 10.41   24,188  8.00   $30,235  10.00%
     Tier 1 risk-based
      capital--
       Consolidated............   31,568 10.40%  12,137  4.00%
       Bank....................   28,063  9.29   12,094  4.00    18,141   6.00%
     Tier 1 (leverage)
      capital--
       Consolidated............   31,568  7.88%  16,018  4.00%
       Bank....................   28,063  7.27   15,456  4.00    19,320   5.00%
   As of December 31, 1997--
     Total risk-based capital--
       Consolidated............  $28,159 11.75% $19,165  8.00%
       Bank....................   25,837 10.79   19,164  8.00    23,955  10.00%
     Tier 1 risk-based
      capital--
       Consolidated............   25,164 10.50%   9,582  4.00%
       Bank....................   22,843  9.54    9,582  4.00    14,373   6.00%
     Tier 1 (leverage)
      capital--
       Consolidated............   25,164  8.70%  11,563  4.00%
       Bank....................   22,843  8.16   11,208  4.00    14,011   5.00%

16. Operating Segments:

   As noted in Note 2, the Bank provides personal and commercial banking services to affluent individuals, professionals and their business interests in the Chicago metropolitan area. Such services include loans, deposit instruments, investments, and trust services. For purposes of making operating decisions and assessing performance, management treats the Company and Bank as one operating segment.

                      PRIVATEBANCORP, INC. AND SUBSIDIARY

                           December 31, 1998 and 1997


   The financial information contained in the Company's consolidated financial statements, such as net interest income, other income, net income and total assets, is used by management as a key input in evaluating the performance of the Company and Bank on an aggregate basis.

17. Contingent Liabilities

   Because of the nature of its activities, the Company is from time to time involved in legal actions that arise in the normal course of business. In the judgment of management, after consultation of legal counsel, none of the litigation to which the Company or its subsidiary is a party will have a material effect, either individually or in the aggregate, on the consolidated financial position or results of operations.

18. Privatebancorp, Inc. (Parent Company Only)--Condensed Financial Statements:

                   PRIVATEBANCORP, INC. (PARENT COMPANY ONLY)

                            CONDENSED BALANCE SHEETS

                        As of December 31, 1998 and 1997

                        ASSETS                             1998        1997
                        ------                          ----------- -----------
Cash and due from banks--bank subsidiary............... $   668,753 $ 1,766,193
Investment in bank subsidiary..........................  28,269,290  22,871,969
Other assets...........................................     353,350      67,149
                                                        ----------- -----------
    Total assets....................................... $29,291,393 $24,705,311
                                                        =========== ===========
         LIABILITIES AND STOCKHOLDERS' EQUITY
         ------------------------------------
Other liabilities...................................... $    17,745 $    17,556
                                                        ----------- -----------
Total liabilities......................................      17,745      17,556
Stockholders' equity...................................  29,273,648  24,687,755
                                                        ----------- -----------
    Total liabilities and stockholders' equity......... $29,291,393 $24,705,311
                                                        =========== ===========

                      PRIVATEBANCORP, INC. AND SUBSIDIARY

                           December 31, 1998 and 1997

                   PRIVATEBANCORP, INC. (PARENT COMPANY ONLY)

                         CONDENSED STATEMENTS OF INCOME

              For the Years Ended December 31, 1998, 1997 and 1996

                                               1998        1997        1996
                                            ----------  ----------  ----------
Operating income:
  Interest income--other................... $   31,523  $      --   $      --
    Total..................................     31,523         --          --
                                            ----------  ----------  ----------
Operating expense:
  Amortization of deferred compensation....    149,566      98,917      33,500
  Amortization of organization costs.......        --          --       23,295
  Other....................................    225,853      67,974      23,788
                                            ----------  ----------  ----------
    Total..................................    375,419     166,891      80,583
                                            ----------  ----------  ----------
    (Loss) before income taxes and equity
     in undistributed net income of bank
     subsidiary............................   (343,896)   (166,891)    (80,583)
Income tax (benefit).......................   (134,119)    (56,743)    (34,546)
                                            ----------  ----------  ----------
    (Loss) before equity in undistributed
     net income of bank subsidiary.........   (209,777)   (110,148)    (46,037)
                                            ----------  ----------  ----------
Equity in undistributed net income of bank
 subsidiary................................  3,219,915   2,255,443   1,479,060
                                            ----------  ----------  ----------
    Net income............................. $3,010,138  $2,145,295  $1,433,023
                                            ==========  ==========  ==========

   The Parent Company Only Statements of Changes in Stockholders' Equity are the same as the Consolidated Statements of Changes in Stockholders' Equity.

                      PRIVATEBANCORP, INC. AND SUBSIDIARY

                           December 31, 1998 and 1997

                   PRIVATEBANCORP, INC. (PARENT COMPANY ONLY)

                       CONDENSED STATEMENTS OF CASH FLOWS

              For the Years Ended December 31, 1998, 1997 and 1996

                                             1998         1997         1996
                                          -----------  -----------  -----------
Cash flows from operating activities:
  Net income............................  $ 3,010,138  $ 2,145,295  $ 1,433,023
                                          -----------  -----------  -----------
  Adjustments to reconcile net income to
   net cash provided by operating
   activities--
    Equity in net income of bank
     subsidiary.........................   (3,219,915)  (2,255,443)  (1,479,060)
    Amortization of organization costs..          --           --        23,295
    Amortization of deferred
     compensation.......................      149,566       98,917       33,500
    (Increase) decrease in other assets.     (135,187)     (57,731)       2,474
    Increase (decrease) in other
     liabilities........................          189       49,593      (27,398)
                                          -----------  -----------  -----------
      Total adjustments.................   (3,205,347)  (2,164,664)  (1,447,189)
                                          -----------  -----------  -----------
      Net cash (used in) operating
       activities.......................     (195,209)     (19,369)     (14,166)
                                          -----------  -----------  -----------
Cash flows from investing activities:
  Net (increase) in capital investments
   in bank subsidiary...................   (2,000,000)  (2,000,000)         --
                                          -----------  -----------  -----------
  Net cash (used in) investing
   activities...........................   (2,000,000)  (2,000,000)         --
                                          -----------  -----------  -----------
Cash flows from financing activities:
  Issuance of common stock..............    1,360,859    2,347,946      505,000
  Dividends paid........................     (263,090)    (217,358)    (184,608)
                                          -----------  -----------  -----------
      Net cash provided by financing
       activities.......................    1,097,769    2,130,588      320,392
                                          -----------  -----------  -----------
Net increase (decrease) in cash and cash
 equivalents............................   (1,097,440)     111,219      306,226
Cash and cash equivalents at beginning
 of year................................    1,766,193    1,654,974    1,348,748
                                          -----------  -----------  -----------
Cash and cash equivalents at end of
 year...................................  $   668,753  $ 1,766,193  $ 1,654,974
                                          ===========  ===========  ===========
Other cash flow disclosures:
  Income tax payment (receipt)..........  $ 1,826,826  $ 1,562,726  $   977,432
                                          ===========  ===========  ===========
Non-cash transactions:
  Loan to executive officer for purchase
   of common stock......................  $   949,741  $       --   $       --
                                          ===========  ===========  ===========

                      PRIVATEBANCORP, INC. AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Concluded)

                           December 31, 1998 and 1997

19. Subsequent Event:

   During March and April, 1999, the Company's Board of Directors and stockholders approved an increase in the number of authorized shares to 12,000,000 shares of common stock and 1,000,000 shares of preferred stock. The Board also approved a change in the per share stated value of the common stock from $2.50 to $1.00 per share, and declared a two-for-one common stock split to be effected in the form of a stock dividend. Such change in authorized shares and change in stated value became effective prior to the effectiveness of the registration statement covering the Company's initial public offering. The stock split became effective on June 24, 1999 when the Company's Board of Directors declared that the two-for-one common stock split be payable on June 28, 1999 to stockholders of record as of the close of business on June 25, 1999. All references to number of shares, per share amounts and stock option data in the consolidated financial statements have been adjusted to reflect the stock split on a retroactive basis.

                        [Logo of PrivateBancorp, Inc.]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table sets forth the costs and expenses, other than the underwriting discount, payable by the Company in connection with the sale of the common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

                                                                        Amount
                                                                       --------
      SEC registration fee............................................ $  5,180
      NASD filing fee.................................................    2,363
      Nasdaq listing fee..............................................   63,725
      Printing expenses...............................................  120,000
      Accounting fees and expenses....................................   80,000
      Legal fees and expenses.........................................  350,000
      Blue Sky fees and expenses......................................    2,500
      Transfer agent and Registrar's fees.............................    5,000
      Postage and other miscellaneous costs...........................  121,232
                                                                       --------
          Total....................................................... $750,000
                                                                       ========

Item 14. Indemnification of Directors and Officers.

   Section 145 of the Delaware General Corporation Law grants each corporation organized thereunder the powers to indemnify any individual made party or threatened to be made party to any threatened, pending or completed action, suit or proceeding because the individual is or was a director, officer, employee or agent of the corporation, against actual and reasonable expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred with respect to an action, suit or proceeding if the individual acted in good faith, and the individual reasonably believed: (a) that the individual's conduct was in the corporation's best interests; (b) that the individual's conduct was at least not opposed to the corporation's best interests; and (c) in the case of any criminal proceeding, that the individual had no reasonable cause to believe the individual's conduct was unlawful. However, there will be limited or no indemnification for directors, officers, employees or agents adjudged to be liable to the corporation where such individuals are parties to any action by or in the right of the corporation.

   Article Ninth of the Company's Restated Certificate of Incorporation provides as follows:

     Ninth: The Corporation shall indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Corporation against liabilities and expenses reasonably incurred or paid by such person in connection with such action, suit or proceeding. The Corporation may indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liabilities and expenses reasonably incurred or paid by such person in connection with such action, suit or proceeding. The words "liabilities" and "expenses" shall include, without limitation: liabilities, losses, damages, judgments, fines, penalties, amounts paid in settlement, expenses, attorneys' fees and costs. The indemnification provided by this Article NINTH shall not be deemed exclusive of any other rights to which any person indemnified may be entitled under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be such director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

     The Corporation may purchase and maintain insurance on behalf of any person referred to in the preceding paragraph against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article NINTH or otherwise.

     For purposes of this Article NINTH, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

     The provisions of this Article NINTH shall be deemed to be a contract between the Corporation and each director or officer who serves in any such capacity at any time while this Article and the relevant provisions of the General Corporation Law of the State of Delaware or other applicable law, if any, are in effect, and any repeal or modification of any such law or of this Article shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

     For purposes of this Article, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the Corporation.

   Article XI of the Amended and Restated By-laws of the Company provides as follows:

     Section 11.1 Third-Party Actions. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including all appeals (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys' fees, judgment, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit, or proceeding; if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or on a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

     Section 11.2 Derivative Actions. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit, including all appeals, by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys' fees, actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation. However, no indemnification shall be made in respect of any claim, issue, or matter as to which the person is adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Corporation unless and only to the extent that the court of common pleas or the court in which the action or suit was brought determines on application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses that the court of common pleas or other court shall deem proper.

     Section 11.3 Rights After Successful Defense. To the extent that a director, trustee, officer, employee, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in Section 11.1 or 11.2, above, or in defense of any claim, issue, or matter in that action, suit, or proceeding, he or she shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him or her in connection with the action, suit, or proceeding.

     Section 11.4 Other Determination of Rights. Unless ordered by a court, any indemnification made under Section 11.1 or 11.2, above, shall be made by the Corporation only as authorized in the specific case on a determination that indemnification of the director, trustee, officer, employee, or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 11.1 or 11.2, above. The determination shall be made (a) by a majority vote of a quorum consisting of directors who were not and are not parties to or threatened with the action, suit, or proceeding; (b) if the described quorum is not obtainable or if a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; (c) by the stockholders; or (d) by the court in which the action, suit, or proceeding was brought.

     Section 11.5 Advances of Expenses. Expenses of each person seeking indemnification under Section 11.1 or 11.2, above, may be paid by the Corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the Board of Directors in the specific case, on receipt of an undertaking by or on behalf of the director, trustee, officer, employee, or agent to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the Corporation.

     Section 11.6 Nonexclusiveness; Heirs. The indemnification provided by this Article shall not be deemed exclusive of, and shall be in addition to, any other rights to which those seeking indemnification may be entitled as a matter of law or under the Certificate of Incorporation, these By-Laws, any agreement, vote of stockholders, any insurance purchased by the Corporation, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding that office, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of that person.

   The effect of the foregoing provisions of the Delaware General Corporation Law, the Company's Restated Certificate of Incorporation and Amended and Restated By-laws would be to permit such indemnification of officers and directors by the Company for liabilities arising under the Securities Act of 1933.

   We have entered into indemnification agreements with our directors and executive officers to indemnify them against certain liabilities. Consistent with the provisions of our Restated Certificate of Incorporation and Amended and Restated By-laws, under the terms of the agreements, we will indemnify our directors and executive officers to the fullest extent permitted under applicable law against all expenses, liabilities and losses incurred in connection with any legal proceeding brought against any of them by reason of their status as directors, officers, employees, agents or fiduciaries of the company. The expenses, liabilities and losses which we are obligated to pay may include judgments, fines and amounts paid in settlement of such legal proceedings by our directors and executive officers so long as they acted in good faith and in a manner which they reasonably believed was in the best interests of the company.

   The Company has purchased $10 million of insurance policies which insure the Company's directors and officers against liability which they may incur as a result of actions taken in such capacities. In addition, the Company maintains trust errors and omissions coverage up to a limit of $10 million.

   Under its agreement with the Underwriters, the Company has agreed to indemnify the Underwriters against certain civil liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

   Since January 1, 1996, we have sold the following unregistered securities:

     In April 1996, the Company issued an aggregate of 25,200 shares of common stock in restricted stock grants to certain key employees pursuant to the Stock Incentive Plan. Such shares are subject to forfeiture under certain circumstances, and will fully vest on April 24, 2001.

     In April 1997, the Company issued an aggregate of 36,800 shares of common stock in restricted stock grants to certain key employees pursuant to the Stock Incentive Plan. Such shares are subject to forfeiture under certain circumstances, and will fully vest on April 24, 2002.

     In May 1997, the Company sold an aggregate of 208,256 shares of common stock in a private placement offering to accredited investors and received net proceeds of $2,251,347 from the sale.

     In May 1998, the Company issued 72,720 shares of the Company's common stock in a sale to Mr. Mandell, the Company's Chairman of the Board, President and Chief Executive Officer, for a total purchase price of $999,900.

     In June 1998, the stockholders of the Company approved an eight-for-one stock split to be distributed in the form of a seven-for-one stock dividend. As a result, 2,892,946 shares of common stock were issued to stockholders of record on June 25, 1998, in reliance on the no-sale theory.

     In June 1998, the Company issued an aggregate of 13,600 shares of common stock in restricted stock grants to certain key employees pursuant to the Stock Incentive Plan. Such shares are subject to forfeiture under certain circumstances, and will fully vest on June 25, 2003.

     In December 1998, the Company sold 26,000 shares of common stock to a corporation and 20,000 shares of common stock to an individual. The Company received aggregate consideration of $736,000 in connection with these sales.

     In March 1999, the Company issued an aggregate of 20,400 shares of common stock in restricted stock grants to certain key employees pursuant to the Stock Incentive Plan. Such shares are subject to forfeiture under certain circumstances, and will fully vest on March 25, 2004.

     From time to time, the Company has granted options to certain employees and directors. Since January 1, 1996, the options to purchase an aggregate of 280,520 shares of the Company's common stock have been granted pursuant to the Company's Stock Plans.

   Except as otherwise noted, each of these sales was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, Regulation D, or Rule 701 of the Securities Act, as transactions by an issuer not involving a public offering, or transactions pursuant to compensatory benefit plans and contracts relating to compensation. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to, or for sale in connection with, any distribution thereof, and appropriate legends were affixed to share certificates and instruments issued in such transactions.

Item 16. Exhibits and Financial Statement Schedules.

   (a) The exhibits filed as a part of this Registration Statement are as follows:

      1.1      Form of Underwriting Agreement by and between
               PrivateBancorp, Inc. and EVEREN Securities, Inc. and
               Stifel, Nicolaus & Company, Incorporated.
      3.1      Amended and Restated Certificate of Incorporation of
               PrivateBancorp, Inc.*
      3.2      [Intentionally left blank.]
      3.3      Amended and Restated By-laws of PrivateBancorp, Inc.
      4.1      Specimen Common Stock Certificate.
      5.1      Opinion of Vedder, Price, Kaufman & Kammholz re: legality.
     10.1      Lease Agreement for banking facility located at Ten North
               Dearborn, Chicago, Illinois dated January 1, 1992, as
               amended, by and between General American Life Insurance
               Company as successor-in-interest to LaSalle National
               Trust, N.A., as successor trustee to LaSalle National
               Bank, not personally but as Trustee under Trust Agreement
               dated November 6, 1985 and known as Trust No. 110519 and
               The PrivateBank and Trust Company.
     10.2      Lease Agreement for banking facility located at 1603 West
               Sixteenth Street, Oak Brook, Illinois dated October   ,
               1996 by and between Columbia Lisle Limited Partnership and
               The PrivateBank and Trust Company.
     10.3      Lease Agreement for banking facility located at 517 Green
               Bay Road, Wilmette, Illinois dated as of May 2, 1994 by
               and between Gunnar H. Hedlund, Doris S. Hedlund, Robert P.
               Hedlund and Gerald A. Hedlund, LaSalle National Trust,
               N.A., as successor trustee to LaSalle National Bank, not
               personally but solely as Trustee under Trust Agreement
               dated December 28, 1972 and known as Trust No. 45197 and
               The PrivateBank and Trust Company.
     10.4      Stock Purchase Agreement dated as of May 28, 1998 by and
               among PrivateBancorp, Inc., Delaware Charter Guarantee and
               Trust Co., Trustee FBO Ralph B. Mandell, IRA and The Ralph
               B. Mandell Revocable Trust UTA dated June 5, 1997.
     10.5      Pledge Agreement dated as of May 28, 1998 by and between
               the Ralph B. Mandell Revocable Trust UTA dated June 5,
               1997 and PrivateBancorp, Inc. (included as Exhibit B to
               Stock Purchase Agreement dated as of May 28, 1998 by and
               among PrivateBancorp, Inc., Delaware Charter Guarantee and
               Trust Co., Trustee FBO Ralph B. Mandell, IRA and The Ralph
               B. Mandell Revocable Trust UTA dated June 5, 1997 filed as
               Exhibit 10.4 herewith).
     10.6      PrivateBancorp, Inc. Amended and Restated Stock Incentive
               Plan, as to be amended.*
     10.7      Employment Agreement by and between Ralph B. Mandell and
               PrivateBancorp, Inc. effective as of July 1, 1999.
     10.8      Employment Agreement by and between Donald A. Roubitchek
               and PrivateBancorp, Inc. effective as of July 1, 1999.
     10.9      Outsourcing Agreement by and between The PrivateBank and
               Trust Company and Marshall & Ilsley Corporation, acting
               through its division M&I Data Services, dated as of April
               9, 1999.
     10.10     Form of Indemnification Agreement by and between
               PrivateBancorp, Inc. and its directors and executive
               officers.
     10.11     Agreement and Plan of Reorganization by and between
               PrivateBancorp, Inc. and Towne Square Financial
               Corporation dated as of June 24, 1999.*
     21.1      Subsidiary of the Registrant.
     23.1      Consent of Arthur Andersen LLP.*
     23.2      Consent of Vedder, Price, Kaufman & Kammholz (included in
               Exhibit 5.1).
     24.1      Powers of Attorney (set forth on signature page to
               Registration Statement).
     27.1      Financial Data Schedule.
     99.1      Consent of National Decision Systems.*

--------
  *Filed herewith.

Item 17. Undertakings.

    (a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to Item 14 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    (c) The undersigned registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of Illinois, on June 28, 1999.

                                          PrivateBancorp, Inc.

                                                  /s/ Ralph B. Mandell
                                          By: _________________________________
                                                     Ralph B. Mandell,
                                                    Chairman, President
                                                and Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                Name                             Title                    Date
                ----                             -----                    ----


      /s/ Ralph B. Mandell           Chairman, President, Chief      June 28, 1999
____________________________________  Executive Officer and
          Ralph B. Mandell            Director
       /s/ Caren L. Reed*            Vice Chairman and Director      June 28, 1999
____________________________________
            Caren L. Reed
    /s/ Donald A. Roubitchek         Chief Financial Officer and     June 28, 1999
____________________________________  Director
        Donald A. Roubitchek
     /s/ Jeanene V. Meisser          Controller                      June 28, 1999
____________________________________
         Jeanene V. Meisser
       /s/ Donald L. Beal*           Director                        June 28, 1999
____________________________________
           Donald L. Beal
      /s/ Naomi T. Borwell*          Director                        June 28, 1999
____________________________________
          Naomi T. Borwell
   /s/ William A. Castellano*        Director                        June 28, 1999
____________________________________
        William A. Castellano
     /s/ Robert F. Coleman*          Director                        June 28, 1999
____________________________________
          Robert F. Coleman
      /s/ W. James Farrell*          Director                        June 28, 1999
____________________________________
          W. James Farrell
       /s/ John E. Gorman*           Director                        June 28, 1999
____________________________________
           John E. Gorman
     /s/ Alvin J. Gottlieb*          Director                        June 28, 1999
____________________________________
          Alvin J. Gottlieb

                Name                             Title                    Date
                ----                             -----                    ----

      /s/ James M. Guyette*          Director                        June 28, 1999
____________________________________
          James M. Guyette
      /s/ Philip M. Kayman*          Director                        June 28, 1999
____________________________________
          Philip M. Kayman
     /s/ William R. Langley*         Director                        June 28, 1999
____________________________________
         William R. Langley
     /s/ Thomas F. Meagher*          Director                        June 28, 1999
____________________________________
          Thomas F. Meagher
     /s/ Michael B. Susman*          Director                        June 28, 1999
____________________________________
         Michael B. Susman

--------
*Signed pursuant to power of attorney.

  /s/ Ralph B. Mandell
By: ___________________________
        Ralph B. Mandell

                                 EXHIBIT INDEX

  Exhibit
  -------
  1.1      Form of Underwriting Agreement by and between PrivateBancorp,
           Inc. and EVEREN Securities, Inc. and Stifel, Nicolaus &
           Company, Incorporated.

  3.1      Amended and Restated Certificate of Incorporation of
           PrivateBancorp, Inc.*

  3.2      [Intentionally left blank.]
  3.3      Amended and Restated By-laws of PrivateBancorp, Inc.

  4.1      Specimen Common Stock Certificate.

  5.1      Opinion of Vedder, Price, Kaufman & Kammholz re: legality.

 10.1      Lease Agreement for banking facility located at Ten North
           Dearborn, Chicago, Illinois dated January 1, 1992, as amended, by and between General American Life Insurance Company as successor-in-interest to LaSalle National Trust, N.A., as successor trustee to LaSalle National Bank, not personally but as Trustee under Trust Agreement dated November 6, 1985 and known as Trust No. 110519 and The PrivateBank and Trust
           Company.

 10.2      Lease Agreement for banking facility located at 1603 West
           Sixteenth Street, Oak Brook, Illinois dated October   , 1996
           by and between Columbia Lisle Limited Partnership and The
           PrivateBank and Trust Company.

 10.3      Lease Agreement for banking facility located at 517 Green Bay
           Road, Wilmette, Illinois dated as of May 2, 1994 by and between Gunnar H. Hedlund, Doris S. Hedlund, Robert P. Hedlund and Gerald A. Hedlund, LaSalle National Trust, N.A., as successor trustee to LaSalle National Bank, not personally but solely as Trustee under Trust Agreement dated December 28,
           1972 and known as Trust No. 45197 and The PrivateBank and
           Trust Company.

 10.4      Stock Purchase Agreement dated as of May 28, 1998 by and among
           PrivateBancorp, Inc., Delaware Charter Guarantee and Trust
           Co., Trustee FBO Ralph B. Mandell, IRA and The Ralph B.
           Mandell Revocable Trust UTA dated June 5, 1997.

 10.5 Pledge Agreement dated as of May 28, 1998 by and between the Ralph B. Mandell Revocable Trust UTA dated June 5, 1997 and
           PrivateBancorp, Inc. (included as Exhibit B to Stock Purchase
           Agreement dated as of May 28, 1998 by and among PrivateBancorp, Inc., Delaware Charter Guarantee and Trust
           Co., Trustee FBO Ralph B. Mandell, IRA and The Ralph B.
           Mandell Revocable Trust UTA dated June 5, 1997 filed as
           Exhibit 10.4 herewith).

 10.6      PrivateBancorp, Inc. Amended and Restated Stock Incentive
           Plan, as to be amended.*

 10.7      Employment Agreement by and between Ralph B. Mandell and
           PrivateBancorp, Inc. effective as of July 1, 1999.

 10.8      Employment Agreement by and between Donald A. Roubitchek and
           PrivateBancorp, Inc. effective as of July 1, 1999.

 10.9      Outsourcing Agreement by and between The PrivateBank and Trust
           Company and Marshall & Ilsley Corporation, acting through its division M&I Data Services, dated as of April 9, 1999.

 10.10 Form of Indemnification Agreement by and between PrivateBancorp, Inc. and its directors and executive officers.

 10.11 Agreement and Plan of Reorganization by and between PrivateBancorp, Inc. and Towne Square Financial Corporation dated as of June 24, 1999.*


  Exhibit
  -------
 21.1      Subsidiary of the Registrant.

 23.1      Consent of Arthur Andersen LLP.*

 23.2      Consent of Vedder, Price, Kaufman & Kammholz (included in
           Exhibit 5.1).

 24.1 Powers of Attorney (set forth on signature page to the Registration Statement).

 27.1      Financial Data Schedule.

 99.1      Consent of National Decision Systems.*

--------
*  Filed herewith.